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As filed with the Securities and Exchange Commission on November 16, 2006

Registration No. 333-138338

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

AMENDMENT NO. 1
TO

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NPC INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Kansas (State or other jurisdiction of incorporation or organization)	5812 (Primary Standard Industrial Classification Code Number)	48-0817298 (I.R.S. Employer Identification No.)

7300 West 129th Street
Overland Park, Kansas 66213
(913) 327-5555
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Troy D. Cook
Senior Vice President and Chief Financial Officer
NPC International, Inc.
7300 West 129th Street
Overland Park, Kansas 66213
(913) 327-5555
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Jason R. Lehner, Esq.
Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022
(212) 848-4000

        Approximate date of commencement of proposed sale of the securities to the public:    As soon as practicable after the effectiveness of this Registration Statement.

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

The information in this prospectus is not complete and may be changed. We may not offer these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 16, 2006

PROSPECTUS

Offer to exchange 9 1/2% Senior Subordinated Notes due 2014 ($175,000,000 aggregate principal amount) which have been registered under the Securities Act of 1933 for all outstanding 9 1/2% Senior Subordinated Notes due 2014 ($175,000,000 aggregate principal amount)

The old notes:

        $175,000,000 aggregate principal amount of 9 1/2% Senior Subordinated Notes due May 1, 2014, referred to in this prospectus as the old notes, were originally issued on May 3, 2006 in a transaction that was exempt from registration under the Securities Act of 1933, as amended, and resold to qualified institutional buyers in compliance with Rule 144A.

        The old notes are unsecured, subordinated to all of our existing and future senior debt, rank equally with all of our existing and future senior subordinated debt and rank senior to all of our existing and future subordinated debt.

The new notes:

        The terms of the new notes, referred to in this prospectus as the exchange notes, are substantially identical to the terms of the old notes, and evidence the same indebtedness as the old notes, except that the exchange notes will be registered under the Securities Act, will not contain restrictions on transfer or provisions relating to special interest and circumstances related to the timing of the exchange offer, will bear a different CUSIP number from the old notes and will not entitle their holders to registration rights.

        See "Risk factors" beginning on page 6 for a discussion of certain risks that you should consider in connection with tendering your old notes in the exchange offer.

Exchange offer:

        Our offer to exchange old notes for exchange notes will be open until 5:00 p.m., New York City time, on                        , 2006, unless we extend the offer.

        Exchange notes will be issued in exchange for an equal principal amount of outstanding old notes accepted in the exchange offer. The exchange offer is not conditioned upon any minimum principal amount of old notes being tendered for exchange. However, the obligation to accept old notes for exchange pursuant to the exchange offer is subject to certain customary conditions set forth herein. See "Exchange offer—Conditions."

        No public market currently exists for the exchange notes and we do not intend to apply for listing on any securities exchange or to arrange for them to be quoted on any quotation system.

        Each broker-dealer that receives exchange notes for its account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes where the old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. See "Plan of distribution."

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the exchange notes or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2006.

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with any other information. If you receive any other information, you should not rely on it.

        You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

        Our principal executive offices are located at 7300 West 129th Street, Overland Park, KS 66213. Our telephone number is (913) 327-5555.

        Unless the context otherwise requires, in this prospectus, references to "the company," "NPC," "we," "our" and "us," refer to NPC International, Inc. and its subsidiaries.

        In this prospectus, references to "notes" refers to both old notes and exchange notes, unless the context requires otherwise.

        Neither Yum! Brands, Inc. nor Pizza Hut, Inc. has passed upon the adequacy or accuracy of the information contained in this prospectus.

TRADEMARKS AND TRADE NAMES

        The trade name "Pizza Hut®" and all other trade names, trademarks, service marks, symbols, slogans, emblems, logos and designs used in the Pizza Hut system and appearing in this prospectus are owned by Pizza Hut, Inc. and are licensed to us for use with respect to the operation and promotion of our restaurants. The "WingStreet™" name is a trademark of WingStreet, LLC. All other trademarks or trade names appearing in this prospectus are the property of their respective owners.

INDUSTRY AND MARKET DATA

        In this prospectus, we refer to information regarding the U.S. restaurant industry, the quick service restaurant sector, the U.S. pizza category and its channels and competitors (including us) from the Technomic Information Services 2005 report entitled "2005 Technomic Top 500 Chain Restaurant Report," and referred to in this prospectus as "Technomic," the Institute of Food Technologists, National Restaurant Association, as well as market research reports and other publicly available information. Unless otherwise indicated, corporate information regarding Pizza Hut, Inc. in this prospectus has been made publicly available by Yum! Brands, Inc. None of the reports referred to in the prospectus were prepared for use in, or in connection with, this prospectus.

FORWARD-LOOKING STATEMENTS

        This prospectus includes forward-looking statements regarding, among other things, our plans, strategies and prospects, both business and financial. All statements contained in this document other than historical information are forward-looking statements. Forward-looking statements include, but are not limited to, statements that represent our beliefs concerning future operations, strategies, financial results or other developments, and contain words and phrases such as "may," "expect," "should," "anticipate," "intend" or similar expressions. Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to:

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  competitive conditions;

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  general economic and market conditions;

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  effectiveness of franchisor advertising programs and the overall success of the franchisor;

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  increases in food, labor, fuel and other costs;

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  significant disruptions in service or supply by any of our suppliers or distributors;

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  changes in consumer tastes, geographic concentration and demographic patterns;

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  consumer concerns about health and nutrition;

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  our ability to manage our growth and successfully implement our business strategy;

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  the risks associated with the expansion of our business;

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  the effect of disruptions to our computer and information systems;

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  the effect of local conditions, events and natural disasters;

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  general risks associated with the restaurant industry;

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  the outcome of pending or yet-to-be instituted legal proceedings;

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  regulatory factors;

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  the loss of our executive officers and certain key personnel;

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  our ability to service our substantial indebtedness;

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  restrictions contained in our debt agreements;

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  availability, terms and deployment of capital; and

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  various other factors beyond our control.

        Consequently, such forward-looking statements should be regarded solely as our current plans, estimates and beliefs. We do not intend, and do not undertake, any obligation to update any forward-looking statements to reflect future events or circumstances after the date of such statements.

        You should review carefully the section captioned "Risk Factors" in this prospectus for a more complete discussion of the risks of an investment in the notes.

SUMMARY

        The following summary contains basic information about us and this exchange offer. Because it is a summary, it does not contain all the information that may be important to you. You should read the entire prospectus, including the "Risk Factors" section and the historical and pro forma financial statements and related notes included herein. On May 3, 2006, NPC Acquisition Holdings, LLC, or "NPC Holdings," a company controlled by Merrill Lynch Global Private Equity, or "MLGPE," and its affiliates, acquired all of our outstanding shares of capital stock. In this prospectus, we refer to the acquisition of all of our capital stock by NPC Holdings as the "Acquisition." In connection with the Acquisition, we issued $175.0 million 9 1/2% Senior Subordinated Notes due 2014, which we refer as the old notes, and entered into a $475.0 million senior credit facility, which we refer to as the new senior secured credit facility. The net proceeds from the old notes together with borrowing under the new senior secured credit facility and a $163.3 million equity contribution were used to finance the Acquisition, including the repayment and termination of our old credit facility and the retirement of our old 10.67% Senior Secured Guaranteed Notes due 2008, which we refer to as the retired notes. All of these transactions are collectively referred to in this prospectus as the "Transactions." Our fiscal year is the 52- or 53-week period ending on the last Tuesday in December. Prior to fiscal 2003, our fiscal year ended on the last Tuesday in March. Consequently, in 2002, we had a 40-week stub transition period ended December 31, 2002. The fiscal years end December 27, 2005, December 28, 2004 and December 30, 2003 each contained 52 weeks. For convenience, we refer to the fiscal years ended December 27, 2005, December 28, 2004, December 30, 2003, March 26, 2002 and March 27, 2001 as fiscal 2005, fiscal 2004, fiscal 2003, fiscal 2002 and fiscal 2001, respectively.

Our Company

        We are the largest Pizza Hut franchisee and the largest franchisee of any restaurant concept in the United States. We were founded in 1962 and, as of September 26, 2006, we operated 790 Pizza Hut units in 26 states with significant presence in the Midwest, South and Southeast. In fiscal 2005, we were the 13th largest restaurant operator in the U.S., as measured by number of units. As of the end of fiscal 2005, our operations represented approximately 13% of the domestic Pizza Hut restaurant system and 17% of the domestic Pizza Hut franchised restaurant system as measured by number of units, excluding licensed units. In 2003, we entered into new 30 year franchise agreements with Pizza Hut, Inc., or "PHI." Our restaurants are primarily located in non-metro markets with 55% of our restaurants located in "1 to 2 Pizza Hut Towns" in which the local Pizza Hut is one of a limited number of dining alternatives and where Pizza Hut has a long history of community involvement. Our size and scale provide significant operating efficiencies and we believe our emphasis on non-metro locations and small cities provides a cost effective base for operations. Additionally, we are an operationally driven company that is focused on running efficient restaurants while providing high levels of customer service and quality food at attractive values. Our operational experience and focus on exceeding customers' expectations coupled with exciting new product innovation and offerings has been a major contributor to eight consecutive years of positive same store sales growth, averaging 3.7% per year. By increasing same store sales through a combination of traffic growth and increases in average check, we have been able to grow our average unit volumes over the last five years from $0.6 million for fiscal 2001 to $0.8 million for fiscal 2005. For fiscal 2005 and the thirty-nine weeks ended September 26, 2006 our net product sales were $596.8 million and $447.5 million, respectively.

        Our Pizza Hut restaurants are open seven days a week and serve both lunch and dinner. Pizza Hut restaurants generally provide carry-out and delivery, and are the only national pizza chain to offer full table service, with a menu featuring pizza, baked buffalo wings, salads, pasta, soft drinks and, in some restaurants, sandwiches and beer. We operate our Pizza Hut restaurants through three different formats to cater to the needs of our customers in each respective market. Delivery units, or "Delcos," are typically located in strip centers and provide delivery and carry-out, with a greater proportion being located in more densely populated areas. Red Roof units, or "RRs," are traditional free-standing, dine-in restaurants which offer on-location dining room service as well as carry-out service, and are principally located in "1 to 2 Pizza Hut Towns." Restaurant-Based Delivery units, or "RBDs," conduct deliveries, dine-in, and carry-out operations from the same free-standing location. As at September 26, 2006, we operated 188 Delcos, 194 RRs, and 408 RBDs.

THE EXCHANGE OFFER

        We entered into a registration rights agreement with Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Inc., and Banc of America Securities LLC, the initial purchasers in the private offering of the old notes, in which we agreed to deliver to you this prospectus as part of the exchange offer and agreed to use our reasonable best efforts to complete the exchange offer within 285 days after the issue date of the old notes. You are entitled to exchange in the exchange offer new notes, which we refer to as the exchange notes and together with the old notes, the notes, for your old notes. The terms of the exchange notes are identical in all material respects to the terms of the old notes, except that the exchange notes will have been registered under the Securities Act and will be issued free from any covenant requiring registration, including terms providing for an increase in the interest rate on the old notes upon a failure to file or have declared effective an exchange offer registration statement or to consummate the exchange offer by certain dates.

Exchange offer	With this exchange offer, we are offering to exchange an aggregate principal amount of up to $175.0 million of the exchange notes for a like principal amount of the old notes.
Expiration date
The exchange offer will expire at 5:00 p.m., New York City time on , 2006, unless we, in our sole discretion, extend it. See the section entitled "Exchange offer—Expiration of the exchange offer; Extensions; Amendments."
Exchange date	We will exchange the old notes on the first business day following the expiration date. See the section entitled "Exchange offer—Terms of the exchange offer."
Procedures for tendering old notes	For information on procedures for tendering old notes and the actions required to make a formal offering of your old notes, see the section entitled "Exchange offer—Procedures for tendering."
Taxation
The exchange of the old notes for the exchange notes in the exchange offer will not be a taxable exchange for U.S. federal income tax purposes. See the section entitled "Material United States federal income tax consequences."
Resale
Based upon the position of the staff of the SEC as described in previous no-action letters, we believe that a holder who exchanges the old notes for the exchange notes in the exchange offer and satisfies certain other conditions generally may offer for resale, sell and otherwise transfer the exchange notes without further registration under the Securities Act and without delivery of a prospectus that satisfies the requirements of section 10 of the Securities Act.

Any holder of the old notes using the exchange offer to participate in a distribution of the exchange notes cannot rely on the no-action letters referred to above. See the section entitled "Exchange offer—purpose and effect of the exchange offer."

Remaining old notes
If you do not tender your old notes in the exchange offer or if we do not accept your old notes for exchange as described under the section entitled "Exchange offer—Terms of the exchange offer" you will continue to hold the old notes and they will continue to bear legends restricting their transfer.
Exchange agent
Wells Fargo Bank, National Association will act as exchange agent for the exchange offer. See the section entitled "Exchange offer—Exchange agent" for the exchange agent's address and telephone number.
Use of proceeds	We will receive no proceeds from the exchange offer. See the section entitled "Use of proceeds."

THE EXCHANGE NOTES

        Other than the obligation to conduct an exchange offer, the exchange notes will have the same financial terms and covenants as the old notes, which are summarized as follows:

Issuer	NPC International, Inc.
Notes offered	$175,000,000 aggregate principal amount of 9 1/2% senior subordinated notes due 2014.
Maturity	May 1, 2014.
Interest payment dates	May 1 and November 1, beginning November 1, 2006.
Guarantee
The notes will be guaranteed by any of our future domestic subsidiaries that guarantee our new senior secured credit facility. The old notes were guaranteed by our subsidiary, NPC Management, Inc. In November 2006, NPC Management, Inc. was merged with and into us, at which time NPC Management, Inc.'s guarantee of the old notes was released and discharged. As a result, the exchange notes will not be guaranteed.
Ranking
The exchange notes will be unsecured senior subordinated obligations and will be subordinated to our new senior secured credit facility and other senior indebtedness. The exchange notes will rank equally with our senior subordinated indebtedness and will rank senior to our indebtedness that is expressly subordinated to the exchange notes. Because the exchange notes are subordinated, in the event of bankruptcy, liquidation or dissolution and acceleration of payment default on senior indebtedness, holders of the exchange notes will not receive any payment until holders of senior indebtedness have been paid in full.
As of September 26, 2006, we had $255.9 million of senior indebtedness outstanding.
Optional redemption
Prior to May 1, 2010, we will have the option to redeem some or all of the exchange notes for cash at a redemption price equal to 100% of their principal amount plus an applicable make-whole premium (as described in "Description of Notes—Optional Redemption") plus accrued and unpaid interest to the redemption date. Beginning on May 1, 2010, we may redeem some or all of the exchange notes at the redemption prices listed under "Description notes—Optional Redemption" plus accrued interest on the exchange notes to the date of redemption.
Change of control
Upon the occurrence of certain change of control events, you will have the right, as holders of the exchange notes, to require us to purchase some or all of your exchange notes at 101% of the principal amount, plus accrued and unpaid interest to the purchase date. See "Description of Notes—Repurchase at the Option of Holders—Change of Control."

Covenants	The indenture governing the exchange notes will contain covenants that, among other things, will limit our ability and the ability of our subsidiaries to:
	•	incur additional indebtedness or issue certain preferred stock;
	•	pay dividends on, redeem or repurchase our capital stock or make other restricted payments;
	•	make investments;
	•	create certain liens;
	•	sell certain assets;
	•	incur obligations that restrict the ability of our subsidiaries to make dividend or other payments to us;
	•	guarantee indebtedness;
	•	engage in transactions with affiliates;
	•	create or designate unrestricted subsidiaries; and
	•	consolidate, merge or transfer all or substantially all of our assets and the assets of our subsidiaries on a consolidated basis.
These covenants are subject to important exceptions and qualifications, that are described under the heading "Description of Notes" in this prospectus.
Risk factors
Prior to making your decision to tender your old notes in the exchange offer, you should carefully consider, along with the other information in this prospectus, the specific factors set forth under "Risk factors."

RISK FACTORS

        Investing in the notes involves various risks, including those described below. You should carefully consider these risk factors, together with all of the other information included in this prospectus, before you decide whether to tender your old notes in the exchange offer. The risks set out below are not the only risks we face. If any of the following risks occur, our business, financial condition and results of operations could be materially adversely affected. In such case, you may lose all or part of your investment.

Risks Related to Our Business

The U.S. Quick Service Restaurant market is highly competitive, and that competition could adversely affect our operating results.

        We compete on a broad scale with Quick Service Restaurants, or "QSRs," and other international, national, regional and local restaurants. The overall food service market generally and the QSR market, in particular, are intensely competitive with respect to price, service, location, personnel and type and quality of food. Other key competitive factors include the number and location of restaurants, quality and speed of service, attractiveness of facilities, effectiveness of advertising and marketing programs, and new product development by PHI and its competitors. Some of our competitors have been in existence longer than us, have greater financial and other resources than us or may be better established in the markets where our restaurants are or may be located. We could experience increased competition from existing or new companies in the pizza segment and the QSR market generally. In addition, we compete within the food service market and the QSR sector not only for customers, but also for management and hourly employees and suitable real estate sites.

        Some of our QSR competitors have from time to time attempted to draw customer traffic through deep discounting. While we do not believe that this is a profitable long-term strategy, these changes in pricing and other marketing strategies have at times had, and in the future could have, a negative impact on our financial performance. Should our competitors increase spending on advertising and promotion or should our advertising and promotion be less effective than our competitors', there could be a material adverse effect on our operating results.

        If we are unable to maintain our competitive position, we could experience downward pressure on prices, lower demand for our products, reduced margins, the inability to take advantage of new business opportunities and the loss of market share, which would have an adverse effect on our operating results.

We are subject to changes in economic, market and other conditions.

        The highly competitive QSR segment can be materially affected by many factors, including:

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  changes in local, regional or national economic conditions;

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  changes in demographic trends;

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  changes in consumer tastes;

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  consumer concerns about health and nutrition;

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  increases in the number of, and particular locations of, competing restaurants;

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  changes in traffic patterns;

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  increases in fuel prices, including a continuation of the current relatively higher levels of gasoline prices;

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  inflation;

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  increases in utility costs;

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  increases in the cost of ingredients, such as cheese, beef and chicken, and packaging;

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  increased labor costs, including healthcare and minimum wage requirements;

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  the availability of experienced management and hourly-paid employees;

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  the impact of inclement weather, natural disasters and other calamities; and

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  the effects of war or terrorist activities and any governmental responses thereto.

        Changes in economic, market and other factors such as these could adversely affect our sales, expenses and operations and thereby affect our operating results and business prospects.

We are highly dependent on the Pizza Hut system and our success is tied to the success of PHI.

        We are a franchisee of PHI and are highly dependent on PHI for our operations. Due to the nature of franchising and our agreements with PHI, our success is, to a large extent, directly related to the success of the Pizza Hut restaurant system, including the financial condition, management and marketing success of PHI and the successful operation of Pizza Hut restaurants owned by other franchisees. Our ability to compete effectively depends upon the success of the management of the Pizza Hut system. For example, we depend on PHI's introduction of innovative products, promotions and advertising to differentiate us from our competitors, drive sales and maintain the strength of the Pizza Hut brand. If PHI fails to introduce successful innovative products and launch effective marketing campaigns, our sales may suffer. As a result, any failure of the Pizza Hut system to compete effectively would likely have a material adverse effect on our operating results.

        Under our franchise agreements with PHI, we are required to comply with operational programs and standards established by PHI. In particular, PHI maintains discretion over the menu items that we can offer in our restaurants. Although not required by the franchise agreements, we may not be able to avoid adopting menu price discount promotions instituted by PHI that may be unprofitable. If we fail to comply with PHI's standards of operations, PHI has various rights, including the right to terminate the applicable franchise agreement, redefine the franchise territory or terminate our right to establish additional restaurants in a territory. The franchise agreements may also be terminated upon the occurrence of certain events, such as the insolvency or bankruptcy of the company. If any of our franchise agreements were terminated or any of our franchise rights were limited, our business, financial condition and results of operations would be harmed.

        PHI must also approve the acquisition or opening of any new restaurant and the closing of any of our existing restaurants. Therefore, PHI could limit our ability to expand our operations through acquisitions and require us to continue operating underperforming units. In addition, the franchise agreements limit our ability to raise equity capital and require approval to effect a change of control.

Increases in food, labor and other costs could adversely affect our profitability and operating results.

        An increase in our operating costs could adversely affect our profitability. Factors such as inflation, increased food costs, increased labor and employee benefit costs and increased energy costs may adversely affect our operating costs. Most of the factors affecting costs are beyond our control and, in many cases, we may not be able to pass along these increased costs to our customers. Most ingredients used in our pizza, particularly cheese and meat, which are the largest components of our food costs, are subject to significant price fluctuations as a result of seasonality, weather, demand and other factors. The estimated increase in our food costs from a hypothetical $0.10 adverse change in the average cheese block price per pound would have been approximately $3.1 million in 2005, without giving effect to hedging programs that we participate in. In addition, our food hedging programs may not adequately protect us from price fluctuations. Wage rates for a substantial number of our employees are at or slightly above the minimum wage. As federal and/or state minimum wage rates increase, we may need to increase not only the wage rates of our minimum wage employees but also the wages paid to the employees at wage rates which are above the minimum wage, which will increase our costs. Recently, there have been efforts made in the United States Congress to increase the federal minimum wage rate. If legislation increasing the federal minimum wage is passes and signed into law it could significantly impact our labor costs and adversely impact our operating margins. To the extent that we are not able to raise our prices to compensate for increases in food, labor, fuel or other costs, this could have a material adverse effect on our consolidated operating results.

Shortages or interruptions in the supply or delivery of fresh food products could adversely affect our operating results.

        We are dependent on frequent deliveries of fresh food products that meet our specifications at competitive prices. Shortages or interruptions in the supply of fresh food products caused by unanticipated demand, problems in production or distribution, disease or food-borne illnesses, inclement weather or other conditions could adversely affect the availability, quality and cost of ingredients, which would adversely affect our business. In particular, McLane Foodservice, Inc., or "McLane," supplies us with substantially all of our food and other supplies. If McLane fails to meet its service requirements for any reason, it could lead to a material disruption of service or supply until a new distributor is engaged, which could have a material adverse effect on our business. Likewise, all of our cheese is purchased from a single supplier, the loss of which could have a material adverse effect on our business.

Our systems may fail, be damaged or be perceived to be insecure.

        Our operations are dependent upon the successful and uninterrupted functioning of our computer and information systems. Our systems could be exposed to damage or interruption from fire, natural disaster, power loss, telecommunications failure, unauthorized entry and computer viruses. System defects, failures and interruptions could result in:

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  additional development costs;

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  diversion of technical and other resources;

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  loss of customers;

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  loss of customer data;

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  negative publicity;

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  harm to our business and reputation; and

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  exposure to fraud losses or other liabilities.

        To the extent we rely on the systems of third parties in areas such as credit card processing, telecommunications and wireless networks, any defects, failures and interruptions in such systems could result in similar adverse effects on our business. Sustained or repeated system defects, failures or interruptions could materially impact our operations and operating results. Also, if we are unsuccessful in updating and expanding our systems, our ability to increase same store sales, improve operations, implement cost controls and grow our business may be constrained.

        In addition, a security breach of our computer systems could damage our reputation or result in liability. We retain confidential information regarding our customers in our computer systems. We may be required to spend significant capital and other resources to protect against security breaches or to alleviate problems caused by such breaches. Any well-publicized compromise of security could deter people from conducting transactions that involve transmitting confidential information to our systems.

Therefore, it is critical that our facilities and infrastructure remain secure and are perceived to be secure. Despite the implementation of security measures, our infrastructure may be vulnerable to physical break-ins, computer viruses, programming errors, attacks by third parties or similar disruptive problems. In addition, we could be subject to liability if hackers were able to penetrate our network security or otherwise misappropriate confidential information.

Changing health or dietary preferences may cause consumers to avoid products offered by us in favor of alternative foods.

        A significant portion of our sales is derived from products, including pizza, which can contain high levels of fat and carbohydrates and may be considered harmful to the health of consumers. The foodservice industry is affected by consumer preferences and perceptions. If prevailing health or dietary preferences and perceptions cause consumers to avoid pizza and other products we offer in favor of alternative or healthier foods, demand for our products may be reduced and our business would be harmed. For example, there has recently been a trend towards low-carbohydrate diets which may have caused or may in the future cause some of our consumers to consider reducing consumption of pizza.

        In recent years, numerous companies in the QSR segment have introduced products positioned to capitalize on the growing consumer preference for food products that are, or are perceived to be, healthy, nutritious, low in calories, carbohydrates and fat content. If PHI does not continually develop and successfully introduce new menu offerings that appeal to changing consumer preferences or if we do not timely capitalize on new products, our operating results will suffer.

        Moreover, because we are primarily dependent on a single product, if consumer demand for pizza should decrease, our business would suffer more than if we had a more diversified menu, as many other food service businesses do.

Events reported in the media, such as incidents involving food-borne illnesses, food tampering or other concerns, whether or not accurate, can cause damage to the Pizza Hut brand and swiftly affect our sales and profitability.

        Reports, whether correct or not, of food-borne illnesses (such as e-coli, mad cow disease, hepatitis A, trichinosis or salmonella) and injuries caused by food tampering have in the past severely injured the reputations of participants in the QSR segment and could in the future affect us as well. Anything that damages the Pizza Hut reputation or brand could immediately and severely hurt systemwide sales and, accordingly, our revenues, even if unrelated to any of our franchises. If our customers become ill from food-borne illnesses, we could also be forced to temporarily close some restaurants. We cannot guarantee that our operational controls and employee training will be effective in preventing food-borne illnesses and other food safety issues that may affect our restaurants. Food-borne illness incidents could be caused by food suppliers and transporters and, therefore, would be outside of our control.

        In addition, other reported concerns such as avian flu may affect our business. In 2004 and 2005, Asian and European countries experienced outbreaks of avian flu, and some experts have suggested that further outbreaks could occur and reach pandemic levels. While fully-cooked chicken has been determined to be safe for consumption, any further outbreaks could adversely affect the price and availability of poultry and cause customers to shift their consumption. In addition, outbreaks on a widespread basis could also affect our ability to attract and retain employees.

        Instances of food-borne illnesses, food tampering or other reported concerns, even those occurring solely at the restaurants of our competitors, could, by resulting in negative publicity about the restaurant industry, adversely affect system sales on a local, regional or systemwide basis. A decrease in customer traffic as a result of these health concerns or negative publicity, or as a result of a temporary closure of any of our restaurants, could materially harm our business.

Yum! Brands Inc. and PHI may pursue strategic decisions that conflict with our best interests.

        If Yum! Brands Inc., or "Yum!," were to reallocate resources away from the Pizza Hut brand in favor of its other brands, the Pizza Hut brand could be harmed which would have a material adverse effect on our operating results. These strategic decisions and PHI's future strategic decisions may not be in our best interests and may conflict with our strategic plans. PHI is responsible for creating, marketing and timing new product introductions and PHI as the franchisor has final say in the decision-making process regarding Pizza Hut products. As a result, PHI's strategic decisions may materially harm our operating results and prospects.

Failure to successfully implement our growth strategy could harm our business.

        We may grow our business by opening and selectively acquiring Pizza Hut restaurants. We may not be able to achieve our growth objectives and our new restaurants may not be profitable. The opening and success of our new restaurants depends on various factors, including:

  •
  our ability to obtain the necessary approvals from PHI;

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  our ability to obtain or self-fund adequate development financing;

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  competition from other QSRs in current and future markets;

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  our degree of saturation in existing markets;

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  the identification and availability of suitable and economically viable locations;

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  sales levels at existing restaurants;

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  the negotiation of acceptable lease or purchase terms for new locations;

  •
  permitting and regulatory compliance;

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  the ability to meet construction schedules;

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  our ability to hire and train qualified management and other personnel; and

  •
  general economic and business conditions.

        In addition, the QSR Pizza market is mature with limited opportunity for unit growth. The QSR pizza market unit growth declined at a compound annual rate of 0.4% from 1999 to 2004, compared to an increase of 2.5% for the QSR category as a whole. If we are unable to successfully implement our growth strategy, our revenue growth and profitability may be adversely affected.

        Some of our new restaurants may be located in areas where we have little or no meaningful experience. Those markets may have different competitive conditions, consumer tastes and discretionary spending patterns than our existing markets, which may cause our new restaurants to be less successful than restaurants in our existing markets or to incur losses. Restaurants opened in new markets may open at lower average weekly sales volumes than restaurants opened in existing markets, and may have higher restaurant-level operating expense ratios than in existing markets. Sales at restaurants opened in new markets may take longer to reach average unit volumes, if at all, thereby adversely affecting our operating results.

Local conditions, events and natural disasters could adversely affect our business.

        Certain of the regions in which our complexes are located have been, and may in the future be, subject to adverse local conditions, events or natural disasters, such as earthquakes and hurricanes. Depending upon its magnitude, a natural disaster could severely damage our stores, which could adversely affect our business, financial condition and operations. We currently maintain property and business interruption insurance through our aggregate property policy for each of our stores. However, in the event of a significant natural disaster or other cataclysmic occurrence, our coverage may not be sufficient to offset all property damages and lost sales. In addition, upon the expiration of our current policies, adequate coverage may not be available at economically justifiable rates, if at all.

Changes in geographic concentration and demographic patterns may negatively impact our operations.

        The success of any restaurant depends in substantial part on its location. There can be no assurance that our current locations will continue to be attractive as demographic patterns change. Neighborhood or economic conditions where restaurants are located could change in the future, thus resulting in potentially reduced sales in those locations.

        Significant amounts of our restaurants are located in the Midwest, South and Southeast and in non-metro areas. As a result, a severe or prolonged economic recession or changes in demographic mix, employment levels, population density, weather patterns, real estate market conditions or other factors unique to those geographic regions may adversely affect us more than some of our competitors that are located in other regions or in more urban areas.

Our results of operations are dependent upon discretionary spending by consumers.

        Our results of operations are dependent upon discretionary spending by consumers, particularly by consumers living in the communities in which our restaurants are located, and, therefore, we are susceptible to economic slowdowns. A significant weakening in any of the local economies in which we operate may cause our guests to curtail discretionary spending, which in turn could have a material adverse effect on our profitability.

        The future performance of the U.S. economy is uncertain and is directly affected by numerous global, national, political and other factors that are beyond our control. These factors, which also affect discretionary consumer spending, include national, regional and local economic conditions, disposable consumer income, consumer confidence, terrorist attacks and the United States' participation in military actions. We believe that these factors have adversely impacted our business and, should these conditions continue or worsen or should similar conditions occur in the future, we would expect them to continue to adversely impact our business.

We are subject to all of the risks associated with owning and leasing real estate.

        As of September 26, 2006, we owned the land and building, or leased the land and/or the building, for 790 restaurants. Accordingly, we are subject to all of the risks generally associated with owning and leasing real estate, including changes in the investment climate for real estate, demographic trends and supply or demand for the use of the restaurants, which may result from competition from similar restaurants in the area, as well as liability for environmental contamination.

        The majority of our leases expire within the next five to ten years. We expect to renew virtually all leases as they expire, by exercising lease extension options in most cases. If an existing or future store is not profitable, and we decide to close it, we may nonetheless be committed to perform our obligations under the applicable lease including, among other things, paying the base rent for the balance of the lease term. Our obligation to continue making rental payments in respect of leases for closed restaurants could have a material adverse effect on our business and results of operations. In addition, as each of our leases expires, we may fail to negotiate renewals, either on commercially acceptable terms or at all. If we are unable to renew our restaurant leases, we may close or relocate a restaurant, which could subject us to construction and other costs and risks, and could have a material adverse effect on our business and results of operations. For example, closing a restaurant, even during the time of relocation, will reduce the sales that the restaurant would have contributed to our revenues. Additionally, the revenue and profit, if any, generated at a relocated restaurant may not equal the revenue and profit generated at the existing restaurant.

Loss of key personnel or our inability to attract and retain new qualified personnel could hurt our business and inhibit our ability to operate and grow successfully.

        Our success will continue to depend to a significant extent on our leadership team, including James K. Schwartz, our President, Chief Executive Officer and Chief Operating Officer and Chairman of our Board of Directors, and Troy D. Cook, our Senior Vice President—Finance and Chief Financial Officer, who both have significant experience in the restaurant industry. We believe it would be extremely difficult to replace Mr. Schwartz or Mr. Cook. Consequently, the loss of the services of Mr. Schwartz or Mr. Cook could have a material adverse effect on our business, financial condition or results of operations. Other than with Mr. Schwartz and Mr. Cook, we do not have any long-term employment agreements with any of our executive officers. As a result, we may not be able to retain our executive officers and key personnel or attract additional qualified management.

        In addition, our success will continue to depend on our ability to attract and retain qualified personnel to operate our stores. In the QSR market, competition for employees is intense and employee turnover has been high. The loss of employees or our inability to recruit and retain qualified personnel could have a material adverse effect on our operating results.

Our current insurance policies may not provide adequate levels of coverage against all claims.

        We believe we maintain insurance coverage that is customary for businesses of our size and type. These insurance policies may not be adequate to protect us from liabilities that we incur in our business. In addition, in the future our insurance premiums may increase and we may not be able to obtain similar levels of insurance on reasonable terms or at all. Moreover, there are types of losses we may incur that cannot be insured against or that we believe are not commercially reasonable to insure. Any such inadequacy of or inability to obtain insurance coverage could have a material adverse effect on our business, financial condition and results of operations.

        In addition, we self-insure a significant portion of expected losses under our workers' compensation, employee medical, general liability, auto and non-owned auto programs. Reserves are recorded based on our estimates of the ultimate costs to settle incurred claims, both reported and unreported. If our reserves were inadequate to cover costs associated with settling claims associated with these programs, our financial condition and cash flow could be adversely affected.

Our annual and quarterly financial results may fluctuate depending on various factors, many of which are beyond our control.

        Our sales and operating results can vary from quarter to quarter and year to year depending on various factors, many of which are beyond our control. These factors include:

  •
  variations in the timing of new restaurant openings and restaurant opening costs;

  •
  variations in the timing and volume of our sales;

  •
  sales promotions by us and our competitors;

  •
  changes in average same-store sales and customer visits;

  •
  variations in the price, availability and shipping costs of our supplies;

  •
  seasonal effects on demand for our products;

  •
  timing of holidays or other significant events;

  •
  changes in competitive and economic conditions generally;

  •
  changes in the cost or availability of our ingredients or labor; and

  •
  weather, natural disasters and other calamities.

        Certain of the foregoing events may directly and immediately decrease demand for our products. If customer demand decreases rapidly, our results of operations could also decline precipitously.

We face risks associated with litigation from customers, franchisees, employees and others in the ordinary course of business.

        Claims of illness or injury relating to food quality or food handling are common in the food service industry. In addition, class action lawsuits have been filed, and may continue to be filed, against various QSRs alleging, among other things, that they have failed to disclose the health risks associated with high-fat foods and that their marketing practices have encouraged obesity. In addition to decreasing our sales and profitability and diverting our management resources, adverse publicity or a substantial judgment against us could negatively impact Pizza Hut's brand reputation, hindering our ability to grow our business.

        Further, we may be subject to employee and other claims in the future based on, among other things, discrimination, harassment, wrongful termination and wage, rest break and meal break issues, including those relating to overtime compensation. These types of claims, as well as other types of lawsuits to which we are subject from time to time, can distract our management's attention from our business operations. We have been subject to these types of claims in the past, and if one or more of these claims were to be successful or if there is a significant increase in the number of these claims, our business, financial condition and results of operations could be adversely affected.

        In addition, since certain of our restaurants serve alcoholic beverages, we are subject to "dram shop" statutes. These statutes generally allow a person injured by an intoxicated person to recover damages from an establishment that wrongfully served alcoholic beverages to the intoxicated person. Recent litigation against restaurant chains has resulted in significant judgments and settlements under dram shop statutes. Because such a plaintiff seeks punitive damages, which may not be covered by insurance, such litigation could have an adverse impact on our financial condition and results of operations. Regardless of whether any claims against us are valid or whether we are liable, claims may be expensive to defend and may divert time and money away from our operations and hurt our performance. A judgment significantly in excess of our insurance coverage could have a material adverse effect on our financial condition or results of operations. Further, adverse publicity resulting from these allegations may materially affect us and our restaurants.

PHI may not be able to adequately protect its intellectual property, which could harm the value of the Pizza Hut brand and branded products and adversely affect our business.

        The success of our business depends on our continued ability to use PHI's existing trademarks, service marks and other components of the Pizza Hut brand in order to increase brand awareness and further develop our branded products. We have no control over the Pizza Hut brand. If PHI does not adequately protect the Pizza Hut brand, our competitive position and operating results could be harmed.

        We are not aware of any assertions that the trademarks or menu offerings we license from PHI infringe upon the proprietary rights of third parties, but third parties may claim infringement by us in the future. Any such claim, whether or not it has merit, could be time-consuming, result in costly litigation, cause delays in introducing new menu items in the future or require us to enter into royalty or licensing agreements. As a result, any such claim could have a material adverse effect on our business and operating results.

We are subject to extensive government regulation, and our failure to comply with existing or increased regulations could adversely affect our business and operating results.

        We are subject to extensive federal, state and local laws and regulations, including those relating to:

  •
  the preparation and sale of food;

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  liquor licenses which allow us to serve alcoholic beverages;

  •
  building and zoning requirements;

  •
  environmental protection;

  •
  minimum wage, overtime and other labor requirements;

  •
  compliance with the Americans with Disabilities Act of 1990, or the "ADA;"

  •
  working and safety conditions; and

  •
  federal and state regulations governing the operations of franchises, including rules promulgated by the Federal Trade Commission.

        We recently reached a settlement with the U.S. Department of Justice regarding alleged violations of the ADA at our restaurants. See "Business—Government Regulation." Additionally, in recent years there has been an increased legislative, regulatory and consumer focus on nutrition and advertising practices in the food industry, particularly among QSRs. As a result, we may become subject to regulatory initiatives in the area of nutrition disclosure or advertising, such as requirements to provide information about the nutritional content of our food, which could increase our expenses. If we fail to comply with existing or future regulations, we may be subject to governmental or judicial fines or sanctions. In addition, our capital expenditures could increase due to remediation measures that may be required if we are found to be noncompliant with any of these laws or regulations.

Failure by us to achieve and maintain effective internal control over financial reporting in accordance with the rules of the SEC could harm our business and operating results and/or result in a loss of investor confidence in our financial reports, which could have a material adverse effect on our business.

        Following the exchange offer, we will be required to comply with Section 404 of the Sarbanes-Oxley Act, and we will have to obtain an annual attestation from our independent registered public accounting firm regarding our internal control over financial reporting and management's assessment of internal control over financial reporting. We cannot be certain as to the timing of completion of our internal control evaluation, testing and remediation actions or of their impact on our operations. Upon completion of this process, we may identify control deficiencies of varying degrees of severity under applicable SEC and Public Company Accounting Oversight Board rules and regulations that remain unremediated. We will be required to report, among other things, control deficiencies that constitute a "material weakness" or changes in internal controls that, or that are reasonably likely to, materially affect internal controls over financial reporting. A "material weakness" is a significant deficiency or combination of significant deficiencies that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. If we fail to implement the requirements of Section 404 in a timely manner, we might be subject to sanctions or investigation by regulatory authorities, including the SEC. In addition, failure to comply with Section 404 or the report by us of a material weakness may cause investors to lose confidence in our financial statements. If we fail to remedy any material weakness, our financial statements may be inaccurate and we may face restricted access to the capital markets.

Federal, state and local environmental regulations relating to the use, storage, discharge, emission and disposal of hazardous materials could expose us to liabilities, which could adversely affect our results of operations.

        We are subject to a variety of federal, state and local environmental regulations relating to the use, storage, discharge, emission and disposal of hazardous materials. We own and lease numerous parcels of real estate on which our restaurants are located.

        Failure to comply with environmental laws could result in the imposition of severe penalties or restrictions on operations by governmental agencies or courts of law that could adversely affect our operations. Also, if contamination is discovered on properties owned or operated by us, including properties we owned or operated in the past, we can be held liable for severe penalties and costs of remediation. These penalties could adversely affect our consolidated results of operations.

Risks Related to the Notes

Our substantial leverage could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry, expose us to interest rate risk to the extent of our variable rate debt and prevent us from meeting our obligations under the notes.

        We are highly leveraged. As of September 26, 2006, our total indebtedness was $430.9 million, including the notes. We also would have had an additional $49.1 million available at that date for borrowing under the revolving credit facility of our new senior secured credit facility. The following table shows our level of indebtedness and certain other information as of September 26, 2006.

As of September 26, 2006
(in millions, except percentages)
Total debt	$430.9
Shareholders' equity	$161.0

Total capitalization	$591.9

Ratio of total debt to total capitalization	72.8%

        Our high degree of leverage could have important consequences for you, including:

  •
  making it more difficult for us to make payments on the notes;

  •
  increasing our vulnerability to general economic and industry conditions;

  •
  requiring a substantial portion of cash flows from operating activities to be dedicated to the payment of principal and interest on our indebtedness, therefore reducing our ability to use our cash flow to fund our operations, capital expenditures and future business opportunities;

  •
  exposing us to the risk of increased interest rates as certain of our borrowings, including borrowings under our new senior secured credit facility, will be at variable rates of interest;

  •
  restricting us from making strategic acquisitions or causing us to make non-strategic divestitures;

  •
  limiting our ability to obtain additional financing for working capital, capital expenditures, product development, debt service requirements, acquisitions and general corporate or other purposes; and

  •
  limiting our ability to adjust to changing market conditions and placing us at a competitive disadvantage compared to our competitors who are less highly leveraged.

        We and our subsidiaries may be able to incur substantial additional indebtedness in the future, subject to the restrictions contained in our new senior secured credit facility and the indenture governing the notes. If new indebtedness is added to our current debt levels, the related risks that we now face could intensify.

        In addition, we have substantial obligations under our non-cancelable operating leases relating to a substantial portion of our retail facilities as well as our corporate offices. For fiscal 2006, our minimum required operating lease payments are expected to be approximately $23.8 million.

Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

        All of our borrowings under our new senior secured credit facility bear interest at a floating rate. As of September 26, 2006, we had $255.9 million of debt outstanding under our new senior secured credit facility. We entered into a $140.0 million amortizing fixed to floating rate interest rate swap at a fixed rate of 5.39% on June 6, 2006 leaving us with $115.9 million of floating rate debt at September 26, 2006. Our pro forma cash interest expense for fiscal 2005 and the thirty-nine weeks ended September 26, 2006 would have been $35.3 million and $30.0 million, respectively. After giving effect to the swap, a 1.0% increase in this floating rate would have increased interest expense on a pro forma basis for fiscal 2005 and the thirty-nine weeks ended September 26, 2006 by approximately $1.2 million and $0.9 million, respectively.

Our debt agreements contain restrictions that limit our flexibility in operating our business.

        Our new senior secured credit facility and the indenture governing the notes contain various covenants that limit our ability to engage in specified types of transactions. These covenants limit our and our subsidiaries' ability to, among other things:

  •
  incur additional indebtedness or issue certain preferred shares;

  •
  pay dividends on, redeem or repurchase our capital stock or make other restricted payments;

  •
  make investments;

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  create certain liens;

  •
  sell certain assets;

  •
  incur obligations that restrict the ability of our subsidiaries to make dividend or other payments to us;

  •
  guarantee indebtedness;

  •
  engage in transactions with affiliates; and

  •
  consolidate, merge or transfer all or substantially all of our assets and the assets of our subsidiaries on a consolidated basis.

        In addition, under our new senior secured credit facility, we are required to satisfy and maintain specified financial ratios and other financial condition tests. Our ability to meet those financial ratios and tests can be affected by events beyond our control, and we may be unable to meet those ratios and tests. A breach of any of these covenants could result in a default under our new senior secured credit facility. Upon the occurrence of an event of default under our new senior secured credit facility, the lenders could elect to declare all amounts outstanding under our new senior secured credit facility to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders under our new senior secured credit facility could proceed against the collateral granted to them to secure that indebtedness. We have pledged a significant portion of our assets as collateral under our new senior secured credit facility.

We may not have access to sufficient cash to make payments on the notes.

        Our ability to make scheduled payments on or to refinance our debt obligations depends on our financial condition and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We may be unable to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the notes.

        If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure or refinance our indebtedness, including the notes. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. Our new senior secured credit facility and the indenture governing the notes restrict our ability to dispose of assets and use the proceeds from the disposition. We may not be able to consummate those dispositions or to obtain the proceeds that we could realize from them and these proceeds may not be adequate to meet any debt service obligations then due.

Your right to receive payments on the notes is junior to the rights of the lenders under our new senior secured credit facility and all of our other senior indebtedness and any of our future senior indebtedness.

        The notes are subordinated obligations that are junior in right of payment to all of our existing and future senior indebtedness. As of September 26, 2006, we had approximately $255.9 million of senior indebtedness. An additional $49.1 million is available to be drawn under our revolving credit facility. The indenture governing the notes permits us and the guarantors to incur substantial additional senior indebtedness in the future.

        We may not pay principal, premium, if any, interest or other amounts on account of the notes in the event of a payment default or certain other defaults in respect of certain of our senior indebtedness, including debt under our new senior secured credit facility, unless the senior indebtedness has been paid in full or the default has been cured or waived. In addition, in the event of certain other defaults with respect to our senior indebtedness, we may not be permitted to pay any amount on account of the notes for a designated period of time.

        The indenture requires that amounts otherwise payable to holders of the notes in a bankruptcy or similar proceeding be paid to holders of senior indebtedness instead, holders of the notes may receive less, ratably, than holders of trade payables in any bankruptcy or similar proceeding. In any of these cases, we and the guarantors may not have sufficient funds to pay all of our creditors, and holders of the notes may receive less, ratably, than the holders of senior indebtedness.

Your right to receive payments on the notes is effectively junior to those lenders who have a security interest in our assets.

        Our obligations under the notes are unsecured, but our obligations under our new senior secured credit facility are secured by a security interest in substantially all of our tangible and intangible assets, and will also be secured by a pledge of our non-voting stock and the non-voting stock of our subsidiaries. If we are declared bankrupt or insolvent, or if we default under our new senior secured credit facility, the lenders could declare all of the funds borrowed thereunder, together with accrued interest, immediately due and payable. If we were unable to repay such indebtedness, the lenders could foreclose on the pledged assets to the exclusion of holders of the notes, even if an event of default exists under the indenture governing the notes at such time. In any such event, because the notes are not be secured by any of our assets or the equity interests in our subsidiaries, it is possible that there would be no assets remaining from which your claims could be satisfied or, if any assets remained, they might be insufficient to satisfy your claims fully.

        As of September 26, 2006, we had $255.9 million of senior secured indebtedness, all of which was indebtedness under our new senior secured credit facility and did not include $49.1 million of additional secured indebtedness available under our revolving credit facility. The indenture governing the notes permits us and our restricted subsidiaries to incur substantial additional indebtedness in the future, including senior secured indebtedness.

Claims of noteholders are structurally subordinate to claims of creditors of our subsidiaries that do not guarantee the notes.

        Under the indenture governing the notes, certain current and future subsidiaries may not be guarantors. Accordingly, claims of holders of the notes will be structurally subordinate to the claims of creditors of such non-guarantor subsidiaries, including trade creditors. All obligations of any non-guarantor subsidiaries will have to be satisfied before any of the assets of such subsidiaries would be available for distribution, upon a liquidation or otherwise, to us or a guarantor of the notes.

If we default on our obligations to pay our indebtedness, we may not be able to make payments on the notes.

        Any default under the agreements governing our indebtedness, including a default under our new senior secured credit facility, that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness, could prevent us from paying principal, premium, if any, and interest on the notes and substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness (including covenants in our new senior secured credit facility and the indenture governing the notes), we could be in default under the terms of the agreements governing such indebtedness, including our new senior secured credit facility and the indenture governing the notes. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under our new senior secured credit facility could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to obtain waivers from the required lenders under our new senior secured credit facility to avoid being in default. If we breach our covenants under our new senior secured credit facility and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under our new senior secured credit facility, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation.

Our controlling stockholder may have conflicts of interest with us or you in the future.

        All of our common stock is owned by NPC Holdings. MLGPE is the managing member and its affiliates will hold a majority of the voting power of NPC Holdings. As a result, MLGPE and its affiliates are able to control the election and removal of our directors and officers and determine our corporate and management policies, including potential mergers or acquisitions, payment of dividends, asset sales and other significant corporate transactions. The interests of NPC Holdings, as holders of our equity, and MLGPE, as managing member of NPC Holdings, may conflict with our interests or the interests of holders of the notes.

We may not be able to repurchase the notes upon a change of control.

        Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes at 101% of their principal amount plus accrued and unpaid interest. The source of funds for any such purchase of the notes will be our available cash or cash generated from our subsidiaries' operations or other sources, including borrowings, sales of assets or sales of equity. We may not be able to repurchase the notes upon a change of control because we may not have sufficient financial resources to purchase all of the notes that are tendered upon a change of control. Further, we are contractually restricted under the terms of our new senior secured credit facility from repurchasing all of the notes tendered by holders upon a change of control. Accordingly, we may not be able to satisfy our obligations to purchase the notes unless we are able to refinance or obtain waivers under our new senior secured credit facility. Our failure to repurchase the notes upon a change of control would cause a default under the indenture governing the notes and a cross-default under the new senior secured credit facility. The new senior secured credit facility also provides that a change of control will be a default that permits lenders to accelerate the maturity of borrowings thereunder. Any of our future debt agreements may contain similar provisions.

Federal and state fraudulent transfer laws may permit a court to void the guarantees, and, if that occurs, you may not receive any payments on the notes.

        Federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the notes and the incurrence of the guarantees. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the notes or guarantees could be voided as a fraudulent transfer or conveyance if (1) we or any of the guarantors, as applicable, issued the notes or incurred the guarantees with the intent of hindering, delaying or defrauding creditors or (2) we or any of the guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for either issuing the notes or incurring the guarantees and, in the case of (2) only, one of the following is also true at the time thereof:

  •
  we or any of the guarantors, as applicable, were insolvent or rendered insolvent by reason of the issuance of the notes or the incurrence of the guarantees;

  •
  the issuance of the notes or the incurrence of the guarantees left us or any of the guarantors, as applicable, with an unreasonably small amount of capital to carry on the business;

  •
  we or any of the guarantors intended to, or believed that we or such guarantor would, incur debts beyond our or such guarantor's ability to pay as they mature; or

  •
  we or any of the guarantors was a defendant in an action for money damages, or had a judgment for money damages docketed against us or such guarantor if, in either case, after final judgment, the judgment is unsatisfied.

        If a court were to find that the issuance of the notes or the incurrence of the guarantees was a fraudulent transfer or conveyance, the court could void the payment obligations under the notes or such guarantee or further subordinate the notes or such guarantee to presently existing and future indebtedness of ours or of the related guarantor, or require the holders of the notes to repay any amounts received with respect to such guarantee. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the notes. Further, the voidance of the notes could result in an event of default with respect to our and our subsidiaries' other debt that could result in acceleration of such debt.

        As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or an antecedent debt is secured or satisfied. A debtor will generally not be considered to have received value in connection with a debt offering if the debtor uses the proceeds of that offering to make a dividend payment or otherwise retire or redeem equity securities issued by the debtor.

        We cannot be certain as to the standards a court would use to determine whether or not we or the guarantors were solvent at the relevant time or, regardless of the standard that a court uses, that the issuance of the guarantees would not be further subordinated to our or our guarantors' other debt. Generally, however, an entity would be considered insolvent if, at the time it incurred indebtedness:

  •
  the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets; or

  •
  the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

  •
  it could not pay its debts as they become due.

The market for the old notes may be significantly more limited after the exchange offer.

        Because we anticipate that most holders of old notes will elect to exchange their old notes, we expect that the liquidity of the market for any old notes remaining after the completion of the exchange offer may be substantially limited. Any old notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount of the old notes outstanding. Accordingly, the liquidity of the market for any old notes could be adversely affected and you may be unable to sell them. The extent of the market for the old notes and the availability of price quotations would depend on a number of factors, including the number of holders of old notes remaining outstanding and the interest of securities firms in maintaining a market in the old notes. An issue of securities with a smaller number of units available for trading may command a lower, and more volatile, price than would a comparable issue of securities with a larger number of units available for trading. Therefore, the market price for the old notes that are not exchanged may be lower and more volatile as a result of the reduction in the aggregate principal amount of the old notes outstanding.

Your ability to transfer the exchange notes may be limited by the absence of an active trading market, and an active trading market may not develop for the exchange notes.

        The exchange notes are being offered to the holders of old notes. The old notes were originally issued to "qualified institutional buyers" in compliance with Rule 144A under the Securities Act. To the extent that old notes are tendered and accepted in the exchange offer, the trading market for the remaining untendered old notes could be adversely affected.

        The exchange notes will be a new issue of securities for which there is no established trading market. We do not intend to have the exchange notes listed on a national securities exchange or to arrange for quotation on any automated dealer quotation systems. A liquid trading market for the exchange notes may not develop. The liquidity of the exchange notes will depend on a number of factors, including:

  •
  the number of holders of notes;

  •
  our operating performance and financial condition;

  •
  the market for similar securities;

  •
  the interest of securities dealers in making a market in the notes; and

  •
  prevailing interest rates.

        Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. The market, if any, for the notes may face similar disruptions that may adversely affect the prices at which you may sell your notes. Therefore, you may not be able to sell your notes at a particular time and the price that you receive when you sell may not be favorable.

        We are controlled by MLGPE which is an affiliate of Merrill Lynch & Co. As a result of this affiliate relationship, if Merrill Lynch & Co. conducts any market-making activities with respect to the exchange notes, Merrill Lynch & Co. will be required to deliver a market-making prospectus when effecting offers and sales of the exchange notes. For as long as a market-making prospectus is required to be delivered, the ability of Merrill Lynch & Co. to make a market in the exchange notes may, in part, be dependant on our ability to maintain a current market-making prospectus for its use, if we are unable to maintain a current market-making prospectus, Merrill Lynch & Co. may be required to discontinue its market-making activities without notice.

USE OF PROCEEDS

        We will not receive any cash proceeds from the exchange offer. Because we are exchanging the old notes for the exchange notes, which have substantially identical terms and evidence the same indebtedness as the old notes, the issuance of the exchange notes will not result in any increase in our indebtedness. The proceeds from the offering of the old notes, net of offering discounts and commissions, was $170.5 million. The net proceeds from the offering of the old notes, together with borrowings under our new senior secured credit facility and the equity investment of MLGPE were used to pay a cash portion of the purchase price of the acquisition, to repay the old credit facility, to retire the retired notes and pay the related tender premium and accrued interest, and to pay all the related transaction fees and expenses.

SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

        The following table sets forth selected historical and pro forma consolidated financial data of NPC International, Inc. as of the dates and for the periods indicated. The selected historical consolidated financial data as of December 28, 2004 and December 27, 2005 and for the fiscal years ended December 30, 2003, December 28, 2004 and December 27, 2005 have been derived from our audited consolidated financial statements and related notes appearing elsewhere in this prospectus. The selected historical consolidated financial data as of March 27, 2001, March 26, 2002, December 31, 2002, and December 30, 2003 and for the fiscal years ended March 27, 2001, March 26, 2002, and the forty week period ended December 31, 2002 presented in this table have been derived from audited consolidated financial statements not included in this prospectus. The selected historical consolidated financial data as of and for the thirty-nine weeks ended September 27, 2005 and September 26, 2006 have been derived from our unaudited interim consolidated financial statements and related notes appearing elsewhere in this prospectus. The results of operations for any period are not necessarily indicative of the results to be expected for any future period.

        The selected pro forma consolidated financial data for the fiscal year ended December 27, 2005 and for the thirty-nine weeks ended September 26, 2006 gives effect to the transactions as if they had occurred as of December 29, 2004. The pro forma adjustments are based upon available information and certain assumptions that we consider reasonable. The pro forma consolidated financial data is not necessarily indicative of the results of operations that would have been achieved had the transactions been consummated on December 29, 2004 or that will be achieved in the future. The selected historical and pro forma consolidated financial data set forth below should be read in conjunction with, and are qualified by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations," the financial statements and related notes thereto appearing elsewhere in this prospectus, and the pro forma financial statements and the related notes thereto appearing elsewhere in this prospectus.

Historical
Fiscal Year ended March 27, 2001	Fiscal Year ended March 26, 2002	Forty week period ended December 31, 2002	Fiscal Year ended December 30, 2003	Fiscal Year ended December 28, 2004	Fiscal Year ended December 27, 2005	Pro Forma Fiscal Year ended December 27, 2005	Thirty-Nine Weeks ended September 27, 2005	Thirty-Nine Weeks ended September 26, 2006	Pro Forma Thirty-Nine Weeks ended September 26, 2006
(unaudited)	(unaudited)	(unaudited)	(unaudited)
(in thousands, except restaurant operating data, percentages and ratios)
Consolidated Statement of Operations Data:
Net product sales	$505,249	$536,394	$417,824	$549,342	$581,077	$596,824	$596,824	$450,431	$447,526	$447,526
Fees and other income	9,418	10,427	8,790	13,046	13,261	15,187	15,187	11,070	12,147	12,147

Total sales	514,667	546,821	426,614	562,388	594,338	612,011	612,011	461,501	459,673	459,673

Costs and expenses:
Cost of sales	128,461	140,900	109,137	143,958	160,248	161,114	161,114	121,181	115,317	115,317
Direct labor	144,926	152,236	119,496	156,718	163,134	165,576	165,576	126,372	125,854	125,854
Other restaurant operating expenses	155,163	167,827	132,536	175,942	180,303	186,601	186,601	139,926	145,699	145,699
General and administrative expense	25,977	27,519	22,689	30,560	31,839	32,547	32,547	23,307	37,707	24,997
Corporate depreciation and amortization of intangibles	11,863	11,295	7,982	6,295	7,321	6,517	16,811	4,922	7,333	11,060
Recapitalization and stock option cancellation expenses	—	4,772	178	—	—	—	—	—	—	—
Net facility action and impairment charges	2,475	1,355	2,107	1,085	655	1,320	1,320	852	412	412
Impairment of investment in RRH	—	—	6,738	—	—	—	—	—	—	—
Loss on sale of franchise territory	—	—	—	1,714	—	—	—	—	—	—
Net (gain) on disposition of assets	(408)	(724)	(21)	(643)	(922)	(4,157)	(4,157)	(218)	(651)	(651)

Total costs and expenses	468,457	505,180	400,842	515,629	542,578	549,518	559,812	416,342	431,671	422,688

Operating income	46,210	41,641	25,772	46,759	51,760	62,493	52,199	45,159	28,002	36,985

Other income (expense):
Interest expense	(14,461)	(18,029)	(15,371)	(17,572)	(15,322)	(14,630)	(35,283)	(11,117)	(19,629)	(30,017)
Loss on early termination of debt	—	—	—	—	(1,980)	—	—	—	(11,306)	—
Miscellaneous	219	135	85	(367)	(342)	(575)	(575)	(340)	(602)	(602)

Income before income taxes and extraordinary item	31,968	23,747	10,486	28,820	34,116	47,288	16,341	33,702	(3,535)	6,366
Provision (benefit) for income taxes(1)	9,192	8,315	3,669	(2,825)	—	—	5,719	—	(400)	2,228

Income before extraordinary item	22,776	15,432	6,817	31,645	34,116	47,288	10,622	33,702	(3,135)	4,138
Extraordinary loss from early extinguishment of debt, net of tax	—	3,188	—	—	—	—	—	—	—	—

Net income	$22,776	$12,244	$6,817	$31,645	$34,116	$47,288	$10,622	$33,702	$(3,135)	$4,138

Restaurant Operating Data:
Number of restaurants (at period end)	835	824	807	795	794	790	786	790
Same store net product sales	2.2%	4.9%	5.0%	1.3%	6.6%	3.2%	3.2%	(0.5)%
Statement of Cash Flows Data:
Net cash provided by (used in):
Operating activities	$54,744	$67,352	$38,437	$56,857	$65,189	$68,357	$55,522	$55,709
Investing activities	(73,212)	(85,279)	(16,864)	(22,338)	(30,610)	(24,264)	(22,668)	(504,266)
Financing activities	22,115	14,056	(20,155)	(34,880)	(34,653)	(43,398)	(31,864)	473,670
Other Financial Data:
Capital expenditures	55,314	22,032	17,120	25,609	32,901	30,773	23,005	26,777
Ratio of earnings to fixed charges(2)	2.5	x	1.5	x	1.9	x	2.1	x	2.4	x	3.1	x	1.6	x	2.9	x	0.9	x	1.2	x

	As of
	March 27, 2001	March 26, 2002	December 31, 2002	December 30, 2003	December 28, 2004	December 27, 2005	September 26, 2006
	(in thousands)
							(unaudited)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$7,489	$3,618	$5,036	$4,675	$4,601	$5,296	$30,299
Facilities and equipment, net	159,641	122,005	119,821	118,781	128,190	135,127	148,702
Total assets	442,872	425,964	413,561	398,535	408,369	411,201	824,296
Total debt (including current portion)	194,300	217,875	198,729	162,641	156,150	130,185	430,900
Total stockholders' equity	176,515	117,728	122,892	145,614	159,160	182,149	161,039

(1)
We elected to adopt subchapter S filing status effective January 1, 2003, at which time we became a "flow-through" entity for federal income tax purposes. In connection with the Transactions, we converted to C Corporation filing status and have become subject to state and federal income taxes.

(2)
For purposes of computing ratio of earnings to fixed charges, earnings consist of income from continuing operations plus fixed charges. Fixed charges consist of interest expense, amortization of debt issuance costs and the interest component of lease interest expense. The ratio of earnings to fixed charges for fiscal 2005 and the thirty-nine weeks ended September 26, 2006, on a pro forma basis after giving effect to the Transactions, would have been 1.6x and 1.2x, respectively.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

        The following discussion includes periods prior to the consummation of the Transactions. Accordingly, unless otherwise stated, the discussion of such periods does not reflect the significant impact that the Transactions will have on us, including significantly increased leverage and liquidity requirements. You should read the following discussion together with "Selected Historical and Pro Forma Consolidated Financial Data" and our consolidated financial statements and related notes included elsewhere in this prospectus. The discussion contains forward-looking statements involving risks, uncertainties and assumptions that could cause our results to differ materially from expectations. Factors that might cause such differences include those described under "Risk Factors," "Disclosure Regarding Forward-Looking Statements" and elsewhere in this prospectus.

Overview

        Who We Are.    We are the largest Pizza Hut franchisee in the world and the largest franchisee of any restaurant concept in the world. We were founded in 1962 and, as of September 26, 2006, we operated 790 Pizza Hut units in 26 states with significant presence in the Midwest, South and Southeast. As of December 27, 2005, we comprised approximately 13% of the domestic Pizza Hut restaurant system and 17% of the domestic Pizza Hut franchised restaurant units, excluding licensed units.

        Basis of Presentation and Consolidation.    Our financial condition and results of operations includes us and our wholly owned subsidiaries, as well as the accounts of Hawk-Eye Pizza, LLC, which for the periods presented was 25% owned by us and 75% owned by certain members of senior management, until May 3, 2006, when we acquired the 75% interest not formerly owned by us in conjunction with the Transactions. The accounts of Oread Capital Partners, LLC, an entity owned by certain members of senior management that held the 75% interest in Hawk-Eye Pizza, LLC, are also reflected in our consolidated financial statements during the periods presented through May 2, 2006, as we were deemed to have variable interests and were deemed the primary beneficiary.

        Our Fiscal Year.    We operate on a 52- or 53-week fiscal year ended on the last Tuesday in December. The fiscal years ended December 27, 2005, December 28, 2004 and December 30, 2003 each contained 52 weeks. For convenience, we refer to the fiscal years ended December 27, 2005, December 28, 2004 and December 30, 2003 as fiscal 2005, fiscal 2004 and fiscal 2003, respectively.

Our Sales

        Net Product Sales.    Net product sales are comprised of sales of food and beverages from our restaurants, net of discounts. In fiscal 2005, pizza sales accounted for approximately 84% of net product sales. Various factors influence sales at a given store, including customer recognition of the Pizza Hut brand, our level of service and operational effectiveness, pricing, marketing and promotional efforts and local competition. Several factors affect our sales in any period, including the number of stores in operation, same store sales and seasonality.

        Fees and Other Income.    Fees and other income are comprised primarily of delivery fees charged to customers and vending receipts.

        Store Openings and Closures.    Store openings, acquisitions, relocations and closures affect period-over-period comparisons. In addition to growing through new store openings and acquisitions, stores that do not meet our operating performance or image criteria are either rebuilt, relocated or closed without replacement. The table below shows the number of stores we operated at the beginning and end of each period.

	Fiscal Year
	2003	2004	2005
Stores at beginning of period	807	795	794
Stores developed during period	17	16	13
Stores sold during period	(5)	—	—
Stores closed during period	(24)	(17)	(17)

Stores open at end of period	795	794	790

        Same Store Net Product Sales.    The most important driver of the growth in our restaurant sales over the past three fiscal years has been increased same store net product sales. Same store net product sales refer to period-over-period sales comparisons for stores under our operation for at least 12 months prior to the beginning of the fiscal year. Because we have not significantly expanded our store-base since 2001, increases in same store net product sales, which were 1.3% in fiscal 2003, 6.6% in fiscal 2004 and 3.2% in fiscal 2005, accounted for substantially all of our sales growth over the past three years.

        Seasonality.    Our business is seasonal in nature with net product sales and operating income being lower in the third and fourth fiscal quarters. Sales are largely driven by product innovation, advertising and promotional activities and can be adversely impacted by holidays and economic times that generally negatively impact consumer discretionary spending, such as the back to school season.

Our Costs

        Our operating costs and expenses are comprised of cost of sales, direct labor, other restaurant expenses and general and administrative expenses. Our cost structure is highly variable with approximately 70% of operating costs variable to sales and volume of transactions.

        Cost of sales.    Cost of sales includes the cost of food and beverage products sold, less rebates from suppliers, as well as paper and packaging, and is primarily influenced by fluctuation in commodity prices. Cheese and meat costs have historically represented approximately 30% and 13% of our cost of sales, respectively. These costs can fluctuate from year to year given the commodity nature of the cost category, but are constant across regions. We are a member of the Unified Food Purchasing Cooperative, or "UFPC," and take advantage of their hedging and procurement programs to help reduce the volatility of commodity prices from period to period.

        Direct labor.    Direct labor includes the salary and related fringe benefit costs associated with restaurant based personnel. Direct labor is highly dependent on state minimum wage rate legislation given that the vast majority of our workers are hourly employees. To control labor costs, we are focused on adequate training and testing of our store employees, as well as retention of existing employees.

        Other restaurant operating expenses.    Other restaurant operating expenses include all other costs directly associated with operating a restaurant facility, which primarily represents franchise fees, advertising, rent and depreciation (facilities and equipment), utilities, delivery expenses, supplies, repairs, insurance and other costs.

        General and administrative expenses.    General and administrative expenses include field supervision and personnel costs and the corporate and administrative functions that support our restaurants, including employee wages and benefits, travel, information systems, recruiting and training costs, professional fees, supplies and insurance. As a consequence of this exchange offer, we will have on-going reporting requirements and will incur legal, accounting and other expenses that we did not incur in prior years, which could be significant.

Trends and Uncertainties Affecting Our Business

        We believe that as a franchisee of such a large number of Pizza Hut restaurants, our financial success is driven less by variable factors that affect regional restaurants and their markets, and more by trends affecting the food purchase industry—specifically the QSR industry. The following discussion describes certain key factors that may affect our future performance.

Demographics and Consumer Spending

        Lifestyle and demographic trends are positive drivers of the restaurant industry. The QSR industry has experienced consistent growth driven by favorable economic and consumer trends, including the increasing number of dual-income and single-parent households, increased disposable income and discretionary spending, an aging baby boomer generation, the rising time constraints of today's average consumer and relatively low levels of inflation. However, currently, the consumer is experiencing a reduction in disposable income due to rising energy costs and interest rates which is negatively impacting consumer spending in certain segments of the restaurant industry, including the segment in which we compete.

Competition

        The QSR industry is a fragmented market, with competition from national and regional chains, as well as independent operators, which affects pricing strategies and margins. In the pizza segment, limited product variability can make differentiation among competitors difficult. Thus, competitors continuously promote and market new product introductions, price discounts and bundled deals, and rely heavily on effective marketing and advertising to drive sales.

Commodity Prices

        Commodity prices of foods such as meat, cheese and wheat, can vary. The prices of these commodities can change throughout the year due to changes in demand and supply. The cost of our two primary commodities, meat and cheese, have been favorable compared to the prior year during the thirty-nine weeks ended September 26, 2006. At this time, these costs are still expected to remain favorable as compared to last year through the end of the fiscal year.

Labor Costs

        The restaurant industry is labor intensive and known for having a high level of employee turnover given low hourly wages and the part-time composition of workforce. Direct labor is highly dependent on state minimum wage rate legislation given the vast majority of workers are hourly employees whose compensation is either determined or influenced by the minimum wage. Recently, there have been efforts made in the United States Congress to increase the federal minimum wage rate. If legislation increasing the federal minimum wage is passed and signed into law it could significantly impact our labor costs and adversely impact our operating margins as we are uncertain that we could offset all of this increase through increased pricing and productivity improvements in our restaurants.

Results of Operations

        The table below presents our restaurant operating results as a percentage of net product sales for the last three fiscal years and the thirteen and thirty-nine week periods ended September 27, 2005 and September 26, 2006.

						Thirty-Nine Weeks Ended
				Thirteen Weeks Ended
	Fiscal year
				September 27, 2005	September 26, 2006	September 27, 2005	September 26, 2006
	2003	2004	2005
Net product sales	100%	100%	100%	100%	100%	100%	100%
Direct restaurant costs and expenses:
Cost of sales	26.2	27.6	27.0	26.4	26.2	26.9	25.8
Direct labor	28.5	28.1	27.7	28.3	28.7	28.1	28.1
Other restaurant operating expenses	32.0	31.0	31.3	32.2	35.4	31.1	32.6

Thirteen Weeks Ended September 26, 2006 Compared to the Thirteen Weeks Ended September 27, 2005

        Net Product Sales.    Net product sales for the thirteen weeks ended September 26, 2006 of $144.1 million were $0.9 million, or 0.6%, higher than the thirteen weeks ended September 27, 2005. The increase for the quarter primarily resulted from the favorable impact of rolling over lost store days from last year associated with Hurricane Katrina and a 0.2% increase in comparable store sales.

        Fees and Other Income.    Fees and other income were $3.9 million for the thirteen weeks ended September 26, 2006, compared to $3.5 million for the thirteen weeks ended September 27, 2005, for an increase of 11.4%. The increase is primarily due to an increase in delivery fees charged to customers effective during August 2005. A related increase in delivery driver reimbursement expense was reported separately in other restaurant operating expenses.

        Cost of Sales.    Cost of sales for the thirteen weeks ended September 26, 2006, of $37.7 million were flat as compared to the thirteen weeks ended September 27, 2005. Cost of sales decreased 0.2%, as a percentage of net product sales, to 26.2%, compared to 26.4% last year, largely due to an 11.5% decrease in the price of cheese and a 6.3% decrease in meat costs. However, the impact of select promotional discounting to increase traffic substantially offset the favorable commodity environment relative to last year.

        Direct Labor.    Direct labor costs for the thirteen weeks ended September 26, 2006, of $41.4 million were $0.9 million, or 2.2%, higher than for the thirteen weeks ended September 27, 2005. Direct labor costs increased 0.4%, as a percentage of net product sales, to 28.7% compared to 28.3% last year due to increased labor costs which were not fully offset by increases in productivity.

        Other Restaurant Operating Expenses.    Other restaurant operating expenses for the thirteen weeks ended September 26, 2006 of $51.0 million were $4.9 million, or 10.6%, greater than for the thirteen weeks ended September 27, 2005. These expenses increased 3.2%, as a percentage of net product sales, to 35.4% compared to 32.2% last year. The increase was largely due to increased depreciation and amortization of approximately $2.2 million resulting from higher carrying values of fixed assets from the push-down accounting adjustments and approximately $2.6 million in catch-up depreciation related to refinement of estimated useful lives of these fixed assets. Increased utility costs and delivery costs were partially offset by decreased insurance costs.

        General and Administrative Expenses.    General and administrative expenses for the thirteen weeks ended September 26, 2006, of $8.1 million were $0.4 million, or 5.2%, higher than for the thirteen weeks ended September 27, 2005. This increase was largely due to increased professional fees associated with public reporting requirements and amortization of the annual MLGPE management fee.

        Corporate Depreciation and Amortization.    Corporate depreciation and amortization costs for the thirteen weeks ended September 26, 2006, of $3.3 million were $1.7 million higher than for the thirteen weeks ended September 27, 2005, due largely to increased franchise rights and other amortization expense of $1.1 million and increased depreciation expense of $0.5 million associated with increased franchise rights value and fixed asset carrying values resulting from the Transactions-related push-down accounting adjustments.

        Net Facility Action and Impairment Charges.    During the thirteen weeks ended September 26, 2006, the Company recorded charges of $0.2 million for five locations compared to $0.4 million for seven locations during the thirteen weeks ended September 27, 2005.

        Gain on Disposition of Assets.    Gain on asset dispositions was $0.2 million for the thirteen weeks ended September 26, 2006 compared to $0.1 million for the thirteen weeks ended September 27, 2005 due to higher gains on property transactions.

        Interest Expense.    Interest expense of $9.8 million for the thirteen weeks ended September 26, 2006, was $6.1 million higher than for the thirteen weeks ended September 27, 2005, due to higher average debt levels resulting from the Transactions and increased amortization of deferred debt issuance costs.

        Income Taxes.    From January 1, 2003, through May 2, 2006, the Company was an S Corporation for income tax purposes. As of May 3, 2006, the Company became a C Corporation. No income tax provisions were recorded in any periods presented in this report prior to May 3, 2006. For the thirteen weeks ended September 26, 2006, the Company recorded an income tax benefit of $0.9 million for federal and state income taxes which resulted in an effective income tax rate of 27.3%.

        Net Loss.    We incurred a net loss for the thirteen weeks ended September 26, 2006, of $2.4 million compared to net income of $9.0 million for the thirteen weeks ended September 27, 2005. The decline was largely due to higher interest expense associated with the increase in post-transaction debt levels and higher depreciation and amortization expenses resulting from higher carrying values of fixed assets and intangibles from the push-down accounting adjustments.

Thirty-Nine Weeks Ended September 26, 2006 Compared to the Thirty-Nine Weeks Ended September 27, 2005

        Net Product Sales.    Net product sales for the thirty-nine weeks ended September 26, 2006, of $447.5 million were $2.9 million, or 0.6%, lower than for the thirty-nine weeks ended September 27, 2005. The decline in net product sales for the year-to-date period primarily resulted from a 0.5% decline in same store sales rolling over last year's same store sales growth of 3.2% in addition to a six-unit decline in full-time equivalent store count.

        Fees and Other Income.    Fees and other income were $12.1 million for the thirty-nine weeks ended September 26, 2006, compared to $11.1 million for the thirty-nine weeks ended September 27, 2005, for an increase of 9.0%. The increase is primarily due to increased delivery fees charged to customers effective during August 2005. A related increase in delivery driver reimbursement expense was reported separately in other restaurant operating expenses.

        Cost of Sales.    Cost of sales for the thirty-nine weeks ended September 26, 2006, of $115.3 million were $5.9 million, or 4.9% lower than for the thirty-nine weeks ended September 27, 2005. Cost of sales decreased 1.1%, as a percentage of net product sales, to 25.8%, compared to 26.9% last year, largely due to an 11.4% decrease in the price of cheese and an 11.8% decrease in meat costs. These cost savings were partially offset by the impact of certain promotional activities which increased cost of sales as a percent of net product sales.

        Direct Labor.    Direct labor costs for the thirty-nine weeks ended September 26, 2006, of $125.9 million were $0.5 million, or 0.4%, lower than for the thirty-nine weeks ended September 27, 2005. Direct labor costs as a percentage of net product sales were relatively flat compared to last year. A second quarter $1.0 million favorable adjustment to health insurance reserves due to favorable claims experience and increased productivity were effectively offset by increased average wage rates and de-leveraging of fixed labor cost caused by the decline in same store sales.

        Other Restaurant Operating Expenses.    Other restaurant operating expenses for the thirty-nine weeks ended September 26, 2006, of $145.7 million were $5.8 million, or 4.1%, higher than for the thirty-nine weeks ended September 27, 2005. These expenses increased 1.5%, as a percentage of net product sales, to 32.6%, compared to 31.1% last year, largely due to increased depreciation and amortization resulting from higher carrying values of fixed assets resulting from the Transactions-related push-down accounting adjustments of $4.5 million. Additionally, increased utility costs, de-leveraging of fixed costs associated with the decline in sales and increased delivery costs due to rising gas prices were slightly offset by decreases in general insurance.

        General and Administrative Expenses.    General and administrative expenses for the thirty-nine weeks ended September 26, 2006, of $37.7 million were $14.4 million higher than for the thirty-nine weeks ended September 27, 2005. This increase was largely due to $11.9 million in accelerated deferred compensation expense incurred as a result of the termination of the Executive Deferred Compensation Plan as required by the Transactions as well as $0.8 million of related professional fees incurred. Increased profit sharing expense, increased bank service fees and credit card expense, the amortization of the annual MLGPE management fee and increased professional fees also contributed to the increase in general and administrative expenses.

        Corporate Depreciation and Amortization.    Corporate depreciation and amortization for the thirty-nine weeks ended September 26, 2006, of $7.3 million were $2.4 million higher than for the thirty-nine weeks ended September 27, 2005, due to increased franchise rights amortization expense and depreciation expense associated with increased franchise rights value and fixed asset carrying values resulting from the Transaction-related push-down accounting adjustments.

        Net Facility Action and Impairment Charges.    During the thirty-nine weeks ended September 26, 2006, we recorded charges of $0.4 million for 13 locations compared to $0.9 million for 14 locations during the thirty-nine weeks ended September 27, 2005.

        Gain on Disposition of Assets.    Gain on asset dispositions for the thirty-nine weeks ended September 26, 2006 was $0.7 million compared to $0.2 million for the thirty-nine weeks ended September 27, 2005 due to increased property transaction gains.

        Interest Expense.    Interest expense of $19.6 million for the thirty-nine weeks ended September 26, 2006, was $8.5 million higher than for the thirty-nine weeks ended September 27, 2005, due to higher average debt levels resulting from the Transactions and increased amortization of deferred debt issuance costs.

        Loss on Early Termination of Debt.    A loss of approximately $11.3 million resulted from the $10.4 million make-whole payment made on our $100.0 million senior notes and write-off of $0.9 million of unamortized debt issue costs associated with the early termination of our debt which was extinguished on the close date of the Transactions.

        Miscellaneous.    For the thirty-nine weeks ended September 26, 2006, miscellaneous expense was $0.6 million compared to $0.3 million for the thirty-nine weeks ended September 27, 2005.

        Income Taxes.    From January 1, 2003, through May 2, 2006, we were an S Corporation for income tax purposes. As of May 3, 2006, we became a C Corporation. No income tax provisions were recorded in any periods presented in this report prior to May 3, 2006. For the twenty-one weeks ended September 26, 2006, we recorded an income tax benefit of $0.4 million for federal and state income taxes which resulted in an effective income tax rate of 21.0%.

        Net Loss.    We incurred a net loss for the thirty-nine weeks ended September 26, 2006, of $3.1 million compared to net income of $33.7 million for the thirty-nine weeks ended September 27, 2005. Excluding the $11.3 million in loss on early termination of debt, the $11.9 million in accelerated deferred compensation expense incurred as a result of the termination of the Executive Deferred Compensation Plan, $0.4 million in income tax benefit and $0.8 million in transaction related professional fees, net income would have been $20.5 million, which was $13.2 million lower than the $33.7 million reported in the prior year. This decline was due to higher interest expense associated with the increase in post-transaction debt levels and higher depreciation and amortization expenses resulting from higher carrying values of fixed assets and intangibles resulting from the Transactions-related push-down accounting adjustments.

Fiscal 2005 Compared to Fiscal 2004

        Net Product Sales.    Net product sales in fiscal 2005 of $596.8 million were $15.7 million, or 2.7%, higher than in fiscal 2004, resulting largely from an increase in same store sales of 3.2% for fiscal 2005. Our same store sales growth in fiscal 2005 resulted primarily from successful promotional activity, including "Dippin' Strips™," "Three Cheese Stuffed Crust Pizza," "Pan Pizza 25th Anniversary Special" promotion and "More4All™ Pizza."

        Fees and Other Income.    Fees and other income in fiscal 2005 of $15.2 million were $1.9 million, or 14.3% higher than in fiscal 2004. The increase is primarily due to an increase in delivery fees charged to customers effective during the last half of 2005. This increase was partially offset by a corresponding increase in delivery driver reimbursement, which is reported separately in other restaurant operating expenses.

        Cost of Sales.    Cost of sales in fiscal 2005 of $161.1 million was $0.9 million, or 0.5%, higher than in fiscal 2004. However, cost of sales decreased 0.6% as a percentage of net product sales to 27.0% in fiscal 2005 compared to 27.6% in fiscal 2004 largely due to a 9% decrease in the price of cheese, partially offset by a higher cost product mix in fiscal 2005.

        Direct Labor.    Direct labor costs in fiscal 2005 of $165.6 million were $2.4 million, or 1.5%, higher than in fiscal 2004. However, direct labor costs declined 0.4% as a percentage of net product sales to 27.7% in fiscal 2005 compared to 28.1% in fiscal 2004, due to increased labor productivity, sales leverage achieved on certain fixed labor costs and lower employee health insurance costs.

        Other Restaurant Operating Expenses.    Other restaurant operating expenses in fiscal 2005 of $186.6 million were $6.3 million, or 3.5%, higher than in fiscal 2004. Other restaurant operating expenses increased 0.3% as a percentage of net product sales to 31.3% in fiscal 2005 compared to 31.0% in fiscal 2004, due primarily to higher utility costs and delivery expenses due to rising fuel costs, partially offset by increased sales leverage on fixed operating expenses.

        General and Administrative Expenses.    General and administrative expenses in fiscal 2005 of $32.5 million were $0.7 million, or 2.2%, higher than in fiscal 2004. The increase was the result of higher bank service fee and credit card expenses, increased contributions to our POWR Plan, an employee incentive plan, and increased accrual for our Executive Deferred Compensation Plan. These expenditures were partially offset by lower professional fee expenses.

        Corporate Depreciation and Amortization of Intangibles.    Corporate depreciation, amortization of intangibles, and pre-opening costs in fiscal 2005 of $6.5 million were $0.8 million, or 11.0%, lower than in fiscal 2004. This decrease was largely due to higher smallware amortization in fiscal 2004 associated with new product introductions.

        Net Facility Action and Impairment Charges.    Net facility action and impairment charges, which are provisions recorded for assets and intangibles impaired as a result of closure commitment, impairment on other long-lived assets as well as estimated de-identification costs and contractual lease carry costs in fiscal 2005, were $1.3 million in fiscal 2005, compared to $0.7 million in fiscal 2004, due largely to an impairment charge of $0.4 million on other assets not related to facility action charges.

        Gain on Disposition of Assets.    Gain on asset dispositions was $4.2 million in fiscal 2005 compared to $0.9 million in fiscal 2004. The increase was primarily due to a gain on sale of a former restaurant property in Florida of $3.6 million.

        Interest Expense.    Interest expense of $14.6 million in fiscal 2005 was $0.7 million, or 4.5%, lower than fiscal 2004 due to lower debt levels in fiscal 2005.

        Loss on Early Termination of Debt.    In fiscal 2004, we refinanced certain of our debt facilities and incurred a loss on early termination of debt of $2.0 million and incurred no such expense in fiscal 2005.

        Miscellaneous.    Miscellaneous expense was $0.6 million in fiscal 2005 compared to $0.3 million in fiscal 2004.

        Net Income.    Net income in fiscal 2005 of $47.3 million was $13.2 million, or 38.6%, higher than in fiscal 2004. The increase in net income in fiscal 2005 was largely due to higher income from restaurant operations, resulting primarily from increased net product sales and improved operating margins. Net income in fiscal 2005 was also positively impacted by the $3.6 million gain on sale of a former restaurant property in Florida. In contrast, net income in fiscal 2004 was negatively impacted by a $2.0 million charge incurred in connection with the early termination of debt.

Fiscal 2004 Compared to Fiscal 2003

        Operating results for fiscal 2004 versus fiscal 2003 and discussion of the fiscal 2004 results are provided below.

        Net Product Sales.    Net product sales in fiscal 2004 of $581.1 million were $31.7 million, or 5.8%, higher than in fiscal 2003, resulting largely from an increase in same store sales of 6.6%. Our same store sales growth in fiscal 2004 resulted primarily from successful promotional activity, including "4forALL™," "Buffalo Chicken Pizza," "Twisted Crust™," and "National Pizza Sale" promotion.

        Fees and Other Income.    Fees and other income were $13.3 million for fiscal year 2004 compared to $13.0 million for fiscal year 2003, for an increase of 2.3%. The increase was primarily due to an increase in delivery transactions.

        Cost of Sales.    Cost of sales in fiscal 2004 of $160.2 million was $16.3 million, or 11.3%, higher than in fiscal 2003. Cost of sales increased 1.4% as a percentage of net product sales to 27.6% in fiscal 2004 compared to 26.2% in fiscal 2003, due to a 23% increase in cheese prices and an 18% increase in meat prices in fiscal 2004 over fiscal 2003. Also contributing to this increase was a higher cost product mix.

        Direct Labor.    Direct labor costs in fiscal 2004 of $163.1 million were $6.4 million, or 4.1%, higher than in fiscal 2003. However, direct labor costs declined 0.4% as a percentage of net product sales to 28.1% in fiscal 2004 compared to 28.5% in fiscal 2003, largely due to increased labor productivity and leverage on fixed labor cost associated with higher net product sales compared to fiscal 2003.

        Other Restaurant Operating Expenses.    Other restaurant operating expenses in fiscal 2004 of $180.3 million were $4.4 million, or 2.5%, higher than in fiscal 2003. However, other restaurant operating expenses declined 1.0% as a percentage of net product sales to 31.0% in fiscal 2004 compared to 32.0% in fiscal 2003, due to leverage on fixed costs associated with increased net product sales, lower insurance costs, and lower premium costs due to costs associated with a promotion that ran in fiscal 2003, but not in fiscal 2004.

        General and Administrative Expenses.    General and administrative expenses in fiscal 2004 of $31.8 million were $1.2 million, or 3.9%, higher than in fiscal 2003. The increase was largely due to increased contributions to our POWR Plan and bank service fees and credit card expenses, partially offset by the benefit received from a corporate reorganization.

        Corporate Depreciation and Amortization of Intangibles.    Corporate depreciation, amortization of intangibles, and pre-opening costs in fiscal 2004 of $7.3 million were $1.0 million, or 16.3%, higher than in fiscal 2003 primarily as a result of higher amortization associated with the introduction of new products.

        Net Facility Action and Impairment Charges.    Net facility action and impairment charges were $0.7 million in fiscal 2004, compared to $1.1 million in fiscal 2003, due to fewer store closures in 2004.

        Loss on Sale of Franchise Territory.    No provision for loss on sale of franchise territory was made in fiscal 2004 compared to a loss on the sale of a franchise territory of $1.7 million in fiscal 2003.

        Gain on Disposition of Assets.    Gain on asset dispositions was $0.9 million in fiscal 2004 compared to $0.6 million in fiscal 2003.

        Interest Expense.    Interest expense of $15.3 million in fiscal 2004 was $2.3 million, or 12.8%, lower than in fiscal 2003 due to lower debt levels in fiscal 2004.

        Loss on the Early Termination of Debt.    In fiscal 2004, we incurred a $2.0 million expense associated with the early termination of debt in connection with refinancing certain of our debt facilities. No similar charge was incurred in fiscal 2003.

        Miscellaneous.    Miscellaneous expense was $0.3 in fiscal 2004 compared to $0.4 million in fiscal 2003.

        Provision for Income Taxes (Benefit).    No provision for income taxes was made in fiscal 2004 compared to a benefit for income taxes of $2.8 million in fiscal 2003 related to our conversion to an S-Corporation in January 2003.

        Net Income.    Net income in fiscal 2004 of $34.1 million was $2.5 million, or 7.8%, higher than in fiscal 2003. The increase was largely due to higher income from restaurant operations, resulting primarily from an increase in net product sales, as well as lower interest expense. Partially offsetting these positive impacts on net income in fiscal 2004 was higher commodity prices, higher general and administrative costs and the loss of $2.0 million incurred in connection with the early termination of debt. In fiscal 2003, net income was positively impacted by a benefit for income taxes of $2.8 million, partially offset by a loss on the sale of a franchise territory of $1.7 million, neither of which had an impact on net income in fiscal 2004.

Liquidity and Capital Resources

        Our short-term and long-term liquidity needs arise primarily from: (1) interest payments primarily related to our new senior secured credit facility and the notes; (2) capital expenditures, including those for our re-imaging plan, maintenance capital expenditures, and the introduction of the WingStreet™ concept at existing locations; and (3) working capital requirements as may be needed to support our business. We intend to fund our operations, interest expense, capital expenditures and working capital requirements principally from cash from operations and our revolving credit facility.

        Our working capital primarily consists of cash and cash equivalents, accounts receivable, inventory, prepaids, accounts payable and accrued expenses and was a deficit of $26.7 million as of September 26, 2006. Like most restaurant companies, we are a cash business with low levels of inventories and accounts receivable. Because our sales are primarily cash and we receive credit from our suppliers, we operate on a net working capital deficit. Further, receivables are not a significant asset in the restaurant business and inventory turnover is rapid. Therefore, historically we have used available liquid assets to reduce borrowings under our revolving line of credit. Cash and cash equivalents as of September 26, 2006 included $20.6 million to fund the Nashville acquisition, which closed on October 2, 2006.

        The table below presents our statement of cash flows data for the predecessor entity and successor entity on a combined basis for the thirty-nine weeks ended September 26, 2006 and September 25, 2005:

	39 Weeks Ended	39 Weeks Ended
	September 26, 2006	September 27, 2005
Net cash provided by (used in):
Operating activities	$55,709	$55,522
Investing activities	(504,266)	(22,668)
Financing activities	473,670	(31,864)

        Net operating cash inflows were $55.7 million and $55.5 million for the thirty-nine weeks ended September 26, 2006 and September 27, 2005, respectively. Cash from operating activities was impacted primarily from recording the acceleration of the executive deferred compensation plan of $11.9 million, the loss recorded on the early termination of debt of $11.3 million, and increased depreciation expense recorded on the higher carrying value of fixed assets from the Transactions offset by changes within working capital items.

        Net investing cash outflows were $504.3 million and $22.7 million for the thirty-nine weeks ended September 26, 2006 and September 27, 2005, respectively. Net cash outflows were primarily impacted by costs relating to the Transactions totaling $478.8 million, in addition to an increase of $3.7 million in capital expenditures undertaken to ensure maximum royalty relief of 2.5% for the subject property for asset remodels.

        Net financing cash inflows were $473.7 million for the thirty-nine weeks ended September 26, 2006 compared to outflows of $31.9 for the thirty-nine weeks ended September 27, 2005. Net cash inflows were primarily impacted by $624.5 million of proceeds obtained to finance the Transactions, net of debt issuance costs. Additionally, the Company received proceeds of $46.5 million for assets sold in a sale-leaseback transaction that was completed in September 2006. These inflows were largely offset by pay-downs in outstanding debt balances and a $10.4 million make-whole payment on the early termination of debt in conjunction with the Transactions.

        Capital expenditures for the thirty-nine week period ended September 26, 2006 were $26.8 million, and for fiscal 2003, 2004 and 2005 were $25.6 million, $32.9 million and $30.8 million, respectively, and were and are our principal uses of cash for investing activities. The table below sets forth the components of these capital expenditures for the last three fiscal years and the thirty-nine week period ended September 26, 2006.

				Thirty-Nine Week Period Ended September 26, 2006
	Fiscal Year
Expenditure category
	2003	2004	2005
	(in thousands)			(in thousands)
Maintenance	$8,749	$8,841	$9,737	$4,958
Development	16,860	24,060	21,036	21,819

Total capital expenditures	$25,609	$32,901	$30,773	$26,777

        Our franchise agreements require us to re-image, rebuild/remodel all of our dine-in assets by December 31, 2012. As of December 27, 2005, we have invested over $100.0 million on rebuilding/remodeling 191 of our restaurants and have completed an additional 175 re-images, all of which are credited under our franchise agreements towards these investment requirements. The required asset action (re-image vs rebuild/remodel) for each dine-in asset was determined based on each asset's historical sales volume and trade area population. The re-image of an asset entails limited exterior refurbishment (paint, parking lot, etc.) and significant restaurant interior upgrades. A remodel of an existing asset entails a total interior and exterior refurbishment, completely upgrading the asset to the latest PHI standards. In 2004 and 2005, we accelerated our remodel efforts to maximize royalty relief available for qualifying asset actions. Although our franchise agreements only required 15% of this rebuild/remodel activity to be complete by the end of 2005, as of December 27, 2005, we had already completed over 70%. Our completion status versus the franchise agreement requirements provides additional flexibility as to the timing of these capital expenditures in future years. As of December 27, 2005, we have completed 175 of a required 298 dine-in re-images. We plan to have all remaining required re-images completed by December 31, 2008. In addition to the re-imaging program, we intend to make capital expenditures to retrofit certain existing stores to serve and promote a co-branded chicken wing product line under the name WingStreet™.

        Based upon current operations, we believe that our cash reserves at September 26, 2006 and cash flows from operations, together with borrowings that are available under the revolving credit facility portion of our new senior secured credit facility, will be adequate to meet our anticipated requirements for working capital, capital expenditures, scheduled principal and interest payments through the next twelve months and the pending acquisition of the Nashville, TN stores. At September 26, 2006, we had $49.1 million of borrowing capacity available under our revolving line of credit net of $25.0 million of outstanding letters of credit. Our ability to satisfy our financial covenants under our new senior secured credit facility, meet our debt service obligations and reduce our debt will be dependent on our future performance, which in turn, will be subject to general economic conditions and to financial, business, and other factors, including factors beyond our control. We believe that our ability to repay amounts outstanding under our new senior secured credit facility and the notes at maturity will likely require additional financing, which may not be available to us on acceptable terms, if at all. A portion of our debt bears interest at floating rates; therefore, our financial condition is and will continue to be affected by changes in prevailing interest rates.

Subsequent Events

        On October 2, 2006, the Company acquired 39 stores from Pizza Hut, Inc. ("PHI") in and around Nashville, Tennessee for $28.9 million including 13 fee owned properties. According to information provided to the Company in due diligence, these stores generated sales of $34.0 million during the 53 weeks ended June 12, 2006. At closing, the Company assigned its right to acquire 9 of the 13 fee owned properties to Realty Income Corporation ("RIC") who purchased them from PHI for $8.3 million and leased them back to the Company over an initial lease term of 10 years with 4 five year renewal options. Management intends to sell 2 of the 4 remaining properties to RIC for $2.0 million, following completion of remaining due diligence and lease them back for $0.2 million annual base rent on the same terms as the aforementioned assigned assets. The residual purchase price of $20.6 million, excluding developmental fees on the acquisition, was funded from a portion of the proceeds from the 89 store sale-leaseback transaction completed mostly during the third quarter. In conjunction with this transaction, the Company entered into agreements to develop the WingStreet™ concept at 17 existing locations and construct new Pizza Hut WingStreet™ delivery units in the acquired market at certain intervals over the next five years. In conjunction with this commitment, the Company paid a deposit of $20 thousand per WingStreet™ conversion and $70 thousand per new Pizza Hut WingStreet™ delivery unit for a total deposit of $0.6 million. These amounts are refundable to the Company, net of any applicable initial fees retained by PHI, if the Company should meet the development timeline; otherwise, such amounts will be forfeited.

        On October 24, 2006, the Company sold 9 stores in Utah, Nevada and Arizona for $2.0 million; there will be no gain or loss recognized from this transaction.

Commitments and Contractual Obligations

        The following table discloses aggregate information about our contractual cash obligations as of December 27, 2005 after giving effect to the Transactions and the periods in which payments are due:

	Payments due for fiscal year
	Total	2006	2007	2008	2009	2010	After 2010
	(in millions)
Long-term debt(1)	$475.0	$3.0	$3.0	$3.0	$3.0	$3.0	$460.0
Operating leases(2)	149.5	22.6	18.2	15.3	12.9	10.1	70.4
Purchase obligations	4.5	4.5	—	—	—	—	—

Total contractual obligations(3)(4)	$629.0	$30.1	$21.2	$18.3	$15.9	$13.1	$530.4

(1)
Does not include interest that would have been payable on outstanding long-term debt obligations after giving effect to the Transactions, including 9.5% annual interest on $175.0 million aggregate principal amount of notes and variable rate interest under our new senior secured credit facility. See "Description of New Senior Secured Credit Facility—Interest Rates and Fees."

(2)
The majority of our leases contain renewal options for one to five years. The remaining leases may be renewed upon negotiations, which could increase total lease payments. Total minimum lease payments have been reduced by aggregate minimum sublease rentals of $1.8 million under operating leases due in the future under noncancelable subleases. Does not include operating lease payments from the 89-unit sale leaseback and the Nashville, TN transactions, which is expected to increase annual operating lease payments by approximately $5.2 million.

(3)
Does not include $17.0 million of payments which were made under our Executive Deferred Compensation Plan, which have been accelerated in connection with the Transactions.

(4)
Does not include capital expenditure requirements under our franchise agreements. See "Business—Re-Imaging Plan."

        Concurrently with the closing of the Transactions, the Company acquired the 75% membership interest in Hawk-Eye that was not previously owned by the Company from certain members of management, other than a $3.3 million membership interest that management ultimately exchanged for shares in NPC Holdings for an equivalent fair market value. Additionally, in September 2006, certain members of the board of directors purchased interests in NPC Holdings; the total membership interests not owned by MLGPE are $3.3 million as of September 26, 2006. Under the terms of the Amended and Restated Limited Liability Company Agreement of NPC Acquisition Holdings ("LLC Agreement"), the membership interests are mandatorily redeemable units, which are required to be repurchased by NPC Holdings upon the termination of employment of each member; however, the value of this liability is subject to a formula as defined within the LLC Agreement based upon the terms of the member's resignation. The Company does not have a contractual obligation to fund the purchase of the mandatorily redeemable units; however, the Company may be required to provide a distribution to NPC Holdings in the event of a member's resignation from the Company.

        In connection with the purchase of membership interests by certain members of the board of directors, the Company is obligated to issue 0.1 million time vesting options, which is anticipated to occur during the fourth quarter of fiscal year 2006. These options will be accounted for under the terms and conditions of options issued under the new stock incentive plan.

Off-Balance Sheet Arrangements

        As of September 26, 2006, our only off-balance sheet arrangements, other than operating leases described above were letters of credit, in the amount of $25.0 million, issued under our existing credit facility primarily in support of self-insured risks and which remain outstanding under our new senior secured credit facility.

Inflation

        Inflationary factors such as increases in food and labor costs directly affect our operations. Because most of our employees are paid on an hourly basis, changes in rates related to federal and state minimum wage and tip credit laws will affect our labor costs. We are not always able to offset higher costs with price increases. Concurrently, there is significant activity in the United States Congress regarding a potential increase in the federal minimum wage rate. If legislation increasing the federal minimum wage is passed, it could significantly impact our labor costs and adversely impact our operating margins as we are uncertain that we could offset all of this increase through increased pricing and productivity improvements in our restaurants. While we do not believe our business is highly sensitive to inflation, there can be no assurance that a high rate of inflation would not have an adverse impact on our operations.

Quantitative and Qualitative Disclosures about Market Risk

        We are exposed to various market risks. Market risk is the potential loss arising from adverse changes in market prices and rates. We do not enter into derivative or other financial instruments for trading or speculative purposes.

        Interest Rate Risk.    Our primary market risk exposure is interest rate risk. All of our borrowings under our new senior secured credit facility bear interest at a floating rate. As of September 26, 2006, we had $255.9 million in long-term floating rate debt outstanding under our senior secured credit facility. Accordingly, our net income will be affected by changes in interest rates. We entered into a $140.0 million amortizing fixed to floating rate interest rate swap at a fixed rate of 5.39% on June 6, 2006 leaving us with $115.9 million of floating rate debt at September 26, 2006. After giving effect to the swap, a 1.0% increase in this floating rate would have increased interest expense on a pro forma basis for fiscal 2005 and the thirty-nine weeks ended September 26, 2006 by approximately $1.2 million and $0.9 million, respectively. See "Description of New Senior Secured Credit Facility—Interest Rates and Fees."

        Commodity Prices.    Commodity prices of foods such as meat, cheese and wheat, can vary. The prices of these commodities can change throughout the year due to changes in demand and supply. Cheese and meat costs have historically represented approximately 30% and 13% of our cost of sales, respectively. We are a member of the UFPC, and take advantage of their hedging and procurement programs to help reduce the volatility of commodity prices from period to period. As of September 26, 2006, approximately 30% of our cheese costs were hedged six to nine months in advance through a combination of derivatives purchased by the UFPC. The estimated increase in our food costs from a hypothetical $0.10 adverse change in the average cheese block price per pound would have been approximately $3.1 million in 2005 and $2.5 million for the thirty-nine weeks ended September 26, 2006, without giving effect to our hedging programs.

Critical Accounting Policies

        Critical accounting policies are those that require us to make assumptions that are difficult or complex about matters that are uncertain and may change in subsequent periods, resulting in changes to reported results.

        The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        Our significant accounting policies are described in Note 1 in the audited consolidated financials statements located elsewhere in this prospectus. The following policies could be deemed critical and require us to make judgments and estimates.

        Revenue Recognition.    We recognize revenue when products are delivered to the customer or meals are served.

        Facilities and Equipment.    Facilities and equipment are recorded at either cost or fair as a result of the Transactions. Depreciation is charged on the straight-line basis for buildings, furniture, and equipment. Leasehold improvements are amortized on the straight-line basis over the estimated economic life of the improvements, or the term of the lease, whichever is shorter. Assets held for sale of $0.8 million and $0.9 million at December 27, 2005 and December 28, 2004, respectively, which are included in other assets, and of $1.5 million at September 26, 2006, are reported at lower of cost or the fair value less estimated costs to sell.

        We review long lived assets related to each restaurant annually for impairment or whenever events or changes in circumstances indicate that the carrying amount of a restaurant may not be recoverable. We evaluate restaurants using a "two year history of cash flow losses" as the primary indicator of potential impairment. Based on the best information available, we write down an impaired restaurant to its estimated fair market value, which becomes its new cost basis. Estimated fair market value is determined by discounting estimated future cash flows including the estimated net realizable value of the property, if any. Additionally, when a commitment is made to close a store beyond the quarter in which the closure commitment is made, it is reviewed for impairment and depreciable lives are adjusted. The impairment evaluation is based on the estimated cash flows from continuing use until the expected disposal date plus the expected terminal value. Management judgment is necessary to estimate future cash flows. Accordingly, actual results could vary from management estimates.

        Pizza Hut Franchise Agreements.    Effective January 1, 2003, we began operating under new franchise agreements with PHI. The franchise agreements have an initial term of 30 years and a 20 year renewal term. Certain of the franchise agreements contain perpetual 20 year renewal terms subject to certain criteria. The amortization of all franchise rights were extended to coincide with this 50 year term (initial term plus a renewal term effective January 1, 2003). Under the franchise agreements we are required to rebuild or re-image a substantial number of restaurants depending upon certain criteria, as defined in the franchise agreements, during the initial 10 year period ending December 31, 2012. Certain of the assets to be rebuilt with respect to which we currently pay royalties of 6.5% of sales (as defined in the franchise agreements) will qualify for a reduction in royalty rate of up to 2.5% of sales depending upon the timing and nature of the action we take. The franchise agreements also provide for future increases in the royalty rates to be paid for delivery units. The first such increase will occur in certain delivery units effective January 1, 2010, when royalty rates are scheduled to increase by 0.5% of sales to 4.5%. Effective January 1, 2020, royalty rates for these delivery units are scheduled to increase to 4.75% and, effective January 1, 2030, these rates will increase to 5%.

        Royalty expense was included in other operating expense and totaled $19.6 million and $19.9 million during the thirty-nine weeks ended September 26, 2006 and September 27, 2005, respectively, and $26.3 million, $26.1 million and $25.2 million in fiscal 2005, 2004 and 2003, respectively.

        Franchise Rights and Goodwill.    We do not amortize goodwill and we test it annually for impairment using a discounted cash flow method. Our finite-lived intangible assets (namely franchise rights) are being amortized over the life of the franchise agreements and are tested annually for impairment using an undiscounted cash flow method.

        PHI franchised Pizza Hut restaurants to NPC Management, Inc., or "NPCM," the Company's previous wholly owned subsidiary. In connection with the Acquisition, on March 7, 2006, NPC Holdings, NPCM and the Company entered into an amendment to the franchise agreements, which, among other things, includes PHI's consent to the Acquisition. In November 2006, the Company dissolved NPCM. Upon this dissolution, NPCM merged with and into the Company, at which time, the franchise agreements transferred title to the Company.

        Self-Insurance Accruals.    We self-insure a significant portion of expected losses under our workers' compensation, employee medical, general liability, auto and non-owned auto programs. Accrued liabilities have been recorded based on our estimates of the ultimate costs to settle incurred claims, both reported and unreported.

        Derivative Instruments and Hedging Activities.    The Company participates in interest rate related derivative instruments to manage its exposure on its debt instruments. The Company records all derivative instruments on the balance sheet as either assets or liabilities measured at fair value under the provisions of Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133"), as amended. Changes in the fair value of these derivative instruments are recorded either through current earnings or as other comprehensive income, depending on the type of hedge transaction. Gains and losses on derivative instruments designated and qualifying as cash flow hedges are reported in other comprehensive income and reclassified into earnings in the periods in which earnings are impacted by the hedged item.

        On June 6, 2006, the Company entered into an amortizing floating-to-fixed swap agreement expiring December 31, 2011, on an initial notional amount of $140.0 million. Under this swap, the Company will pay 5.39% and receive the three-month LIBOR rate as determined on the reset dates. These swaps were entered into to provide a hedge against the effect of rising interest rates on the $300.0 million Term Loan B Notes under the Senior Secured Credit Facility. As of September 26, 2006, the Company recognized $1.2 million ($0.8 million after tax) of other comprehensive losses related to the fair market value of these interest rate swaps.

        Use of Estimates.    The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recent Accounting Pronouncements

        In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements." This statement defines fair value, establishes a framework for using fair value to measure assets and liabilities, and expands disclosures about fair value measurements. The statement applies whenever other statements require or permit assets or liabilities to be measured at fair value. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. We are currently evaluating the impact of SFAS 157 on our consolidated financial statements.

        In September 2006, the FASB issued SFAS No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans." This statement requires companies to recognize a net liability or asset and an offsetting adjustment to accumulated other comprehensive income to report the funded status of defined benefit pension and other postretirement benefit plans. The statement requires prospective application, and the recognition and disclosure requirements are effective for companies with fiscal years ending after December 15, 2006. Additionally, SFAS No. 158 requires companies to measure plan assets and obligations at their year-end balance sheet date. This requirement is effective for fiscal years ending after December 15, 2008. The adoption of SFAS 158 is not expected to have a material impact on our consolidated financial statements.

        In June 2006, the Financial Accounting Standards Board, or "FASB", issued Interpretation No. 48, "Accounting for Uncertainty in Income Taxes," ("FIN 48") an interpretation of FASB Statement No. 109, "Accounting for Income Taxes." FIN 48 requires that a position be taken or expected to be taken in a tax return be recognized in the financial statements when it is more likely than not (i.e. likelihood of more than fifty percent) that the position would be sustained upon examination by tax authorities. A recognized tax position is then measured at the largest amount of benefit that is greater than fifty percent likely of being recognized upon ultimate settlement. We have not yet determined the impact of the recognition and measurement requirements of FIN 48 on our existing tax positions. Upon adoption, the cumulative effect of applying the recognition and measurement provisions of FIN 48, if any, shall be reflected as an adjustment to the opening balance of retained earnings. FIN 48 is effective for fiscal years beginning after December 15, 2006, which for us is the year beginning December 27, 2006.

        In March 2006, the Emerging Issues Task Force ("EITF") issued EITF Issue 06-3, "How Sales Taxes Collected From Customers and Remitted to Governmental Authorities Should be Presented in the Income Statement." A consensus was reached that entities may adopt a policy of presenting sales taxes in the income statement on either a gross or net basis. If taxes are significant, an entity should disclose its policy of presenting taxes and the amounts of taxes. The guidance is effective for periods beginning after December 15, 2006. The Company presents sales in the consolidated statements of income net of sales taxes. This Issue will not have an impact on the Company's consolidated financial statements.

        In February 2006, the FASB issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments—an amendment of SFAS No. 133 and 140." This Statement simplifies accounting for certain hybrid financial instruments, eliminates the interim guidance in Statement 133 Implementation Issue No. D1, "Application of Statement 133 to Beneficial Interest in Securitized Financial Assets," and eliminates a restriction of the passive derivative instruments that a qualifying special-purposes entity may hold. This Statement is effective for fiscal years beginning after September 15, 2006. The adoption of this Statement is not anticipated to have a material impact on the Company's consolidated financial statements.

BUSINESS

Overview

        We are the largest Pizza Hut franchisee and the largest franchisee of any restaurant concept in the United States. We were founded in 1962 and, as of September 26, 2006, we operated 790 Pizza Hut units in 26 states with significant presence in the Midwest, South and Southeast. In fiscal 2005, we were the 13th largest restaurant operator in the U.S., as measured by number of units. As of the end of fiscal 2005, our operations represented approximately 13% of the domestic Pizza Hut restaurant system and 17% of the domestic Pizza Hut franchised restaurant system as measured by number of units, excluding licensed units. In 2003, we entered into new 30 year franchise agreements with Pizza Hut, Inc., or "PHI." Our restaurants are primarily located in non-metro markets with 55% of our restaurants located in "1 to 2 Pizza Hut Towns" in which the local Pizza Hut is one of a limited number of dining alternatives and where Pizza Hut has a long history of community involvement. Our size and scale provide significant operating efficiencies and we believe our emphasis on non-metro locations and small cities provides a cost effective base for operations. Additionally, we are an operationally driven company that is focused on running efficient restaurants while providing high levels of customer service and quality food at attractive values. Our operational experience and focus on exceeding customers' expectations coupled with exciting new product innovation and offerings has been a major contributor to eight consecutive years of positive same store sales growth, averaging 3.7% per year. By increasing same store net product sales through a combination of traffic growth and increases in average check, we have been able to grow our average unit volumes for net product sales over the last five years from $0.6 million for fiscal 2001 to $0.8 million for fiscal 2005. For fiscal 2005 and the thirty-nine weeks ended September 26, 2006, our net product sales were $596.8 million and $447.5 million, respectively.

        Our Pizza Hut restaurants are open seven days a week and serve both lunch and dinner. Pizza Hut restaurants generally provide carry-out and delivery, and are the only national pizza chain to offer full table service, with a menu featuring pizza, baked buffalo wings, salads, pasta, soft drinks and, in some restaurants, sandwiches and beer. We operate our Pizza Hut restaurants through three different formats to cater to the needs of our customers in each respective market. Delivery units, or "Delcos," are typically located in strip centers and provide delivery and carry-out, with a greater proportion being located in more densely populated areas. Red Roof units, or "RRs," are traditional free-standing, dine-in restaurants which offer on-location dining room service as well as carry-out service, and are principally located in "1 to 2 Pizza Hut Towns." Restaurant-Based Delivery units, or "RBDs," conduct deliveries, dine-in, and carry-out operations from the same free-standing location. As of September 26, 2006, we operated 188 Delcos, 194 RRs, and 408 RBDs.

        We are a Kansas corporation incorporated in 1974 under the name Southeast Pizza Huts, Inc. In 1984, our name was changed to National Pizza Company and we were subsequently renamed NPC International, Inc. on July 12, 1994.

Pizza Hut, Inc.

        PHI is the world's largest pizza quick service restaurant, or "QSR," company. According to Technomic, Pizza Hut had approximately 19% market share of the QSR pizza segment in the United States, as measured by sales in 2004. As of December 31, 2005, the Pizza Hut brand had approximately 6,250 restaurants and delivery units in the United States and approximately 4,600 international units in more than 90 other countries. Since the first Pizza Hut restaurant was opened in 1958 in Wichita, Kansas, the Pizza Hut brand has become one of the most recognized brands in the restaurant industry. For the PHI fiscal year ended December 31, 2005, which contained 53 weeks, Pizza Hut restaurants generated approximately $5.3 billion in system wide sales.

        PHI is owned and operated by Yum! Brands, Inc., or "Yum!," and we believe that we benefit from Yum!'s size and international presence. Yum! is the world's largest QSR company, based on number of units, and as of December 31, 2005, its brands comprised over 34,000 units in more than 100 countries and territories. In addition to Pizza Hut, Yum! also owns the restaurant brands Taco Bell, KFC, Long John Silver and A&W All-American Food Restaurants. Yum! has global scale capabilities in marketing, advertising, purchasing and research and development, and invests significant time working with the franchise community on all aspects of the business, ranging from new products to new equipment to new management techniques.

Industry Overview

        According to Technomic, the U.S. restaurant industry, comprised of both QSRs and full service restaurants, generated approximately $314 billion in sales in 2004, up 7.2% from 2003. The U.S. restaurant industry, which represents 4% of the U.S. gross domestic product, is also expected to achieve its 14th consecutive year of real sales growth in 2005, according to the National Restaurant Association. This growth has been driven by favorable economic and consumer trends, including increased disposable personal income and discretionary spending, a growing number of dual-income households, the rising time constraints of today's average consumer, an aging baby boomer generation and relatively low levels of inflation. According to a report by the Institute of Food Technologists, the number of meals prepared at home also continues to decline, falling from 64% in 2003 to 58% in 2005. We believe that we are well positioned to capitalize on these trends due to our focus on value and convenience.

        The QSR pizza segment is the second largest QSR category, representing 17% of category sales in 2004. Pizza Hut is the number one chain in terms of market share in the QSR pizza segment of the restaurant industry in the United States, which is comprised of delivery, dine-in and carry-out sales occasions. The QSR pizza segment is characterized by its stable historical sales growth, with $27.3 billion in sales in 2004, up 5.7% from 2003. Although the QSR pizza segment is dominated by three national chains, the segment remains highly fragmented, creating an opportunity for national chains like Pizza Hut to gain share from independent operators and regional chains, which accounted for 63% of total sales in 2004, according to Technomic. The QSR pizza segment continues to grow sales as chains move toward more diversified menu offerings, such as chicken wings, salads and desserts, accelerate product innovation and focus on increased convenience and accessibility, such as improving delivery times, use of call centers and online ordering capabilities. According to Technomic, the QSR pizza segment is expected to grow at a compound average growth rate of 3% from 2004 to 2009. We believe that Pizza Hut is well positioned to maintain its leading market share and to continue growing its overall sales.

Competitive Strengths

        We believe that the following strengths allow us to maintain a competitive advantage within the restaurant industry and the pizza segment of the QSR market.

        Strength of the Pizza Hut Brand.    PHI is the world's largest pizza QSR company. According to Technomic, Pizza Hut had approximately 19% market share of the QSR pizza segment in the United States, as measured by sales in 2004. As of December 31, 2005, the Pizza Hut brand had approximately 6,250 restaurants and delivery units in the United States and approximately 4,600 international units in more than 90 other countries. We believe the Pizza Hut brand name is widely recognized throughout the restaurant industry and is associated with convenient, high quality pizza and other menu items at reasonable prices. Pizza Hut has consistently demonstrated it can successfully launch innovative new individual and bundled products nationwide and compete with a number of pizza styles and crusts. Pizza Hut has a successful record of innovation, including the "Big New Yorker™," "The Insider™," "The Twisted Crust Pizza™," "The P'Zone™," "The Dish™," "Three Cheese Stuffed Crust Pizza,"

"4forALL™," "Dippin' Strips™," "More4All™ Pizza," and most recently, "Cheesy Bites Pizza." Successful new product introductions and co-branding opportunities such as WingStreet™ are key elements in driving same store sales. Further, Pizza Hut maintains the strength of its brand through extensive local and national advertising. According to TNS Media Intelligence, for the nine months ended September 30, 2005, Pizza Hut spent $150.5 million in television advertising, which we believe makes it one of the top ten largest advertisers in the restaurant industry. In contrast, Pizza Hut's top two competitors spent an average of $81.9 million over the same time period.

        Largest Pizza Hut Franchisee.    We are the largest QSR franchisee in the United States with 790 Pizza Hut units in 26 states, as of September 26, 2006, and we believe we are well positioned to leverage our scale and the marketing power of one of the most recognized brands in the restaurant industry. The scale of our operations is unrivaled in the Pizza Hut system as we are almost five times the size of the next largest Pizza Hut franchisee. Our management team holds or has held key positions on most of the PHI operating committees. We believe that our size makes us a very important player in the highly fragmented pizza segment and enables us to achieve certain economies of scale. Further, our scale, established infrastructure and geographic breadth enables us to test market new products and promotions and provide meaningful input to the national marketing calendar developed by PHI as well as among the local cooperatives which control local advertising campaigns and promotions. In fact, we have majority control of the local advertising cooperatives and direct the advertising campaigns and promotions in markets in which 78% of our restaurants are located.

        We Run Great Restaurants.    Our operational and managerial focus is on running great restaurants. We believe that this focus has been a major contributor to eight consecutive years of positive same store sales growth. We run great restaurants by encouraging a results oriented and operationally focused culture, utilizing the information systems and feedback mechanisms that we have developed and focusing on training and building people capability. Our culture is based on a conservative, no frills environment with a heavy emphasis on recognizing and rewarding operational excellence, which provides incentives to our restaurant operators to grow sales and maximize profitability. We create and reinforce this culture by providing our restaurant operators the tools to properly manage their operations and by providing comprehensive feedback through an evaluation program conducted by PHI. Our comprehensive proprietary information systems allow our restaurant operators to manage their business in real time, to constantly evaluate their performance and maximize operating efficiencies. We also have a significant focus on internal development and our employees participate in a very comprehensive training program developed by PHI. Our focus on training and building people capability has contributed to an average annual decrease in restaurant manager and crew turnover rates of 5.4% and 5.3%, respectively, since 1999. Further, we believe this focus has reduced training expense, increased productivity and has created cohesive restaurant operating teams.

        Targeted Markets and Geographic Diversification.    We believe that we have lower operational costs and operate in markets with limited competition due to our emphasis on non-metro locations and small cities. Our restaurants are primarily located in non-metro markets with 55% of our restaurants located in "1 to 2 Pizza Hut Towns" in which the local Pizza Hut is one of a limited number of dining and employment alternatives and has a long history of community involvement. In addition, we believe we benefit from the geographic diversity of operating 790 units in 26 states and that this targeted geographic diversification mitigates our exposure to local economic influences. The majority of our stores are in the Midwest, South, and Southeast where we believe Pizza Hut's brand is strongest and its style of pizza has a high level of consumer acceptance. We have no presence in the Northeast and California markets, where operational and compliance costs tend to be higher.

        Strong Operating Cash Flows.    Our consistent operating performance has driven strong operating cash flows over time. For the last three fiscal years, we have generated an annual average of $63.5 million in operating cash flow. We believe our success in generating strong operating cash flows is due to the proven success of the Pizza Hut concept, the high degree of customer awareness of the Pizza Hut brand and our consistent focus on efficient and effective restaurant operations.

        Experienced Management Team.    We have a strong management team that is well respected in the Pizza Hut system and the restaurant industry and has a strong track record of operational experience at NPC. Jim Schwartz, our President and CEO, has been a member of our senior management since 1991 and our President since 1995; Troy Cook, has been our CFO since 1995; and each of our Territory Vice Presidents of Operations has over 18 years experience with NPC. Our management team members actively participate in a number of Pizza Hut and franchisee boards and committees have been leaders in initiatives relating to asset re-imaging and concept development. Mr. Schwartz is currently one of two Pizza Hut franchisee members on the board of the Unified Food Purchasing Cooperative, or "UFPC," a franchisee controlled entity which strategically manages purchasing for all restaurants in the Yum! system and provides for significant cost reductions by leveraging the combined purchasing power of all of Yum!. Mr. Schwartz also served as one of two franchisee members on the five-member Pizza Hut Advertising Committee, or "ADCOM." ADCOM determines national advertising spend and strategy and is the most influential committee within the Pizza Hut system. Mr. Schwartz also served on the board of the International Pizza Hut Franchisee Holders Association, or "IPHFHA," another influential group in the Pizza Hut system that deals directly with PHI on important system matters.

Business Strategy

        We are focused on running great restaurants and employ the following strategies to drive profitability and cash flow.

        Increase Same Store Sales.    We have a strong track record of growing our same store sales, with eight consecutive years of positive same store sales growth, averaging 3.7% per year. We are currently engaged in several initiatives to drive same store sales growth, including:

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  Improve Speed of Service.    We currently have several initiatives to improve the speed of service for our delivery, carry-out and dine-in customers, including better labor deployment to ensure proper staffing levels, the implementation of a color coded screen for food preparation employees and the use of our call centers to reduce the number of callers receiving a busy signal. Additionally, we are testing the concept of sending overflow calls to our regional call centers to capture potentially lost or abandoned calls. In fiscal 2005, we had the best overall delivery metrics in our history. We believe that by increasing our speed of service with a goal of getting delivery orders out the door in under 20 minutes we will continue to improve the customer experience and drive more traffic through our restaurants.

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  Market Innovative New Products and Bundled Offerings.    The Pizza Hut brand has maintained its leading position within the pizza segment by successfully marketing innovative new products that drive traffic including "Dippin' Strips™" and the recent, "Cheesy Bites Pizza." We intend to continuously promote and market new products and bundled offerings through our three restaurant formats to capture sales opportunities in our local markets. Pizza Hut has also had success with innovative bundling promotions that drive growth in traffic and average check. We will use our knowledge of our local markets to develop targeted promotions and also work with PHI to develop national promotions, such as the recent "Pan Pizza 25th Anniversary Special" promotion. We believe that future product innovations will provide our customers with high quality, innovative products at an attractive value.

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  Build Awareness with Advertising.    For the nine months ended September 30, 2005, PHI, through its national association of franchisees, spent $150.5 million in television advertising. We currently spend on average 6.3% of net product sales on local and national advertising activities. We use approximately 28% of our advertising budget for our local store advertising initiatives, which include coupon distribution and yellow pages advertisements. The remainder is used by local advertising cooperatives and the national advertising associations of Pizza Hut franchisees. We have majority control of the local advertising cooperatives and direct the advertising campaigns and promotions in markets in which 78% of our restaurants are located. We believe that the advertising programs bolster the Pizza Hut brand and build awareness for promotions and new products, which together, drive customer traffic.

        Continue to Improve Operations While Maximizing Profitability.    Over the past several years we have significantly improved our operations and overall customer satisfaction scores while maximizing profitability. We have identified several opportunities to continue to increase our operational execution and efficiency and to reduce our costs, including:

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  Build People Capability.    We are committed to building people capability and the internal development of talent. We provide our employees PHI developed training programs, which we believe are among the best in the industry. Our commitment to building people capability is the key driver behind our restaurant manager and crew turnover decreasing at annual average rates of 5.4% and 5.3%, respectively, from 1999 to 2005. In addition, we believe our focus on internal development and promotion will continue to reduce turnover and training expense, increase productivity and create cohesive restaurant operating teams, which will further contribute to our maintaining stable operating margins.

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  Focus On Customer Service.    Our restaurant operators are evaluated using a balanced scorecard that considers a number of customer, people and financial metrics to measure overall performance. Since 2001, customers have evaluated us based on Yum!'s CHAMPS program, which assesses our cleanliness, hospitality, atmosphere, maintenance, product quality, and speed of service. In fiscal 2005, we had survey scores of approximately 89% (on a 0-100% scale) and 51% of our customers ranked their experience with 100% customer satisfaction. These scores represent the highest customer satisfaction scores in our history. Additionally, our stores are inspected by PHI personnel for compliance with operational and execution standards. Despite our size relative to other Pizza Hut franchisees, we scored in the top 25% of the Pizza Hut system and received our highest overall cleanliness score in fiscal 2005. We will continue to focus on providing a consistent, high quality customer experience and we believe this will increase our customer service scores and drive repeat customer visits to our restaurants.

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  Leverage Information Systems.    We currently use proprietary, internally developed management information systems in all of our restaurants. Our systems have been custom designed with the input of our operations team and we continuously update the systems and processes to enhance the systems' ability to assist our operators in managing their restaurants. By implementing high quality proprietary information systems we provide our operators the tools to constantly manage their operations in real time. This allows our teams to ensure high quality customer service, reduce waste, achieve consistency in execution and quickly react to the needs of our customers. By continuously enhancing our information systems and increasing the functionality for our restaurant operators, we believe that we provide our restaurant operators the tools to increase their restaurants' productivity.

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  Manage Commodity Risk.    Our cost of sales is driven mostly by commodity prices, particularly cheese, which represents approximately 30% of our cost of sales. Our membership in the UFPC allows us to take advantage of their hedging and procurement programs to help mitigate the volatility of commodity prices. We also evaluate additional hedging alternatives available to us as we believe are appropriate. We believe that by hedging certain commodities we can minimize our exposure to fluctuations in costs and increase our ability to deliver stable operating margins.

        Capitalize on WingStreet™ Co-Branding Opportunity.    Yum! has launched a new co-branding opportunity for Pizza Hut operators called WingStreet™ that serves bone-in and bone-out fried chicken wings tossed in one of eight sauces available for dine-in, carry-out and delivery, and is already the largest dedicated wing brand in the U.S. As of December 31, 2005, 665 WingStreet™ units had been opened within the Pizza Hut system, of which 632 were opened by PHI and 33 were opened by Pizza Hut franchisees. Assuming Pizza Hut franchisees open at least 1,000 units by 2009, WingStreet™ will remain an exclusive co-brand of the Pizza Hut system of restaurants. We intend to selectively roll out this concept at our existing locations over the next several years and we believe that the addition of this high quality product and the limited capital investment required will have a positive impact on our operating results.

        Complete Re-Imaging Plan.    We will continue to drive customer traffic, in part, by rebuilding, remodeling or re-imaging our current restaurant base. Our franchise agreements require us to complete these capital expenditures by December 31, 2012. As of December 27, 2005, we had invested over $100.0 million on rebuilding/remodeling 191 of our restaurants and had completed an additional 175 re-images, all of which are credited under our franchise agreements towards these investment requirements. Completion of a rebuild/remodel in a qualified dine-in restaurant provides us with a royalty rate reduction of up to 2.5%, depending on the timing and scope of the capital expenditures. In 2004 and 2005, we accelerated our remodel efforts to maximize royalty relief. Although our franchise agreements only required 15% of this rebuild/remodel activity to be complete by the end of 2005, as of December 27, 2005, we had already completed over 70%. Our completion status versus the franchise agreement requirements provides additional flexibility as to the timing of these capital expenditures in future years.

        Disciplined Expansion.    We will continue to selectively build new restaurants by capitalizing on opportunities to develop Delcos in our existing markets. Further, we will seek to opportunistically acquire existing restaurants from our franchisor and other franchisees in markets that are adjacent to or near our existing markets where we already have established infrastructure. In the past, we have been able to successfully integrate restaurant acquisitions and have consistently increased the margins in restaurants we have acquired. We believe our scale, established infrastructure and geographic breadth make us well positioned to grow through opportunistic acquisitions.

Our Products

        Pizza Hut restaurants generally provide full table service, carry-out and delivery and a menu featuring pizza, baked buffalo wings, salads, soft drinks and, in some restaurants, pasta, sandwiches and beer. Pizza sales account for approximately 84% of our net product sales. Sales of alcoholic beverages are less than 1% of net product sales.

        Most dough products are made fresh at least twice per day and only 100% Real cheese products are used. All product ingredients are of a high quality and are prepared in accordance with proprietary formulas established by PHI. We offer a variety of pizzas in multiple sizes with a variety of crust styles and different toppings. With the exception of on-the-go "Personal Pan Pizza" and food served at the luncheon buffet, food products are prepared at the time of order.

        Yum! has launched a new co-branding opportunity called WingStreet™, which is exclusive to the Pizza Hut restaurant system. WingStreet™ serves bone-in and bone-out fried chicken wings which are tossed in one of eight sauces available for dine-in, carry-out and delivery, and is already the largest dedicated wing brand in the U.S. We intend to selectively roll out this concept at our existing locations over the next several years.

        New product introductions are vital to the continued success of any restaurant system and PHI maintains a research and development department which develops new products and recipes, tests new procedures and equipment and approves suppliers for Pizza Hut products. All new products are developed by PHI and franchisees are prohibited from offering any other products in their restaurants unless approved by PHI.

Product Introductions

        We attempt to continuously promote and market new product introductions, price discounts and bundled deals. The Pizza Hut brand has maintained its leading position within the pizza segment by successfully marketing new product introductions that drive traffic including "Dippin' Strips™" and the recent, "Cheesy Bites Pizza." We intend to continuously promote and market new product introductions and bundled offerings through our three restaurant formats to capture sales opportunities in our local markets. Pizza Hut has also had success with innovative bundling promotions that drive growth in traffic and average check. We use our knowledge of our local markets to develop targeted promotions and also work with PHI to develop national promotions, such as the recent "Pan Pizza 25th Anniversary Special" promotion. We benefit from PHI's marketing calendar which is balanced among new product introductions, bundled deals and core products refreshed with new advertising. We use test marketing and historical experience to select our local promotions, and often run different promotions in different regions in order to diversify our exposure to any one promotion. Coupons and pricing are dictated by the franchisees, not PHI.

Restaurant Formats

        Our Pizza Hut restaurants are open seven days a week and serve both lunch and dinner. We operate our Pizza Hut restaurants through three different formats to cater to the needs of our customers in each respective market. Our Delcos are typically located in strip centers and provide delivery and carry-out, with a greater proportion being located in more densely populated areas. Our RRs are traditional free-standing, dine-in restaurants which offer on-location dining room service as well as carry-out service, and are principally located in "1 to 2 Pizza Hut Towns." In fact, Pizza Hut is the only national chain to offer full table service. Our RBDs conduct deliveries, dine-in, and carry-out operations from the same free-standing location. Our RR and RBD units are generally freestanding, one story buildings, with wood, brick or stucco exteriors and are substantially uniform in design and appearance. As of September 26, 2006, we operated 188 Delcos, 194 RRs, and 408 RBDs.

        Delivery has consistently been the fastest growing segment of our business since its introduction in the mid-1980s. A successful delivery operation typically has a higher return on invested capital than our restaurants, as the required capital investment is considerably lower. We have recently been subject to rising fuel costs; however, substantially all of our markets charge delivery surcharges, which allow us to pass increased fuel prices on to our customers. In addition, our diversified occasion mix insulates us from fluctuating consumer preferences and general economic trends.

Locations

        As of September 26, 2006, as reflected in the map below, we operated 790 units across 26 states. This map does not reflect the acquired units in the Nashville, Tennessee transaction.

Our Geographic Presence

        Our restaurants are primarily located in non-metro markets with 55% of our restaurants located in "1 to 2 Pizza Hut Towns" in which the local Pizza Hut is one of a limited number of dining and employment alternatives and has a long history of community involvement. In addition, we believe we benefit from the geographic diversity of operating 790 units in 26 states and that this targeted geographic diversification mitigates our exposure to local economic influences. The majority of our stores are in the Midwest, South, and Southeast where we believe Pizza Hut's brand is strongest and its style of pizza has a high level of consumer acceptance. We have no presence in the Northeast and California markets, where operational and compliance costs tend to be higher.

Call Centers

        We receive delivery and carry-out orders utilizing our call centers, Customer Mania Centers, or "CMCs" in eight metropolitan markets: Springfield, Missouri; Birmingham, Alabama; Shreveport, Louisiana; Jackson and Long Beach, Mississippi; Little Rock, Arkansas; Portland, Oregon and Memphis, Tennessee. Under the CMC system, all customers within the trade area place telephone orders through a single clearing number and the order is dispatched from our delivery unit nearest to the customer. Customers in other markets call the restaurant delivery units directly. We currently have several initiatives to improve the speed of service for our delivery and carry-out orders.

Franchise Agreements

        On January 1, 2003, we began operating under new franchise agreements with PHI. PHI franchises Pizza Hut restaurants to NPC Management, Inc., or "NPCM," our wholly-owned subsidiary, pursuant to two types of agreements: location franchise agreements and territory franchise agreements. Location franchise agreements govern the franchise relationship between PHI and NPCM with respect to specified restaurants, while territory franchise agreements govern the franchise relationship between PHI and NPCM with respect to a specific geographical territory.

        We operate under seven location franchise agreements, pursuant to which we operate approximately 27% of our stores, and 113 territory franchise agreements, pursuant to which we operate our remaining stores. Our territory franchise agreements provide us with the exclusive right to develop and operate Pizza Hut restaurants and delivery units within a defined geographic territory, such as a county. We also have the right to develop additional Pizza Hut restaurants and delivery units within our franchise territory. If we fail to develop a franchise territory or provide adequate delivery service as required under our franchise agreements, then PHI would have the right to operate or franchise Pizza Hut restaurants in that area. As of September 26, 2006, we had no commitments for future development under any franchise agreement. Pursuant to our territory franchise agreements, we are required to pay a royalty of 4% of sales. The royalty rate for delivery units will increase to 4.5% as of January 1, 2010, 4.75% as of January 1, 2020 and 5% as of January 1, 2030.

        Our location franchise agreements provide us with the right to operate a Pizza Hut restaurant at a specific location. For dine-in restaurants, PHI may not develop or franchise a new dine-in restaurant in a geographic circle centered on the restaurant containing 15,000 households and with a radius of at least one mile and no more than ten miles. For Delcos, as long as we provide adequate delivery service to our delivery area, PHI may not provide or license delivery service to any point within the delivery area. If PHI identifies an opportunity to open a new restaurant, outside of any territory franchise agreement, and we operate the closest Pizza Hut restaurant, PHI must first offer the new opening opportunity to us. In connection with the Nashville acquisition, we assumed the obligation to build 4 new WingStreet™ Delcos and to develop the WingStreet™ concept at 17 existing locations. In conjunction with this commitment, we paid a deposit of $0.6 million. These amounts are refundable to us, net of any applicable initial fees retained by PHI, if we meet the development timeline; otherwise, such amounts will be forfeited. Under our location franchise agreements, we are required to pay a royalty of 6.5% of sales, as defined in the franchise agreements. Completion of a rebuild, relocation or remodeling of a qualified dine-in restaurant results in a 2.5% royalty rate reduction. Rebuilds and relocations must be complete by December 31, 2012 to qualify for the reduced royalty rate. However, remodels must have been completed by July 1, 2006, to recognize the full 2.5% reduction. We timely completed all planned remodels by the deadline.

        The location franchise agreements are effective until December 31, 2032 at which time we may renew them at our option for a 20-year term. The territory franchise agreements are also effective until December 31, 2032 and contain perpetual 20-year renewal terms subject to certain criteria. Pursuant to our franchise agreements, PHI must approve our opening of any new restaurant and the closing of any of our existing restaurants. In addition, the franchise agreements limit our ability to raise equity capital and require approval to effect a change of control. PHI has a right of first refusal to acquire existing Pizza Hut restaurants which we may seek to acquire. The franchise agreements also govern the operation of their respective franchises with respect to issues such as restaurant upkeep, advertising, purchase of equipment, the use of Pizza Hut trademarks and trade secrets, training and assistance, advertising, the purchase of supplies, books and records and employee relations. If we fail to comply with PHI's standards of operations, PHI has various rights, including the right to terminate the applicable franchise agreement, redefine the franchise territory or terminate our right to establish additional restaurants in a territory. The franchise agreements may also be terminated upon the occurrence of certain events, such as the insolvency or bankruptcy of the company. At no time during our history has PHI sought to terminate any of our franchise agreements, redefine our territories or otherwise limit our franchise rights.

        In connection with the Acquisition, on March 7, 2006, NPC Holdings, NPCM and us entered into an amendment to the franchise agreements, which, among other things, includes PHI's consent to the Acquisition and certain restrictions on us, including the requirement that PHI approve the appointment of certain of our officers.

        In November 2006, the Company dissolved NPCM. Upon this dissolution, NPCM merged with and into the Company, at which time the franchise agreements transferred title to the Company.

Re-Imaging Plan

        We will continue to drive customer traffic, in part, by rebuilding, remodeling or re-imaging our current restaurant base. Our franchise agreements require us to complete these capital expenditures by December 31, 2012. As of December 27, 2005, we have invested over $100.0 million on rebuilding/remodeling 191 of our restaurants and have completed an additional 175 re-images, all of which are credited under our franchise agreements towards these investment requirements. The required asset action (re-image vs rebuild/remodel) for each dine-in asset was determined based on each asset's historical sales volume and trade area population. The re-image of an asset entails limited exterior refurbishment (paint, parking lot, etc.) and significant restaurant interior upgrades. A remodel of an existing asset entails a total interior and exterior refurbishment, completely upgrading the asset to the latest PHI standards.

        Completion of a rebuild/remodel in a qualified dine-in restaurant currently paying a 6.5% royalty rate results in a 2.5% royalty rate reduction. Any relocation or rebuild activity of a dine-in asset through December 31, 2012 qualifies for the reduced royalty rate. However, remodels must have been completed by July 1, 2006, to recognize the full 2.5% reduction. We timely completed all planned remodels by the deadline.

        In 2004 and 2005, we accelerated our remodel efforts to maximize royalty relief available for qualifying asset actions. Although our franchise agreements only required 15% of this rebuild/remodel activity to be complete by the end of 2005, as of December 27, 2005, we had already completed over 70%. Our completion status versus the franchise agreement requirements provides additional flexibility as to the timing of these capital expenditures in future years. As of December 27, 2005, we have completed 175 of a required 298 dine-in re-images. We plan to have all remaining required re-images completed by December 31, 2008.

Promotion and Advertising

        We spend on average 6.3% of net product sales on local and national advertising activities. We are required under our franchise agreements to be a member of the IPHFHA, an independent association of substantially all Pizza Hut franchisees. IPHFHA requires its members to pay dues, which are spent primarily for national advertising and promotion. Dues are 2.5% of restaurant net product sales and net delivery sales, as defined. ADCOM, a joint advertising committee, consisting of representatives from PHI and IPHFHA, directs the national advertising campaign. James K. Schwartz, our President, Chief Executive Officer and Chief Operating Officer, has been a board member of both IPHFHA and ADCOM. PHI is not a member of IPHFHA, but has agreed to make contributions with respect to those restaurants it owns on a per-restaurant basis to ADCOM at the same rate as its franchisees, less IPHFHA overhead. National advertising represents approximately 41% on average of our advertising expenditures.

        In addition, each Pizza Hut restaurant is required pursuant to franchise agreements to contribute 1.75% of gross sales to advertising cooperatives. The advertising cooperatives control the advertising within designated markets specified by PHI. As the major operator in most markets, we control the majority of the advertising cooperatives in which we participate. Approximately 78% of our stores are in marketing areas in which we control local cooperative advertising. The advertising cooperatives are required to use their funds to purchase broadcast media advertising within the designated marketing areas. All advertisements must be approved by PHI. Our contributions to advertising cooperatives represent approximately 28% on average of our advertising expenditures.

        The remainder of our total advertising expenditures are utilized within our discretion for local print marketing, including coupon distribution and telephone directories.

Supplies and Distribution

        We purchase all equipment, supplies and food products required in the operation of our restaurants from suppliers who have been quality assurance approved and audited by PHI. Purchasing is substantially provided by the Unified Foodservice Purchasing Cooperative, or "UFPC," a cooperative set-up to act as a central procurement service for the operators of Yum! franchises.

        McLane Foodservice provides food and supplies distribution services to us pursuant to a contract effective through 2010, and is by far our most significant supplier. Under our direction, McLane will purchase all products under terms negotiated by UFPC or another cooperative designated by us. If the product is not available through a UFPC agreement, then McLane may purchase from another Yum! approved source. Although not required, we currently pay McLane the next day for all of our purchases in order to take advantage of a prompt-payment discount. Most beverages sold by us are PepsiCo products and are sold and distributed by PepsiCo and PepsiCo franchisee bottlers or McLane, depending upon the type of product, under an exclusive contract with PepsiCo that expires in 2012.

        Our restaurants take delivery of food supplies about twice a week; some restaurants take delivery once a week to take advantage of contracted discounts from suppliers. We do not bear the risk of raw food cross-contamination that some QSR's face as all Pizza Hut ingredients are pre-cooked or frozen.

Supervision and Control

        Our operations are divided into two territories, each supervised by a territory vice president who is supported by administrative, marketing, financial, construction and human resource staff. The two territory vice presidents oversee 13 regions with 34-71 stores per region. Each region is supervised by a regional manager who oversees 8-12 area managers that are responsible for seven to eight stores each. The vast majority of our employees are hourly wage earners that work at the local restaurant level.

        Each of our restaurants has a manager, and in most units, an assistant manager who are responsible for daily operations of the restaurant, including food preparation, quality control, service, maintenance, personnel and record keeping. All of the restaurant managers have completed a comprehensive management-training program. All managers, with the exception of assistant restaurant managers, qualify for an incentive bonus tied to store financial performance versus the prior year and the store's balanced scorecard results. Detailed operations manuals reflecting current operations and control procedures are provided to all management personnel.

        Accounting and information systems are centralized in Pittsburg, Kansas. Additional financial and management controls are maintained at the individual restaurants where inventory, labor and food data are recorded to monitor food usage, food waste, labor costs and other controllable costs.

Information Technology

        A point-of-sale, or "POS," cash register system is installed in all our restaurants. The POS system provides effective communication between the kitchen and the server, allowing employees to serve customers in a quick and consistent manner while maintaining a high level of control. It includes a back office system that provides support for inventory, payroll, accounts payable, cash management, and management reporting functions. The system also helps dispatch and monitor delivery activities in the store. The POS system is fully integrated with order entry systems in our CMCs, as well as Pizza Hut's online ordering site—www.PizzaHut.com. In certain high-volume restaurants, it includes a kitchen management system, which automatically displays recipes, preparation and cooking instructions for all food items.

        Product sales and most expenses are captured through the back office system and transferred directly to our general ledger system for accurate and timely reporting. Management and support personnel have access to on-line reporting systems which provide extensive time critical management data. All corporate computer systems, including laptops, restaurant computers, CMCs, and administrative support systems are connected using a private wide-area network. This network provides a crucial communications link between restaurants and support and management personnel. We have also implemented an internal web site, or Portal, for daily administrative functions, allowing us to eliminate paperwork from many functions and accelerate response time.

        In 2005, in conjunction with PHI, we converted all of our trade area maps to a digital format. In 2006, we will use these maps to deploy a mapping system to our Portal which will allow our delivery drivers to get printed directions or see a location map, thereby improving our ability to minimize the time required to deliver product to our customers.

Performance Measures

        Our restaurant operators are evaluated using a balanced scorecard that considers a number of customer, people and financial metrics to measure overall performance. Since 2001, customers have evaluated us based on Yum!'s CHAMPS program, which assesses our cleanliness, hospitality, atmosphere, maintenance, product quality, and speed of service. In fiscal 2005, we had survey scores of approximately 89% (on a 0-100% scale) and 51% of our customers ranked their experience with 100% customer satisfaction. These scores represent the highest customer satisfaction scores in our history. From hourly labor to senior management, all employees have incentives to improve CHAMPS scores, as certain bonuses are tied to the measure. Additionally, our stores are inspected by PHI personnel for compliance with operational and execution standards. The CHAMPS Excellence Review, or "CER," includes unannounced visits twice a year to every restaurant by representatives of PHI. Despite our size relative to other Pizza Hut franchisees, we scored in the top 25% of the Pizza Hut system and received our highest overall cleanliness score in fiscal 2005. We will continue to focus on providing a consistent, high quality customer experience and we believe this will increase our customer service scores and drive repeat customer visits to our restaurants.

Competition

        The restaurant business is highly competitive with respect to price, service, location, convenience, food quality and presentation, and is affected by changes in taste and eating habits of the public, local and national economic conditions and population and traffic patterns. We compete with a variety of restaurants offering moderately priced food to the public, including other large, national QSRs. Within the QSR pizza segment, we compete directly with Domino's Pizza, Papa John's, Papa Murphy's, Little Caesars and numerous locally owned restaurants which offer similar pizza, pasta and sandwich products. Since we have territorial franchise rights in most of our operating regions, we do not generally compete with other operators in the Pizza Hut system. More broadly, we also compete in the food purchase industry against supermarkets and others who offer "take and bake" pizza products. We believe that other companies can easily enter our market segment, which could result in the market becoming saturated, thereby adversely affecting our revenues and profits. There is also active competition for competent employees and for the type of real estate sites suitable for our restaurants.

Intellectual Property

        The trade name "Pizza Hut®," and all other trademarks, service marks, symbols, slogans, emblems, logos and design used in the Pizza Hut system are owned by PHI. All of the foregoing are of material importance to our business and are licensed to us under our franchise agreements for use with respect to the operation and promotion of our restaurants. The "WingStreet™" name is a trademark of WingStreet, LLC.

Employees

        As of September 26, 2006, we had approximately 16,000 employees, of which approximately 14,700 were employed on an hourly basis. We are not a party to any collective bargaining agreements and believe our employee relations are satisfactory.

Properties

        As of September 26, 2006, we leased approximately 95% of our restaurant properties, as indicated below. The majority of our leases expire within the next five to ten years. We intend to renew virtually all leases as they expire, exercising lease extension options in most cases. All leased properties except one are owned by unaffiliated entities. Our annual base rent for such properties for fiscal 2005 was approximately $23.0 million and contingent rents were approximately $1.9 million which excludes operating lease payments for units acquired in the Nashville, Tennessee transaction and the subsequent sale-leaseback transaction which are expected to increase annual operating lease payments by $5.2 million. In the future we may evaluate opportunities to enter into sale-leaseback transactions of our owned units.

Restaurant Ownership Summary (as of September 26, 2006)

	Own	Lease	Total
Red Roof	20	174	194
RBD	18	390	408
Delco and other	3	185	188

Total	41	749	790

        We own our principal office in Pittsburg, Kansas, containing approximately 46,000 square feet of commercial office space. We also own our 12,000 square foot executive office building in Overland Park, Kansas. We currently lease from third parties office space for our regional offices in Pelham, Alabama; Little Rock, Arkansas; Pensacola, Florida; Waterloo, Iowa; Evansville, Indiana; Bossier City, Louisiana; Brandon, Mississippi; Portland, Oregon; Sioux Falls, South Dakota; and Bartlett and Nashville, Tennessee. Our annual base rent for such properties was approximately $0.2 million.

Government Regulation

        We are subject to various federal, state and local laws affecting our business. Each of our restaurants must comply with licensing and regulation by a number of governmental authorities, which include health, sanitation, safety and fire agencies in the state or municipality in which the restaurant is located. To date, we have not been significantly affected by any difficulty, delay or failure to obtain required licenses or approvals.

        A small portion of our net product sales are attributable to the sale of beer. A license is required for each site that sells alcoholic beverages (in most cases, with renewal on an annual basis) and licenses may be revoked or suspended for cause at any time. Regulations governing the sale of alcoholic beverages relate to many aspects of restaurant operations, including the minimum age of patrons and employees, hours of operation, advertising, wholesale purchasing, inventory control and handling, storage and dispensing of alcoholic beverages.

        We are subject to federal and state laws governing such matters as employment and pay practices, overtime, tip credits and working conditions. The bulk of our employees are paid on an hourly basis at rates related to the federal and state minimum wages. We are also subject to federal and state child labor laws which, among other things, prohibit the use of certain "hazardous equipment" by employees 18 years of age or younger. We have not to date been materially adversely affected by such laws.

        We are also subject to Americans with Disabilities Act of 1990, or "ADA." The ADA is a federal law which prohibits discrimination against people with disabilities in employment, transportation, public accommodation, communications and activities of government. In part, the ADA requires that public accommodations, or entities licensed to do business with the public, such as restaurants, are accessible to those with disabilities. The U.S. Department of Justice or "DOJ" began a compliance review in September 2002 with respect to our compliance with the ADA at our restaurants. In November 2004, the DOJ completed inspections at certain of our restaurants. In March 2006, we reached a settlement agreement with the DOJ, resolving alleged violations of the ADA at our facilities. Pursuant to the settlement agreement, we will complete access work to all of our existing owned Pizza Hut properties so that each restaurant will meet minimum, detailed criteria listed in the agreement. We will also survey and evaluate all existing dine-in facilities that are subject to the ADA's more stringent new construction and alterations standards at the time of their construction or alteration and bring them into full compliance with the ADA. We will work with landlords at facilities we lease to ensure accessibility and will also complete ADA training of our restaurant operators.

Legal Proceedings

        We are party to various litigation matters incidental to the conduct of our business. We do not believe that the outcome of any of these matters will have a material adverse effect on our financial condition, results of operations or cash flow.

MANAGEMENT

Executive Officers and Directors

        The following table sets forth information with respect to the individuals that serve as our executive officers and directors.

Name	Age	Position
James K. Schwartz	44	Chairman of the Board of Directors, President, Chief Executive Officer and Chief Operating Officer
Troy D. Cook	43	Senior Vice President—Finance and Chief Financial Officer
D. Blayne Vaughn	50	Vice President Pizza Hut Operations, Northern Territory
L. Bruce Sharp	48	Vice President Pizza Hut Operations, Southern Territory
Linda K. Sheedy	38	Vice President of Marketing
Lavonne K. Walbert	42	Vice President of Human Resources
Michael J. Woods	45	Vice President of Information Technology
Susan G. Dechant	36	Chief Accounting Officer and Vice President of Administration
Brandon K. Barnholt	48	Director
Christopher J. Birosak	52	Director
Cassey L. Davis	32	Director
Robert F. End	51	Director
Charles W. Peffer	59	Director

        James K. Schwartz joined us in late 1991 as Vice President of Accounting and Administration. He was promoted to Vice President Finance, Treasurer and Chief Financial Officer in 1993. In January 1995 he was promoted to President and Chief Operating Officer and Chief Executive Officer in December 2004. Mr. Schwartz is a Director of the United Food Service Purchasing Co-op Board and served as its Chairman in 2004. He is actively involved in the Pizza Hut system and served on the Franchisee Board, advertising committee and multiple negotiation committees. In 2004, Mr. Schwartz was inducted into the Pizza Hut Hall of Fame. Mr. Schwartz is a certified public accountant. Mr. Schwartz earned a B.S. from the University of Kansas in Accounting and Business Administration in 1984. He also serves as a Trustee of the Barstow School.

        Troy D. Cook joined us in February 1995 as Vice President Finance and Chief Financial Officer. Mr. Cook is a member of the UFPC cheese task force. Prior to that, he was Vice President, Finance and Chief Operating Officer of Oread Laboratories from 1991 to 1995. From 1990 to 1991 Mr. Cook was the Director of Accounting for the American-Italian Pasta Company. Mr. Cook began his career in the audit department of Ernst & Young working there from 1985 to 1990 specializing in entrepreneurial companies. Mr. Cook is a certified public accountant. Mr. Cook earned his B.S. from the University of Kansas in Accounting and Business Administration in 1985. Mr. Cook was a Board Member of Falcon Holdings, LLC, a large Church's Chicken Franchisee, from 2002-2005.

        D. Blayne Vaughn joined us in November 1985 as an Area General Manager. He was promoted to Regional Manager in 1990 and then Regional Vice President in 1993. In May 1997 he was promoted to Vice President of Pizza Hut operations for the Western Division and in January 2003, Mr. Vaughn became Vice President of Pizza Hut Operations for the Northern Territory. Mr. Vaughn serves on the Pizza Hut One System Operations Committee. Mr. Vaughn has over 25 years of experience in the food service industry. In 1974 Mr. Vaughn started with PHI and worked there until January 1981 when he left as an Area Supervisor to work for a Godfathers Pizza franchisee from April 1981 through November of 1985 as the company's Director of Operations.

        L. Bruce Sharp joined us in May 1987 as an Area General Manager. He was promoted to Regional Manager in 1989 and Vice President of Pizza Hut operations for the Southern Division in May 1997 and in January 2003 Mr. Sharp became Vice President of Pizza Hut Operations for the Southern

Territory. Mr. Sharp has over 20 years of experience in the food service industry. From 1976 to 1981 Mr. Sharp worked for NPC's predecessor, CB International. From 1981 to 1985 Mr. Sharp worked for the Colorcraft Corporation and was in sales and production management in a wholesale photofinishing operation. From 1985 to 1987 Mr. Sharp worked for Dobbs Houses, Inc., as an Area Manager in their restaurant division. Mr. Sharp is a member of the Board of Directors for the Mississippi Make a Wish Foundation.

        Linda K. Sheedy joined us in January 1998 as Vice President Marketing. Mrs. Sheedy serves on various Pizza Hut committees including the Beverage Committee, Media Council and Marketing Advisory Committee. Prior to joining us, she was National Marketing Manager for Captain D's Seafood restaurants. Mrs. Sheedy has over eleven years of marketing experience, with eight of those years in the food service industry. Mrs. Sheedy held various positions at Valentine-Radford, West Associates Advertising and Tyson Foods. Mrs. Sheedy earned a B.S. from the University of Missouri in 1990. Outside affiliations include the University of Missouri-Kansas City Alumni Association Board and volunteers for Kansas City Cares.

        Lavonne K. Walbert joined us in February 1999 as Vice President Human Resources. Ms. Walbert serves on various PHI system committees including the People Capability Committee, Training Committee and the Government and Political Affairs Committee. Prior to joining us, she was Director of Human Resources for Western Auto Supply Company. Ms. Walbert has fourteen years of Human Resources Experience in the sales and services industry. She has twelve years experience in retail with Western Auto Supply Company. Ms. Walbert earned her B.S. from the University of Kansas in Human Resources Management in 1986 and an MBA from Rockhurst in 1999. Ms. Walbert is also affiliated with the National Member Society Human Resource Management.

        Michael J. Woods joined us in April 2003 as Chief Information Officer (CIO). Prior to that he was with Hastings Entertainment, Inc. in Amarillo, TX where he served as CIO from 1999 through 2003, Vice President of Information Systems from 1992 through 1999 and Director of Microsystems and Systems Analyst beginning in 1989. Mr. Woods holds an Associate of Arts Degree from the University of Maryland and served in the United States Army from 1981 through 1985.

        Susan G. Dechant joined us in August 1996 as Corporate Controller. In June 2000, she was promoted to Chief Accounting Officer and Director of Restaurant Services. In August 2006, she was promoted to Chief Accounting Officer and Vice President of Administration. Prior to joining us, Ms. Dechant worked from 1992 to 1996 for accounting firm Grant Thornton, LLC, in their audit department. Ms. Dechant earned her B.A. in accounting from Pittsburg State University in 1992 and is a former board member of the Central Plains Region of the American Red Cross.

        Brandon K. Barnholt became a director upon closing of the Acquisition. Mr. Barnholt is the President, CEO and member of the board of directors of White Hen Pantry, Inc., a franchisor of convenient fresh food retail stores in Chicago and Boston. Prior to leading the management/private equity purchase of White Hen Pantry, Mr. Barnholt was the President and CEO of the 1,200 store retail gas and convenience store chain, Clark Retail Enterprises, Inc. On October 15, 2002, Clark Retail Enterprises filed for Chapter 11 bankruptcy protection. From early 1992 to mid-1999 Mr. Barnholt led the 800 store retail and wholesale marketing business for Clark Refining and Marketing, Inc. Mr. Barnholt began his career with Conoco Inc. and has managed retail and wholesale businesses for over 25 years. During his career, Mr. Barnholt has led numerous acquisitions and dispositions and has a solid depth of experience in the capital markets. Mr. Barnholt sits on the Board of Young Life of Eastern Dupage County and the Dean's Leadership Council at the Monfort College of Business. Mr. Barnholt earned a B.S. degree in Finance and Economics from the University of Northern Colorado.

        Christopher J. Birosak became a director upon closing of the Acquisition. Mr. Birosak joined MLGPE in 2004 as a Managing Director. Since joining Merrill Lynch in 1994, Mr. Birosak has worked in various capacities in Leveraged Finance with particular emphasis on leveraged buyouts and M&A related financings. He also co-founded the syndicated loan business at Merrill Lynch in 1994. Mr. Birosak serves on the Board of Atrium Companies, Inc. Mr. Birosak earned a B.A. degree in Economics from Wayne State University and an M.B.A. in Finance from the University of Detroit.

        Cassey L. Davis became a director upon closing of the Acquisition. Ms. Davis is a Senior Principal with MLGPE and has been with the group since 2000. Prior to joining MLGPE, Ms. Davis worked in the Mergers & Acquisitions department of Merrill Lynch, where she assisted clients in strategic planning and corporate mergers. Ms. Davis has a B.A. degree in Economics from Columbia College and an M.B.A. from Harvard Business School.

        Robert F. End became a director upon closing of the Acquisition. Since rejoining Merrill Lynch in 2004, Mr. End has been a Managing Director in the Merrill Lynch Global Private Equity Division where he also serves as U.S. Region Head. Previously, Mr. End was a founding Partner and Director of Stonington Partners Inc., a private equity firm established in 1994. Prior to leaving Merrill Lynch in 1994, Mr. End was a Managing Director of Merrill Lynch Capital Partners, the firm's private equity group. Mr. End joined Merrill Lynch in 1986 and worked in the Investment Banking Division before joining the private equity group in 1989. Mr. End serves on the Board of Directors of The Hertz Corporation and several privately held companies. Mr. End earned an A.B. degree in Government from Dartmouth College and an M.B.A. from the Amos Tuck School of Business Administration at Dartmouth College.

        Charles W. Peffer became a director upon closing of the Acquisition. Mr. Peffer was a partner of KPMG LLP from 1979 until his retirement in 2002. During that period, Mr. Peffer was the audit partner for many public and private companies and served as Managing Partner of KPMG LLP's Kansas City office from 1993 to 2000. Mr. Peffer has been a certified Public Accountant and member of the American Institute of Certified Public Accountants and Kansas and Missouri Societies of CPAs. Mr. Peffer is a director of the Commerce Funds, a family of eleven funds with almost $2.0 billion in assets, and Garmin Ltd, a NASDAQ 100 company in the technology and consumer electronics industries. Mr. Peffer earned a B.S. in Business Administration from the University of Kansas and an M.B.A. from Northwestern University.

        Mr. Barnholt and Mr. Peffer are independent directors with respect to our management and MLGPE.

Executive Compensation

        The table below and footnotes thereto set forth in summary form information concerning the compensation awarded to, earned by, or paid for services rendered to us in all capacities during the fiscal year ended December 27, 2005 by our current President and Chief Executive Officer and our next four most highly compensated executive officers whose salary and bonus for fiscal year 2005 exceeded $100,000. Other than the salary and bonus described in the table below, we did not pay any executive officer named in the Summary Compensation Table any fringe benefits, perquisites or other compensation in excess of the lesser of $50,000 or 10% of such executive officer's salary and bonus during fiscal year 2005. Bonus and commission figures for all fiscal years presented represent bonuses and commissions earned and paid in the fiscal year as well as bonuses and commissions earned in the fiscal year but paid in the following fiscal year.

Summary Compensation Table

	Annual Compensation
Name and Principal Position	Fiscal Year	Salary	Bonus	Other Annual Compensation(1)	All Other Compensation(2)
James K. Schwartz President, Chief Executive Officer and Chief Operating Officer	2005	$501,923	$215,000	$14,251	$203,101
Troy D. Cook Senior Vice President—Finance and Chief Financial Officer	2005	$339,616	$145,000	$10,345	$137,372
D. Blayne Vaughn Vice President Pizza Hut Operations, Northern Territory	2005	$170,750	$68,318	$1,838	$68,785
L. Bruce Sharp Vice President Pizza Hut Operations, Southern Territory	2005	$155,654	$64,466	$5,062	$62,792
Michael J. Woods Vice President of Information Technology	2005	$136,836	$36,000	$9,625	$47,715

(1)
These amounts include (i) car allowances of $4,602 for Messrs. Schwartz, Cook and Woods, (ii) company paid health insurance of $4,738 for Messrs. Schwartz, Cook, Sharp and Woods and $1,482 for Mr. Vaughn, and (iii) long-term disability benefits as follows: Mr. Schwartz, $4,911; Mr. Cook, $1,005; Mr. Vaughn, $356; Mr. Sharp, $324; and Mr. Woods, $285.

(2)
These amounts include (i) matching contributions under the NPC International, Inc. Deferred Compensation and Retirement Plan and (ii) contributions under the NPC International, Inc. POWR Plan for Key Employees as follows: Messrs. Schwartz, $29,057 and $174,044; Cook, $19,609 and $117,763; Vaughn, $9,577 and $59,208; Sharp, $8,818 and $53,974; and Woods, $7,109 and $40,606.

Directors' Compensation

        Each of our independent directors receive director fees, plus reimbursement for any expenses incurred in rendering service as a member of our board. Our non-independent directors will not receive any compensation for serving as a director or as a member of a committee of the board of directors, but will be reimbursed for any expenses incurred in rendering service as a member of our board.

Compensation Committee Interlocks and Insider Participation

        Our Compensation Committee is comprised of Mr. Barnholt and Mr. Peffer. No member of the Compensation Committee has any interlocking or insider relationship with us which is required to be reported under the applicable rules and regulations of the SEC.

Executive Employment Agreements

        Each of Mr. Schwartz and Mr. Cook has entered into a definitive employment agreement with us effective as of the closing of the Acquisition. Their employment agreements govern the terms of their employment with us, as well as the terms and conditions relating to their equity investment and new stock option grants with respect to membership interests in NPC Holdings. The terms include the following:

  •
  Mr. Schwartz will serve as our Chairman of the Board, President, Chief Executive Officer and Chief Operating Officer, and Mr. Cook will serve as our Senior Vice President—Finance and Chief Financial Officer.

  •
  The terms of the new employment agreements for each of Messrs. Schwartz and Cook will be for two years. However, we or each of the executives may end the executive's employment at any time.

  •
  Mr. Schwartz will be paid an annual base salary of $600,000, and Mr. Cook will be paid an annual base salary of $400,000, subject to periodic reviews and possible increases. Any adjustments to the base salaries payable to Messrs. Schwartz and Cook will be made by our Board of Directors or a committee of that board.

  •
  Each of Messrs. Schwartz and Cook will be provided the opportunity to earn cash performance bonuses equal to up to 75% of base salary based upon the achievement of cumulative quarterly or annual performance targets established by our Board of Directors, as well as additional bonus compensation in recognition of outstanding performance, as determined by the Board of Directors in its discretion.

  •
  Each of Messrs. Schwartz and Cook will be provided with employee benefits available to all company employees which are comparable to those provided to him by us prior to the closing of the Acquisition, with the exception of a non-qualified deferred compensation plan, of which the executives were participants prior to the closing of the Acquisition.

  •
  Each of Messrs. Schwartz and Cook will participate in the stock incentive plan of NPC Holdings as described below. A portion of the options granted under this plan will vest immediately upon issuance of the options, while the rest of the options will be subject to time vesting. The plan and the options granted thereunder are more fully described below under "—New Stock Incentive Plan."

  •
  In the event either of Messrs. Schwartz and Cook is involuntarily terminated by us without "cause", or if either resigns for "good reason," each as defined in the agreement, he will receive any accrued but unpaid salary, bonus, and vacation pay, as well as a lump sum payment of two times the sum of his base salary and bonus compensation earned in the year immediately preceding the year of termination.

  •
  In the event either Messrs. Schwartz and Cook terminates his employment voluntarily prior to the expiration of the term of the employment agreement, the executive will be paid his unpaid base salary through the end of the month in which the voluntary termination occurs, any unpaid bonus compensation for any fiscal year that has ended prior to the year in which date of termination occurs, and any other benefits to which he is entitled under the agreement and by applicable law.

  •
  While employed by us and for a period of two years thereafter (except with respect to the confidentiality covenant, the duration of which will be for an indefinite term), each of Messrs. Schwartz and Cook will be subject to compliance with various restrictive covenants, including non-competition and non-solicitation/non-hire covenants.

New Stock Incentive Plan

        NPC Holdings has agreed to establish a new stock incentive plan, which will govern, among other things, (i) the issuance of matching options on purchased membership interests and (ii) the grant of options with respect to the membership interests. Options may be granted under the plan with respect to a maximum of 8% of the membership interests of NPC Holdings as of the closing date calculated on a fully diluted basis (subject to capital adjustments). Each grant of options under the plan will specify the applicable option exercise period, option exercise price and such other terms and conditions as deemed appropriate. Options with respect to 1% of the interests will be "non-time vesting" options, which will be vested at grant as a matching incentive based upon the level of equity investments by the employee. Options with respect to 2% of the interests will be "time vesting" options, which will vest ratably as to 20% of the interests, subject to the option over a five-year period and subject to the option holders' continued service. The options as to the remaining 5% of the interests vest only upon the occurrence of a change of control on or prior to the expiration of the option, and also require continued employment through the vesting date. All options granted under the plan will expire ten years from the date of grant, but generally expire earlier upon termination of employment.

        Pursuant to the Executive Employment Agreements described above under "—Executive Employment Agreements", NPC Holdings granted options respect to the membership interests of NPC Holdings to Mr. Schwartz and Mr. Cook on May 3, 2006. Mr. Schwartz was granted 975,000 non-time vesting options, 1,064,000 time vesting options and 2,659,000 change of control options. Mr. Cook was granted 650,000 non-time vesting options, 709,000 time vesting options and 1,773,000 change of control options. The terms of the options are substantially similar to the terms of the new stock incentive plan NPC Holdings has agreed to establish, described in the preceding paragraph. The exercise price of the non-time vesting and time vesting options was established based on the aggregate equity investment in NPC Holdings at the time of closing of the Acquisition divided by the number of outstanding membership interests, or $1.00. The exercise price of the change of control options was established as twice exercise price of the non-time vesting and time vesting options granted, or $2.00.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Acquisition

        The following is a summary of certain agreements that were entered into in connection with the Acquisition and other Transactions. The descriptions of such agreements do not purport to be complete and are qualified in their entirety by reference to such agreements.

The Stock Purchase Agreement

        On March 3, 2006, we entered into a definitive stock purchase agreement, or the "Purchase Agreement," with our existing stockholders, or the "sellers," and NPC Holdings pursuant to which NPC Holdings acquired all of our issued and outstanding shares of capital stock from the sellers and we became a direct wholly owned subsidiary of NPC Holdings.

        Purchase Price.    The aggregate purchase price, excluding purchaser's fees, paid by NPC Holdings to the sellers at the closing of the Acquisition was $450.8 million. Subsequent to the closing of the Acquisition, an additional post-closing amount of $0.7 million was paid to the sellers, which included a nominal amount of interest, for a total purchase price of $451.5 million. In accordance with the Equity Commitment Letter described below under "Ancillary Agreements—The Equity Commitment Letter," MLGPE and a fund managed by an affiliate of MLGPE contributed approximately $160.0 million to NPC Holdings.

        Hawk-Eye Acquisition and Management Equity Investment.    Concurrently with the closing of the Acquisition, we acquired the 75% membership interest in Hawk-Eye Pizza, LLC, or "Hawk-Eye," that we did not already own from a limited liability company indirectly wholly owned by Messrs. Schwartz and Cook other than a membership interest in Hawk-Eye with a fair market value of $3.9 million, which Messrs. Schwartz and Cook retained. Following such acquisition, we acquired an additional membership interest in Hawk-Eye directly from Mr. Cook in exchange for a cash payment of $0.6 million, which reduced the overall retained membership interest of Messrs. Schwartz and Cook to $3.3 million. The foregoing transactions are referred to as the "Hawk-Eye Acquisition."

        Mr. Schwartz and Mr. Cook made an equity investment in NPC Holdings in connection with the Acquisition by each exchanging the membership interests in Hawk-Eye that they respectively retained following the Hawk-Eye Acquisition, for membership interests in NPC Holdings with fair market values equivalent to their Hawk-Eye membership interests. Mr. Schwartz and Mr. Cook entered into the Roll-Over Contribution Agreement described under "Ancillary Agreements—Roll-Over Contribution Agreement" at the closing to effect the foregoing exchange which is referred to as the "Management Equity Investment."

        Indemnification by the sellers.    Subject to the limitations described below, the sellers, severally but not jointly, agreed to indemnify NPC Holdings for and against any and all liabilities and losses actually suffered or incurred by NPC Holdings arising out of or resulting from:

  •
  the breach of any representation or warranty made by each seller contained in the Purchase Agreement; or

  •
  the breach of any covenant or agreement to be performed by each seller under the terms of the Purchase Agreement.

        Subject to the limitations described below, Mr. O. Gene Bicknell, in addition to his obligations as a seller described directly above, agreed to indemnify NPC Holdings for and against any and all liabilities and losses actually suffered or incurred by NPC Holdings arising out of or resulting from:

  •
  the breach of any representation or warranty made by sellers or us regarding us contained in the Purchase Agreement;

  •
  the breach of any covenant or agreement to be performed by the sellers or us under the terms of Purchase Agreement; or

  •
  the failure by us to obtain certain consents related to our leased real property.

        In addition, the sellers agreed to indemnify NPC Holdings and NPC for any taxes imposed on such entities relating to pre-closing periods and in excess of reserves and accruals established for taxes and tax liabilities.

        Limitations on Indemnification.    Under the terms of the Purchase Agreement, the sellers are not liable for any claim for indemnification, subject to certain exceptions for income and certain franchise tax and other matters unless and until the aggregate amount of indemnifiable losses, net of any tax benefit, that may be recovered from the sellers equals or exceeds $6.2 million, after which the sellers will be liable for all indemnifiable losses in excess of the first $3.1 million of such claims. Subject to certain exceptions, the maximum amount of indemnifiable losses that may be recovered from the sellers is the lesser of 25% of the finally determined net purchase price paid by NPC Holdings described above under "—Purchase Price" and the amount of equity funding.

Ancillary Agreements

        Equity Commitment Letter.    On March 3, 2006, MLGPE and a fund managed by an affiliate of MLGPE entered into an equity commitment letter in favor of Mr. Bicknell and us whereby, subject to certain conditions, the two funds committed to contribute an aggregate amount of $160.0 million in cash to NPC Holdings at the closing in order to fund a portion of purchase price for the Acquisition.

        Roll-Over Contribution Agreement.    In connection with the closing, NPC Holdings, Mr. Schwartz and Mr. Cook entered into the Roll-Over Contribution Agreement pursuant to which the following actions were taken:

  •
  Mr. Cook and Mr. Schwartz caused a limited liability company that they indirectly and wholly owned to sell to us certain membership interests in Hawk-Eye. Following this transaction, we owned all of the outstanding membership interests in Hawk-Eye, except for $3.9 million of such membership interests retained by such limited liability company.

  •
  Mr. Schwartz and Mr. Cook caused such limited liability company to distribute the $3.9 million membership interest that it has in Hawk-Eye to Mr. Schwartz and Mr. Cook on a pro rata basis.

  •
  We then purchased a membership interest in Hawk-Eye with a fair market value of $0.6 million directly from Mr. Cook.

  •
  Mr. Cook and Mr. Schwartz then each contributed their membership interests in Hawk-Eye with fair market values of $1.3 million and $2.0 million, respectively, to NPC Holdings in exchange for membership interests in NPC Holdings with equivalent values. As a result, we and NPC Holdings together own all of the outstanding membership interests in Hawk-Eye.

  •
  Messrs. Cook and Schwartz were then admitted as members of NPC Holdings and became bound by the terms of its Amended and Restated Limited Liability Company Agreement.

Amended and Restated Limited Liability Company Agreement

        On March 3, 2006, MLGPE, as the initial managing member, and a fund managed by an affiliate of MLGPE, as an initial member, entered into the NPC Acquisition Holdings, LLC limited liability company agreement to govern the affairs of NPC Holdings. At or prior to the closing of the Acquisition, the limited liability company agreement of NPC Holdings was amended and restated by its members. At the closing of the Acquisition, MLGPE and the fund managed by an affiliate of MLGPE together held a 98% membership interest. As contemplated by the Roll-Over Contribution Agreement,

Messrs. Schwartz and Cook became additional members of NPC Holdings and acquired 1.2% and 0.8% membership interests respectively. Finally, certain employees will be granted options to purchase membership interests in NPC Holdings under the new stock incentive plan described more fully under "Management—New Stock Incentive Plan."

        Under the terms of the amended and restated limited liability agreement, the power to direct the business affairs of NPC Holdings is vested in the managing member which continues to be the ML Global Private Equity Fund, L.P. The amended and restated limited liability company agreement provides the non-managing members with affirmative voting for a limited number of extraordinary actions. In addition, the amended and restated limited liability company agreement contains specific rights and obligations related to the membership interests in NPC Holdings including transfer restrictions, tag-along rights and drag-along rights. Membership interests held by our employees are subject to a mandatory call right triggered at the separation of such person's employment from us.

Advisory Agreement

        Upon completion of the Transactions, we entered into an advisory agreement with an affiliate of MLGPE pursuant to which such entity or its affiliates will provide advisory services to us. Pursuant to the advisory agreement, MLGPE was paid $3.0 million at the closing for the financial, investment banking, management advisory and other services performed in connection with the Transactions and reimbursed $0.9 million for certain expenses incurred in rendering those services. Under the agreement, MLGPE or its affiliates will continue to provide financial, investment banking, management advisory and other services on our behalf. We will pay MLGPE an annual fee of $1.0 million for these continuing advisory services. We have paid $0.7 million to MLGPE for the pro-rata portion of this fee for the current fiscal year ending December 26, 2006.

Employment Agreements

        At the closing of the Acquisition, we entered into employment agreements with Messrs. Schwartz and Cook. See "Management—Executive Employment Agreements."

Other Transactions

        On September 6, 2006, NPC Holdings entered into subscription and adherence agreements with Mr. Charles W. Peffer and Mr. Brandon K. Barnholt, directors of NPC. Pursuant to these agreements, Mr. Peffer contributed $50,000 and Mr. Barnholt contributed $25,000 to NPC Holdings in exchange for common memberships interests in NPC Holdings. In connection with the purchase of membership interests, the Company is obligated to issue an equal amount of time vesting options, which is anticipated to occur during the fourth quarter of fiscal year 2006. These options will be accounted for under the terms and conditions of options issued under the new stock incentive plan.

        Merrill Lynch, Pierce, Fenner & Smith, or "MLPFS", an affiliate of MLGPE, acted as an initial purchaser in connection with the issuance of the old notes. Offering discounts and commissions received by MLPFS were $2.0 million. We also reimbursed for certain expenses incurred by the initial purchasers, MLPFS, JPMorgan Securities, Inc., or "JPM" and Banc of America Securities LLC.

        MLPFS, an affiliate of MLGPE, acted as syndication agent, joint lead arranger and joint bookrunner in connection with our new senior secured credit facility. We paid an affiliate of MLPFS a fee of $2.4 million in connection with these services and reimbursed for certain expenses incurred by the joint lead arrangers and joint bookrunners, MLPFS and JPM. MLPFS is also a participant in our new senior secured credit facility and enjoys the same terms and conditions as the other participating lenders.

        In connection with the issuance of the Notes, we entered into a Registration Rights Agreement with the initial purchasers of the Notes, including MLPFS, an affiliate of MLGPE, in which we agreed to file a registration statement enabling holders of the Notes to exchange the privately placed Notes for publicly registered notes with identical terms, and to use our reasonable best efforts to complete the exchange offer within 285 days after the issue date of the Notes. We also agreed to use our reasonable best efforts to file a shelf registration statement for the resale of the Notes if we cannot effect an exchange offer within the time period stated above and in other circumstances.

        On June 6, 2006, we entered into an amortizing floating-to-fixed swap agreement expiring December 31, 2011, on an initial notional amount of $140.0 million. Merrill Lynch Capital Services, Inc., an affiliate of MLGPE, was the counter-party on $70.0 million of the total notional amount, and JPMorgan Chase Bank, N.A. was the counter-party on the residual $70.0 million. Under this swap, we will pay both counter-parties 5.39% and receive the three-month LIBOR rate as determined on the reset dates. These swaps were entered into to provide a hedge against the effects of rising interest rates on our $300.0 million term loan facility under our new senior secured credit facility. As of September 26, 2006, we have recognized $1.2 million ($0.8 million after tax) of other comprehensive income related to the fair market value of these interest rate swaps.

        On June 21, 2006, we loaned $0.3 million to NPC Holdings, our parent, to enable NPC Holdings to make certain adjustment payments to our previous stockholders under the Stock Purchase Agreement. The loan matures on June 21, 2014, and bears interest at a rate of 8.0% per annum, compounded semi-annually and payable at maturity. The loan may be prepaid at any time without penalty. In August, 2006, NPC Holdings prepaid $0.1 million of the loan.

        On January 18, 2005, we and Oread Capital Partners, LLC entered into the Hawk-Eye Pizza LLC Operating Agreement, an agreement which set forth the terms and conditions for the operation of Hawk-Eye. Hawk-Eye was 25% owned by a subsidiary of NPC. The remaining 75% was owned by Oread Capital Partners, a wholly owned subsidiary of Oread Holdings, LLC, an entity jointly owned by Mr. Schwartz, our President, Chief Executive Officer and Chief Operating Officer, and Mr. Cook, our Senior Vice President—Finance and Chief Financial Officer. Subsequently, on February 2, 2005, we entered into an Asset Contribution and Asset Sale Agreement to sell 26 of our Pizza Hut stores in Iowa and Illinois to Hawk-Eye. Under this agreement, Hawk-Eye paid us $11.5 million for the assets of 12 stores and granted us 25% of the share capital of Hawk-Eye in exchange for the contribution by us of the assets of the remaining 14 stores.

        Concurrently with the Asset Contribution and Asset Sale Agreement, we and Hawk-Eye entered into a series of agreements pursuant to which we provided services to Hawk-Eye necessary for the operation of 26 Pizza Hut restaurants. These agreements included an employee leasing agreement, a corporate services and software license agreement and an insurance sharing agreement. Hawk-Eye also subleased from us the properties of 25 of the Pizza Hut stores purchased by Hawk-Eye. The property of the remaining Pizza Hut store was owned and sold by us to Hawk-Eye pursuant to the Asset Contribution and Asset Sale Agreement.

        Also in connection with the Asset Contribution and Asset Sale Agreement, NPCM and PHI entered into two new franchise agreements covering the 26 Pizza Hut stores. These franchise agreements were then assigned by NPCM to Hawk-Eye. Under a Personal Guaranty and Assumption of Obligations executed with respect to each of the new franchise agreements, each of Mr. Schwartz, Mr. Cook, Oread Capital Partners, LLC, Oread Holdings, LLC and us jointly and severally guaranteed the performance of Hawk-Eye under the new franchise agreements. Mr. Schwartz, Mr. Cook and us also entered into a Franchise Guaranty Contribution Agreement, dated February 1, 2005, pursuant to which each party limited its respective liability under the new franchise agreement guarantees to each such parties' respective ownership share of Hawk-Eye.

        At the closing of the Acquisition, Hawk-Eye became our wholly owned subsidiary, as described under "—The Acquisition—The Stock Purchase Agreement—Hawk-Eye Acquisition and Management Equity Investment" and Messrs. Schwartz and Cook have no further contractual relationship with us in respect of Hawk-Eye.

        During fiscal 2005, 2004 and 2003, we purchased uniforms from Zouire LLC, a limited liability company controlled by O. Gene Bicknell, and incurred expenses of $0.9 million, $1.0 million and $0.8 million, respectively.

        Effective July 1, 1998, we entered into a services agreement with an unconsolidated entity, Roma Restaurant Holdings, Inc., or "RRH." In accordance with this agreement, as amended, we will provide accounting, management reporting, and information services to RRH through March, 2007. This contract provides for unlimited one year extensions and requires a one year notification by either party if an extension will not be executed. Fees earned under this agreement were $0.5 million, $0.6 million and $0.8 million during fiscal 2005, 2004 and 2003, respectively. These fees are recorded within fees and other income on our consolidated financial statements. As of its emergence from bankruptcy on March 27, 2006, RRH is no longer affiliated with us.

        On December 23, 2002, we entered into an aircraft dry lease agreement with OGB, L.L.C., a limited liability company owned by O. Gene Bicknell, Pitt Plastics, Inc. and us. During fiscal 2005, 2004 and 2003, we incurred expense of $32,000, $74,000 and $90,000, respectively, for utilization of this aircraft. During fiscal 2003, we made a $50,000 capital contribution to OGB, L.L.C. for an equity interest of 0.5%, which we account for under the cost method of accounting. During fiscal 2005 and 2004, we made total capital contributions of $0.5 million and in fiscal 2003 made capital contributions of $0.4 million. These contributions (including the $50,000 initial capital contribution) were recorded in other expense on our income statement in the year paid as they are not expected to be realized by us. This agreement was terminated in connection with the closing of the Transactions.

        On May 31, 2005, we issued a note receivable of $3.0 million to O. Gene Bicknell. The note bore interest at approximately 3.5% per year and was due May 31, 2006. The total amount due as of December 27, 2005, including accrued interest, was approximately $3.1 million. This note was settled in full in March 2006.

        On May 28, 2004, we issued notes receivable of approximately $5.1 million to shareholders. The notes bore interest at approximately 2.0% per year and were due April 15, 2005. The total amounts due as of December 28, 2004, including accrued interest, were approximately $5.2 million. These notes were settled in full in February 2005.

EXCHANGE OFFER

Purpose and effect of the exchange offer

        The exchange offer will give holders of old notes the opportunity to exchange the exchange notes, which have been registered under the Securities Act, for old notes, which were issued and sold on May 3, 2006 to the initial purchasers, Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Inc., and Banc of America Securities LLC for resale to qualified institutional buyers and non-U.S. persons. The terms of the exchange notes will be identical in all material respects to the terms of the old notes except that the exchange notes (1) will have been registered under the Securities Act, (2) will be issued free from any provision for an increase in the interest rate on the old notes upon a failure to file or have declared effective an exchange offer registration statement or to consummate the exchange offer by certain dates and (3) will not bear legends restricting their transfer.

        The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of old notes in any jurisdiction in which the exchange offer or the acceptance of it would not be in compliance with the securities or blue sky laws of the jurisdiction.

Resale of exchange notes

        We believe that exchange notes issued in connection with the exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by any holder of exchange notes without further registration under the Securities Act and without delivery of a prospectus that satisfies the requirements of section 10 of the Securities Act if:

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  the holder is not a broker dealer or our "affiliate" within the meaning of Rule 405 under the Securities Act;

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  the exchange notes are acquired in the ordinary course of the holder's business; and

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  the holder does not intend to participate in a distribution of the exchange notes.

        Any holder who exchanges old notes in the exchange offer with the intention of participating in any manner in a distribution of the exchange notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with secondary resale transactions.

        This prospectus may be used for an offer to resell, resale or other retransfer of exchange notes. With regard to broker-dealers, only broker-dealers that acquired the old notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for old notes, where the old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Please read the section entitled "Plan of distribution" for more details regarding the transfer of exchange notes.

Terms of the exchange offer

        Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any old notes properly tendered and not withdrawn before expiration of the exchange offer. The date of acceptance for exchange of the old notes and completion of the exchange offer is the exchange date, which will be the first business day following the expiration date unless we extend the date as described in this prospectus. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of old notes surrendered under the exchange offer. Old notes may be tendered only in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The exchange notes will be delivered promptly following the expiration date.

        The exchange notes will evidence the same debt as the old notes. The exchange notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the old notes. Consequently, the old notes and the exchange notes will be treated as a single series of debt securities under the indenture. For a description of the indenture, see the section entitled "Description of notes."

        The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered for exchange.

        As of the date of this prospectus, $175,000,000 aggregate principal amount of the old notes are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of old notes. There will be no fixed record date for determining registered holders of old notes entitled to participate in the exchange offer.

        We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC. Old notes that are not exchanged in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits their holders have under the indenture relating to the old notes and the exchange notes.

        We will be deemed to have accepted for exchange properly tendered old notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the holders of old notes who surrender them in the exchange offer for the purposes of receiving the exchange notes from us and delivering the exchange notes to their holders. The exchange agent will make the exchange promptly following the expiration date. This exchange date will be the first business day following the expiration date unless it is extended as described in this prospectus. We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the subsection entitled "—Conditions."

        Holders who tender old notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old notes. We will pay all charges and expenses, other than applicable taxes described below, in connection with the exchange offer. It is important that you read the subsection entitled "—Fees and expenses" for more details regarding fees and expenses incurred in the exchange offer.

Expiration of the exchange offer; Extensions; Amendments

        The exchange offer will expire at 5:00 p.m., New York City time, on                        , 2006. The exchange offer can be extended by us in our sole discretion, in which case the term "expiration date" will mean the latest date and time to which the exchange offer is extended. In no event will the exchange offer remain in effect more than 30 business days from the date the registration statement is declared effective.

        In order to extend the exchange offer, we will notify the exchange agent orally, confirmed in writing, or in writing of any extension. We will notify the registered holders of old notes by public announcement of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration of the exchange offer.

        Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we will have no obligation to publish, advertise, or otherwise communicate any public announcement, other than by making a timely release to a financial news service.

Conditions

        We will not be obligated to accept for exchange the old notes of any holder that has not made to us:

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  the representations described under the subsections entitled "—Purpose and effect of the exchange offer," "—Procedures for tendering;" and

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  any other representations that may be reasonably requested in order to comply with applicable laws.

        We expressly reserve the right, at any time or at various times, to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any old notes by giving oral or written notice of an extension to the holders. During an extension, all old notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange. We will return any old notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.

        We expressly reserve the right to amend the exchange offer or terminate the exchange offer in the event that a condition is not satisfied or waived and to reject for exchange any old notes not previously accepted for exchange. By public announcement, in compliance with Rule 14e-1(d), we will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the old notes no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration of the exchange offer. If we amend the exchange offer in a manner that we consider material, we will disclose the amendment by means of a prospectus supplement.

        These conditions are solely for our benefit and we may assert them regardless of the circumstances that may give rise to them in our sole discretion. If we fail at any time to exercise any of the preceding rights, this failure will not constitute a waiver of that right. All conditions to the exchange offer must be satisfied or waived by us prior to the expiration of the exchange offer.

        We will not accept for exchange any old notes tendered, and will not issue exchange notes in exchange for any old notes, if at that time a stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture governing the notes under the Trust indenture Act.

        If the exchange offer is being registered for the purpose of secondary resales, any securityholder using the exchange offer to participate in a distribution of the exchange notes (1) could not rely on the staff position enunciated in Exxon Capital or similar letters and (2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

Procedures for tendering

        Only a holder of record of old notes may tender old notes in the exchange offer. To tender in the exchange offer, a holder must:

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  complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and deliver the letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

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  comply with DTC's Automated Tender Offer Program procedures described below.

        In addition, either:

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  the exchange agent must receive old notes along with the letter of transmittal;

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  the exchange agent must receive, before expiration of the exchange offer, a properly transmitted agent's message and a timely confirmation of book-entry transfer of old notes into the exchange agent's account at DTC according to the procedure for book-entry transfer described below; or

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  the holder must comply with the guaranteed delivery procedures described below.

        To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at the address set forth below under the subsection entitled "—Exchange agent" before expiration of the exchange offer. To receive confirmation of a valid tender of old notes, a holder should contact the exchange agent at the telephone number listed under the subsection entitled "—Exchange agent."

        The tender by a holder that is not withdrawn before expiration of the exchange offer will constitute an agreement between that holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. If a holder tenders less than all of the old notes held by the holder, that tendering holder should fill in the applicable box of the letter of transmittal. The amount of old notes delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.

        The method of delivery of old notes, the letter of transmittal and all other required documents to the exchange agent is at the holder's election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before expiration of the exchange offer. Holders should not send the letter of transmittal or old notes to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

        Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owner's behalf. If the beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its old notes, either:

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  make appropriate arrangements to register ownership of the old notes in the owner's name; or

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  obtain a properly completed bond power from the registered holder of old notes.

        The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

        If the letter of transmittal is signed by the record holder(s) of the old notes tendered, the signature must correspond with the name(s) written on the face of the old note without alteration, enlargement or any change whatsoever. If the letter of transmittal is signed by a participant in DTC, the signature must correspond with the name as it appears on the security position listing as the holder of the old notes.

        A signature on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible guarantor institution. Rule 17Ad-15 under the Exchange Act describes eligible guarantor institutions as banks, brokers, dealers, municipal securities dealers, municipal securities brokers, government securities dealers, government securities brokers, credit unions, national securities exchanges, registered securities associations, clearing agencies and savings associations. The signature need not be guaranteed by an eligible guarantor institution if the old notes are tendered:

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  by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

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  for the account of an eligible institution.

        If the letter of transmittal is signed by a person other than the registered holder of any old notes, the old notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder's name appears on the old notes and an eligible institution must guarantee the signature on the bond power.

        If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless we waive this requirement, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

        The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC's system may use DTC's Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the old notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent's message to the exchange agent. The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

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  DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering old notes that are the subject of the book-entry confirmation;

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  the participant has received and agrees to be bound by the terms of the letter of transmittal or, in the case of an agent's message relating to guaranteed delivery, that the participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

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  the agreement may be enforced against the participant.

        We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered old notes. Our determination will be final and binding. We reserve the absolute right to reject any old notes not properly tendered or any old notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

        Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within the time that we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither we, the exchange agent nor any other person will incur any liability for failure to give notification. Tenders of old notes will not be deemed made until those defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

        In all cases, we will issue exchange notes for old notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

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  old notes or a timely book-entry confirmation that old notes have been transferred into the exchange agent's account at DTC; and

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  a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent's message.

        Holders should receive a copy of the letter of transmittal with this prospectus. A holder may obtain additional copies of the letter of transmittal from the exchange agent's offices listed under the subsection entitled "—Exchange agent." By signing the letter of transmittal, each tendering holder of old notes will represent to us that, among other things:

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  any exchange notes that the holder receives will be acquired in the ordinary course of its business;

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  the holder has no arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

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  if the holder is a broker-dealer that will receive exchange notes for its own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities, that it will deliver a prospectus, as required by law, in connection with any resale of those exchange notes (see the section entitled "Plan of distribution"); and

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  the holder is not an "affiliate", as defined in Rule 405 of the Securities Act, of us.

Book-entry transfer

        The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution participating in DTC's system may make book-entry delivery of old notes by causing DTC to transfer old notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. Holders of old notes who are unable to deliver confirmation of the book-entry transfer of their old notes into the exchange agent's account at DTC or all other documents required by the letter of transmittal to the exchange agent on or prior to the expiration date must tender their old notes according to the guaranteed delivery procedures described below. See "Book entry; delivery and form."

Guaranteed delivery procedures

        Holders wishing to tender their old notes but whose old notes are not immediately available or who cannot deliver their old notes, the letter of transmittal or any other required documents to the exchange agent or cannot comply with the applicable procedures under DTC's Automated Tender Offer Program before expiration of the exchange offer may tender if:

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  the tender is made through an eligible guarantor institution;

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  before expiration of the exchange offer, the exchange agent receives from the eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail or hand delivery, or a properly transmitted agent's message and notice of guaranteed delivery:

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  setting forth the name and address of the holder and the registered number(s) and the principal amount of old notes tendered;

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  stating that the tender is being made by guaranteed delivery; and

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  guaranteeing that, within three New York Stock Exchange trading days after expiration of the exchange offer, the letter of transmittal, or facsimile thereof, together with the old notes or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent; and

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  the exchange agent receives the properly completed and executed letter of transmittal or facsimile thereof, as well as all tendered old notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within three New York Stock Exchange trading days after expiration of the exchange offer.

        Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their old notes according to the guaranteed delivery procedures set forth above.

Withdrawal of tenders

        Holders of old notes may withdraw their tenders at any time before expiration of the exchange offer.

        For a withdrawal to be effective:

  •
  the exchange agent must receive a written notice of withdrawal, which may be by telegram, telex, facsimile transmission or letter, at one of the addresses set forth below under the subsection entitled "—Exchange agent;" or

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  holders must comply with the appropriate procedures of DTC's Automated Tender Offer Program system.

        Any notice of withdrawal must:

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  specify the name of the person who tendered the old notes to be withdrawn;

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  identify the old notes to be withdrawn, including the principal amount of the old notes to be withdrawn; and

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  where certificates for old notes have been transmitted, specify the name in which the old notes were registered, if different from that of the withdrawing holder.

        If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of those certificates, the withdrawing holder must also submit:

  •
  the serial numbers of the particular certificates to be withdrawn; and

  •
  a signed notice of withdrawal with signatures guaranteed by an eligible institution, unless the withdrawing holder is an eligible institution.

        If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the applicable DTC procedures.

        We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal, and our determination will be final and binding on all parties. We will deem any old notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer. We will return any old notes that have been tendered for exchange but that are not exchanged for any reason to their holder without cost to the holder. In the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC according to the procedures described above, those old notes will be credited to an account maintained with DTC for old notes, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn old notes by following one of the procedures described under the subsection entitled "—Procedures for tendering" above at any time on or before expiration of the exchange offer.

        A holder may obtain a form of the notice of withdrawal from the exchange agent at its offices listed under the subsection entitled "—Exchange agent."

Exchange agent

        Wells Fargo Bank, National Association has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery or the notice of withdrawal to the exchange agent addressed as follows:

By Mail, Hand Delivery or Overnight Courier:
Wells Fargo Bank, National Association
707 Wilshire Boulevard, 17th Floor
Los Angeles, California 90017
Attention: Madeliena J. Hall

By Facsimile Transmission:
(213) 614-3355

For Information or Confirmation by Telephone:
(213) 614-2588

Delivery of the letter of transmittal to an address other than as shown above or transmission via facsimile other than as set forth above does not constitute a valid delivery of the letter of transmittal.

Fees and expenses

        We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitations by telegraph, telephone or in person by our officers and regular employees and those of our affiliates.

        We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

        We will pay the expenses to be incurred in connection with the exchange offer, including the following:

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  SEC registration fees;

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  fees and expenses of the exchange agent and trustee;

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  accounting and legal fees; and

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  printing and mailing costs.

Transfer taxes

        We will pay all transfer taxes, if any, applicable to the exchange of old notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

  •
  certificates representing old notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of old notes tendered;

  •
  exchange notes are to be delivered to, or issued in the name of, any person other than the registered holder of the old notes;

  •
  tendered old notes are registered in the name of any person other than the person signing the letter of transmittal; or

  •
  a transfer tax is imposed for any reason other than the exchange of old notes under the exchange offer.

        If satisfactory evidence of payment of transfer taxes is not submitted with the letter of transmittal, the amount of any transfer taxes will be billed to the tendering holder.

Accounting treatment

        We will record the exchange notes in our accounting records at the same carrying value as the old notes, which is the aggregate principal amount, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer. We will record the expenses of the exchange offer as deferred financing costs, which will be amortized over the term of the exchange notes.

Other

        Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. We urge you to consult your financial and tax advisors in making your own decision on what action to take.

        We may in the future seek to acquire old notes in open-market or privately negotiated transactions, through subsequent exchange offers or otherwise. However, we have no present plans to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered old notes.

DESCRIPTION OF NEW SENIOR CREDIT FACILITY

        In connection with the consummation of the Acquisition, we entered into a new senior secured credit facility.

        General.    The new senior secured credit facility provides for a term loan facility in the amount of $300.0 million, which has a term of seven years from the closing of the acquisition and amortizes at a rate of 1.00% per year on a semi-annual basis for the first six and one-half years after the closing date, with the balance paid at maturity. The new senior secured credit facility also provides for a revolving credit facility that permits loans in an aggregate amount of up to $75.0 million, which includes a $30.0 million letter of credit facility and a $15.0 million swing line facility, and has a term of six years from the closing of the acquisition. Proceeds of the term loan facility were used to finance a portion of the Acquisition, to refinance certain indebtedness and to pay fees and expenses incurred in connection with the Transactions. Proceeds of the revolving credit facility will be used for working capital and general corporate purposes, including letters of credit, of us and our subsidiaries. In addition, we may request additional tranches of term loans in an amount not to exceed $100.0 million in the aggregate and not less than $25.0 million individually, subject to the absence of any continuing default or event of default and other customary conditions and receipt of commitments by lenders.

        Interest Rates and Fees.    The loans under the new senior secured credit facility will, at our option, bear interest at the following:

  •
  a rate equal to the London Interbank Offered Rate, or LIBOR, plus an applicable margin of 1.75% under the term loan facility or 2.25% (subject to stepdowns based on our leverage ratio) under the revolving credit facility.

  •
  the alternate base rate which will be the higher of (1) the corporate base rate of interest announced by the administrative agent and (2) the Federal Funds rate plus 0.50%, in each case, plus an applicable margin of 0.75% under the term loan facility or 1.25% under the revolving credit facility (subject to stepdowns based on our leverage ratio).

        The revolving credit facility bears an annual commitment fee of 0.50% (subject to stepdowns based on our leverage ratio) on the undrawn portion of that facility commencing on the date of execution and delivery of the new senior secured credit facility. At any time when the borrower is in default in the payment of a loan, it will bear interest at 2% above the rate otherwise applicable thereto. Overdue interest, fees and other amounts will bear interest at 2% above the rate described in the second bullet point above.

        After our delivery of financial statements and a computation of the maximum ratio of total debt to trailing four quarters of EBITDA, as defined in the senior secured credit facility, or "total leverage ratio," as defined in the senior secured credit facility, for the second full quarter ending after the closing date of the Acquisition, the applicable margin on the revolving loans and the commitment fee will be subject to a grid based on the most recent total leverage ratio.

        Prepayments.    At our option (1) amounts outstanding under the term loan facility may be voluntarily prepaid and (2) the unutilized portion of the commitments under the revolving credit facility may be reduced and loans under such facility may be voluntarily repaid, subject to requirements as to minimum amounts and multiples, at any time in whole or in part without premium or penalty, except that any prepayment of LIBOR rate advances other than at the end of the applicable interest periods will be made with reimbursement for any funding losses or redeployment costs of the lenders resulting from the prepayment. Loans under the term loan facility and under any incremental term loan facility will be subject to mandatory prepayment with (a) 75% of annual excess cash flow with certain step downs, (b) 100% of net cash proceeds of asset sales and other asset dispositions by the borrower or any of its subsidiaries, subject to various reinvestment rights of borrower and other exceptions, and

(c) 100% of the net cash proceeds of the issuance or incurrence of debt by the borrower or any of its subsidiaries, subject to various baskets and exceptions. Term loan mandatory prepayments with the proceeds of a debt issuance on or prior to the first anniversary of the closing date will be subject to a 1% premium.

        Guarantors.    All obligations under the new senior secured credit facility are guaranteed by NPC Holdings and by each of our existing and future direct and indirect domestic subsidiaries, excluding NPC Bar Management Corporation.

        Security.    All obligations of us and each guarantor under the new senior secured credit facility are secured by the following:

  •
  substantially all tangible and intangible assets of us and each guarantor, including, but not limited to, intellectual property, certain real property and all of our non-voting capital stock and the non-voting capital stock of each of our subsidiaries, but not including the franchise agreements and our voting capital stock and the voting capital stock of our subsidiaries.

  •
  the proceeds of any sale of the franchise agreements or voting stock.

        In addition, we are not permitted to pledge the franchise agreements or voting stock to any other party.

        Covenants, Representations and Warranties.    The new senior secured credit facility contains customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, investments, sales of assets, mergers and acquisitions, liens and dividends and other distributions. The new senior secured credit facility has the following financial covenants: a minimum interest coverage ratio, a maximum total leverage ratio and a limitation on capital expenditures.

        Events of Default.    Events of default under the new senior secured credit facility include, among others, nonpayment of principal or interest, covenant defaults, a material inaccuracy of representations or warranties, bankruptcy and insolvency events, cross defaults to other material indebtedness and a change of control.

DESCRIPTION OF THE NOTES

General

        Certain terms used in this description are defined under the subheading "Certain Definitions." In this description, the terms "we," "our," "us" and "Issuer" each refer to NPC International, Inc., and not any of its Affiliates.

        The old notes were initially issued by the Issuer in connection with the Acquisition. The old notes and the exchange notes are referred to collectively herein as the "Notes." The old notes were and the exchange notes will be issued under an indenture dated May 3, 2006 (the "Indenture") among the Issuer, the Guarantor and Wells Fargo Bank, National Association, as trustee (the "Trustee"). The terms of the Notes will include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act.

        The following description is only a summary of the material provisions of the Indenture. We urge you to read the Indenture because it, not this description, defines your rights as a Holder of the Notes. You may request copies of the Indenture at our address set forth in "Summary."

Brief Description of Notes

        The Notes:

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  are unsecured senior subordinated obligations of the Issuer;

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  are subordinated in right of payment to all existing and future Senior Indebtedness (including the Senior Credit Facilities) of the Issuer;

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  are effectively subordinated to all Secured Indebtedness of the Issuer (including the Senior Credit Facilities) to the extent of the value of the assets securing such Indebtedness;

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  are senior in right of payment to any future Subordinated Indebtedness of the Issuer;

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  are initially guaranteed on an unsecured senior subordinated basis by each Restricted Subsidiary that guarantees the Senior Credit Facilities; and

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  are subject to registration with the SEC pursuant to the Registration Rights Agreement.

Guarantee

        The old notes were guaranteed by the Issuer's subsidiary, NPC Management, Inc. In November 2006, NPC Management, Inc. was merged with and into the Issuer, at which time NPC Management, Inc.'s guarantee of the old notes was released and discharged. As a result, the exchange notes will not be guaranteed. The Notes will be guaranteed by each future domestic subsidiary that guarantees the Issuer's Senior Credit Facilities. Each Guarantee of the Notes will be a general unsecured obligation of each Guarantor, will be subordinated in right of payment to all existing and future Senior Indebtedness of each such entity (including its guarantee of the Senior Credit Facilities) and will be effectively subordinated to all Secured Indebtedness of such guarantor.

        The Guarantors, as primary obligors and not merely as sureties, will initially jointly and severally, irrevocably and unconditionally guarantee, on an unsecured senior subordinated basis, the performance and full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of the Issuer under the Indenture and the Notes, whether for payment of principal of or interest on or Additional Interest in respect of the Notes, expenses, indemnification or otherwise, on the terms set forth in the Indenture by executing the Indenture.

        The obligations of each Guarantor under its Guarantee will be limited as necessary to prevent the Guarantee from constituting a fraudulent conveyance under applicable law.

        Any entity that makes a payment under its Guarantee will be entitled upon payment in full of all guaranteed obligations under the Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor's pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

        If a Guarantee was rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the Guarantor, and, depending on the amount of such indebtedness, a Guarantor's liability on its Guarantee could be reduced to zero. See "Risk Factors—Risks Relating to the Notes—Federal and state fraudulent transfer laws may permit a court to void the guarantees, and, if that occurs, you may not receive any payments on the notes."

        A Guarantee (including any Liens in support thereof) by a Guarantor shall provide by its terms that it shall be automatically and unconditionally released and discharged upon:

          (1)   (a) any sale, exchange or transfer (by merger or otherwise) of the Capital Stock of such Guarantor (including any sale, exchange or transfer), after which the applicable Guarantor is no longer a Restricted Subsidiary, or all or substantially all the assets of such Guarantor which sale, exchange or transfer is made in compliance with the applicable provisions of the Indenture;

            (b)   the release or discharge by such Guarantor of its guarantee of the Senior Credit Facilities;

            (c)   the proper designation of any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary; or

            (d)   the Issuer exercising its legal defeasance option or covenant defeasance option as described under "Legal Defeasance and Covenant Defeasance" or the Issuer's obligations under the Indenture being discharged in accordance with the terms of the Indenture, as described below under "Satisfaction and Discharge;" and

          (2)   such Guarantor delivering to the Trustee an Officer's Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in the Indenture relating to such transaction have been complied with.

Ranking

        The payment of the principal of, premium, if any, and interest on the Notes and the payment of any Guarantee is subordinate in right of payment to the prior payment in cash in full of all Senior Indebtedness of the Issuer or the relevant Guarantor, as the case may be, including the obligations of the Issuer and such Guarantor under the Senior Credit Facilities. The Notes are effectively subordinated to all of the Issuer's and the Guarantor's existing and future Secured Indebtedness to the extent of the value of the assets securing such Indebtedness. As of September 26, 2006, the Issuer had $255.9 million of Senior Indebtedness (all of which was Secured Indebtedness under the Senior Credit Facilities). The Notes are structurally subordinated to Indebtedness and other liabilities of Subsidiaries of the Issuer that do not Guarantee the Notes. The Notes and Guarantees will in all respects rank pari passu with all other Indebtedness of the Issuer and the relevant Guarantor, respectively, other than indebtedness that is expressly subordinated to the Notes and/or the Guarantees, as applicable.

        Although the Indenture contains limitations on the amount of additional Indebtedness that the Issuer and the Guarantors may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. See "Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock."

Paying Agent and Registrar for the Notes

        The initial paying agent for the Notes is the Trustee. The initial registrar is the Trustee. The registrar will maintain a register reflecting ownership of the Notes outstanding from time to time and will make payments on and facilitate transfer of Notes on behalf of the Issuer. The Issuer may change the paying agents or the registrars without prior notice to the Holders. The Issuer or any of its Subsidiaries may act as a paying agent or registrar.

Subordination of the Notes

        Only Indebtedness of the Issuer or a Guarantor that is Senior Indebtedness will rank senior to the Notes and the Guarantees in accordance with the provisions of the Indenture.

        We have agreed in the Indenture that the Issuer and the Guarantors will not incur any Indebtedness that is subordinate or junior in right of payment to the Senior Indebtedness of such Person, unless such Indebtedness is Senior Subordinated Indebtedness of the applicable Person or is expressly subordinated in right of payment to Senior Subordinated Indebtedness of such Person. The Indenture will not treat (i) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (ii) Senior Indebtedness as subordinated or junior to any other Senior Indebtedness merely because it has a junior priority with respect to the same collateral.

        The Issuer is not permitted to pay principal of, premium, if any, or interest on the Notes (or pay any other obligations relating to the Notes, including Additional Interest, fees, costs, expenses, indemnities and rescission or damage claims) or make any deposit pursuant to the provisions described under "Legal Defeasance and Covenant Defeasance" or "Satisfaction and Discharge" below and may not purchase, redeem or otherwise retire any Notes (collectively, "pay the Notes") (except in the form of Permitted Junior Securities) if either of the following occurs (a "Payment Default"):

          (1)   any Obligation on any Senior Indebtedness of the Issuer is not paid in full in cash when due (after giving effect to any applicable grace period); or

          (2)   any other default on Senior Indebtedness of the Issuer occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms;

unless, in either case, the Payment Default has been cured or waived and any such acceleration has been rescinded or such Senior Indebtedness has been paid in full in cash. Regardless of the foregoing, the Issuer is permitted to pay the Notes if the Issuer and the Trustee receive written notice approving such payment from the Representatives of all Senior Indebtedness with respect to which the Payment Default has occurred and is continuing.

        During the continuance of any default (other than a Payment Default) (a "Non-Payment Default") with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Issuer is not permitted to pay the Notes (except in the form of Permitted Junior Securities) for a period (a "Payment Blockage Period") commencing upon the receipt by the Trustee (with a copy to the Issuer) of written notice (a "Blockage Notice") of such Non-Payment Default from the Representative of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter. The Payment Blockage Period will end earlier if such Payment Blockage Period is terminated:

          (1)   by written notice to the Trustee and the Issuer from the Person or Persons who gave such Blockage Notice;

          (2)   because the default giving rise to such Blockage Notice is cured, waived or otherwise no longer continuing; or

          (3)   because such Designated Senior Indebtedness has been discharged or repaid in full in cash.

        Notwithstanding the provisions described above, unless the holders of such Designated Senior Indebtedness or the Representative of such Designated Senior Indebtedness have accelerated the maturity of such Designated Senior Indebtedness, the Issuer is permitted to resume paying the Notes after the end of such Payment Blockage Period. The Notes shall not be subject to more than one Payment Blockage Period in any consecutive 360-day period irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period; provided that if any Blockage Notice is delivered to the Trustee by or on behalf of the holders of Designated Senior Indebtedness of the Issuer (other than the holders of Indebtedness under the Senior Credit Facilities), a Representative of holders of Indebtedness under the Senior Credit Facilities may give another Blockage Notice within such period. However, in no event may the total number of days during which any Payment Blockage Period or Periods on the Notes is in effect exceed 179 days in the aggregate during any consecutive 360-day period, and there must be at least 181 consecutive days during any consecutive 360-day period during which no Payment Blockage Period is in effect. Notwithstanding the foregoing, however, no default that existed or was continuing on the date of delivery of any Blockage Notice to the Trustee will be, or be made, the basis for a subsequent Blockage Notice unless such default has been cured or waived for a period of not less than 90 consecutive days (it being acknowledged that any subsequent action, or any breach of any financial covenants for a period ending after the date of delivery of a Blockage Notice, that, in either case, would give rise to a Non-Payment Default pursuant to any provisions under which a Non-Payment Default previously existed or was continuing shall constitute a new Non-Payment Default for this purpose).

        In connection with the Notes, in the event of any payment or distribution of the assets of the Issuer upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to the Issuer or its property:

          (1)   the holders of Senior Indebtedness of the Issuer will be entitled to receive payment in full in cash of such Senior Indebtedness before the Holders of the Notes are entitled to receive any payment;

          (2)   until the Senior Indebtedness of the Issuer is paid in full in cash, any payment or distribution to which Holders of the Notes would be entitled but for the subordination provisions of the Indenture will be made to holders of such Senior Indebtedness as their interests may appear, except that Holders of Notes may receive Permitted Junior Securities; and

          (3)   if a distribution is made to Holders of the Notes that, due to the subordination provisions, should not have been made to them, such Holders of the Notes are required to hold it in trust for the holders of Senior Indebtedness of the Issuer and pay it over to them as their interests may appear.

        The subordination and payment blockage provisions described above will not prevent a Default from occurring under the Indenture upon the failure of the Issuer to pay interest or principal with respect to the Notes when due by their terms. If payment of the Notes is accelerated because of an Event of Default, the Issuer must promptly notify the holders of Designated Senior Indebtedness or the Representative of such Designated Senior Indebtedness of the acceleration. So long as there shall remain outstanding any Senior Indebtedness under the Senior Credit Facilities, a Blockage Notice may be given only by the administrative agent thereunder unless otherwise agreed to in writing by the requisite lenders named therein. If any Designated Senior Indebtedness of the Issuer is outstanding, the Issuer may not pay the Notes until five Business Days after the Representatives of all the holders and lenders of such Designated Senior Indebtedness receive notice of such acceleration and, thereafter, may pay the Notes only if the Indenture otherwise permits payment at that time.

        Each Guarantor's obligations under its Guarantee are unsecured senior subordinated obligations of that Guarantor. As such, the rights of Holders to receive payment pursuant to such Guarantee will be subordinated in right of payment to the rights of holders of Senior Indebtedness of such Guarantor. The terms of the subordination and payment blockage provisions described above with respect to the Issuer's obligations under the Notes apply equally to the obligations of such Guarantor under its Guarantee.

        A Holder, by its acceptance of Notes, agrees to be bound by such provisions and authorizes and expressly directs the Trustee, on its behalf, to take such action as may be necessary or appropriate to effectuate the subordination provided for in the Indenture and appoints the Trustee its attorney-in-fact for such purpose.

        By reason of the subordination provisions contained in the Indenture, in the event of a liquidation or insolvency proceeding, creditors of the Issuer or a Guarantor who are holders of Senior Indebtedness of the Issuer or such Guarantor, as the case may be, may recover more, ratably, than the Holders of the Notes, and creditors who are not holders of Senior Indebtedness may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than the Holders of the Notes.

        The terms of the subordination provisions described above will not apply to payments from money or the proceeds of Government Securities held in trust by the Trustee for the payment of principal of and interest on the Notes pursuant to the provisions described under "Legal Defeasance and Covenant Defeasance" or "Satisfaction and Discharge," if the foregoing subordination provisions were not violated at the time the applicable amounts were deposited in trust pursuant to such provisions.

Transfer and Exchange

        A Holder may transfer or exchange Notes in accordance with the Indenture. The registrar and the Trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer. The Issuer is not required to transfer or exchange any Note selected for redemption. Also, the Issuer is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

Principal, Maturity and Interest

        The Issuer has issued $175,000,000 of Notes. The Notes will mature on May 1, 2014. Subject to compliance with the covenant described below under the caption "Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock," the Issuer may issue additional Notes from time to time under the Indenture ("Additional Notes"). The Notes issued by the Issuer and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context requires otherwise, references to "Notes" for all purposes of the Indenture and this "Description of the Notes" include any Additional Notes that are actually issued.

        Interest on the Notes will accrue at the rate of 9 1/2% per annum and will be payable semi-annually in arrears on May 1 and November 1, commencing on November 1, 2006 to the Holders of Notes of record on the immediately preceding April 15 and October 15. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date. Interest on the Notes will be computed on the basis of a 360 day year comprised of twelve 30 day months. Principal of, premium, if any, and interest on the Notes will be payable at the office or agency of the Issuer or, at the option of the Issuer, payment of interest may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders; provided that all payments of principal, premium, if any, and interest with respect to the

Notes represented by one or more global notes registered in the name of or held by DTC or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof. Until otherwise designated by the Issuer, the Issuer's office or agency will be the office of the Trustee maintained for such purpose.

Additional Interest

        Additional Interest may accrue on the Notes in certain circumstances pursuant to the Registration Rights Agreement. All references in the Indenture and this Description of the Notes, in any context, to any interest or other amount payable on or with respect to the Notes shall be deemed to include any Additional Interest pursuant to the Registration Rights Agreement.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

        The Issuer is not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Issuer may be required to offer to purchase Notes as described under the caption "Repurchase at the Option of Holders." We may at any time and from time to time purchase Notes in the open market or otherwise.

Optional Redemption

        At any time prior to May 1, 2010, the Issuer may redeem all or a part of the Notes, upon notice as described under the heading "Repurchase at the Option of Holders—Selection and Notice", at a redemption price equal to 100% of the principal amount of Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to the date of redemption (the "Redemption Date"), subject to the rights of Holders of record on the relevant record date to receive interest due on the relevant interest payment date.

        On and after May 1, 2010, the Issuer may redeem the Notes, in whole or in part, upon notice as described under the heading "Repurchase at the Option of Holders—Selection and Notice" at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest thereon to the applicable Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on May 1 of each of the years indicated below:

Year	Percentage
2010	104.750%
2011	102.375%
2012 and thereafter	100.000%

        In addition, until May 1, 2009, the Issuer may, at its option, redeem up to 35% of the aggregate principal amount of Notes issued by it at a redemption price equal to 109.500% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon to the applicable Redemption Date, subject to the right of Holders of Notes of record on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds of one or more Equity Offerings; provided that at least 65% of the aggregate principal amount of Notes originally issued under the Indenture remains outstanding immediately after the occurrence of each such redemption; and provided, further, that each such redemption occurs within 90 days of the date of closing of each such Equity Offering.

        Notice of any redemption upon any Equity Offering may be given prior to the completion thereof, and any such redemption or notice may, at the Issuer's discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering.

        If the Issuer redeems less than all of the outstanding Notes, the Trustee shall select the Notes to be redeemed in the manner described under "Repurchase at the Option of Holders—Selection and Notice."

Repurchase at the Option of Holders

Change of Control

        The Notes provide that if a Change of Control occurs, unless the Issuer has previously or concurrently mailed a redemption notice with respect to all the outstanding Notes as described under "Optional Redemption," the Issuer will make an offer to purchase all of the Notes pursuant to the offer described below (the "Change of Control Offer") at a price in cash (the "Change of Control Payment") equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest to the date of purchase, subject to the right of Holders of the Notes of record on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Issuer will send notice of such Change of Control Offer by first-class mail, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the security register or otherwise in accordance with the procedures of DTC, with the following information:

          (1)   that a Change of Control Offer is being made pursuant to the covenant entitled "Change of Control," and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuer;

          (2)   the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date of such notice (the "Change of Control Payment Date");

          (3)   that any Note not properly tendered will remain outstanding and continue to accrue interest;

          (4)   that unless the Issuer defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

          (5)   that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled "Option of Holder to Elect Purchase" on the reverse of such Notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

          (6)   that Holders will be entitled to withdraw their tendered Notes and their election to require the Issuer to purchase such Notes, provided that the paying agent receives, not later than the close of business on the 27th day following the date of the Change of Control notice, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

          (7)   that if the Issuer is purchasing less than all of the Notes, the Holders of the remaining Notes will be issued new Notes and such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered. The unpurchased portion of the Notes must be equal to $2,000 or an integral multiple of $1,000 in excess thereof; and

          (8)   the other instructions, as determined by us, consistent with the covenant described hereunder, that a Holder must follow.

        The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

        On the Change of Control Payment Date, the Issuer will, to the extent permitted by law,

          (1)   accept for payment all Notes issued by it or portions thereof properly tendered pursuant to the Change of Control Offer,

          (2)   deposit with the paying agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered, and

          (3)   deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer's Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Issuer.

        The Senior Credit Facilities prohibit, and future credit agreements or other agreements relating to Senior Indebtedness to which the Issuer becomes a party may prohibit or limit, the Issuer from purchasing any Notes as a result of a Change of Control. In the event a Change of Control occurs at a time when the Issuer is prohibited from purchasing the Notes, the Issuer could seek the consent of its lenders to permit the purchase of the Notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuer does not obtain such consent or repay such borrowings, the Issuer will remain prohibited from purchasing the Notes. In such case, the Issuer's failure to purchase tendered Notes would constitute an Event of Default under the Indenture. If, as a result thereof, a default occurs with respect to any Senior Indebtedness, the subordination provisions in the Indenture would restrict payments to the Holders of Notes under certain circumstances. The Senior Credit Facilities provide that certain change of control events with respect to the Issuer would constitute a default thereunder (including a Change of Control under the Indenture). If we experience a Change of Control that triggers a default under our Senior Credit Facilities, we could seek a waiver of such default or seek to refinance our Senior Credit Facilities. In the event we do not obtain such a waiver or refinance the Senior Credit Facilities, such default could result in amounts outstanding under our Senior Credit Facilities being declared due and payable.

        Our ability to pay cash to the Holders of Notes following the occurrence of a Change of Control may be limited by our then-existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases.

        The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Initial Purchasers and us. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the covenants described under "Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" and "Certain Covenants—Liens." Such restrictions in the Indenture can be waived only with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford Holders of the Notes protection in the event of a highly leveraged transaction.

        We will not be required to make a Change of Control Offer if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made by us or a third party in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

        The definition of "Change of Control" includes a disposition of all or substantially all of the assets of the Issuer to any Person. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of "all or substantially all" of the assets of the Issuer. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of Notes may require the Issuer to make an offer to repurchase the Notes as described above.

        The provisions under the Indenture relative to the Issuer's obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.

Asset Sales

        The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, cause or make an Asset Sale, unless:

          (1)   the Issuer or such Restricted Subsidiary, as the case may be, receives consideration at the time of such (as determined by the Issuer in good faith) Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of; and

          (2)   at least 75% of the consideration therefor received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of cash, Cash Equivalents, Related Business Assets or a combination thereof; provided that the amount of:

            (a)   any liabilities (as shown on the Issuer's or such Restricted Subsidiary's most recent balance sheet or in the footnotes thereto) of the Issuer or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Notes, that are assumed by the transferee of any such assets,

            (b)   any securities, notes or other obligations received by the Issuer or such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale, and

            (c)   any Designated Non-cash Consideration received by the Issuer or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed $10.0 million at the time of the receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash for purposes of this provision and for no other purpose.

        Within 360 days after the receipt of any Net Proceeds of any Asset Sale, the Issuer or such Restricted Subsidiary, at its option, may apply an amount equal to the Net Proceeds from such Asset Sale,

          (1)   to permanently reduce:

            (a)   Obligations under Senior Indebtedness;

            (b)   Obligations under Senior Subordinated Indebtedness (and to correspondingly reduce commitments with respect thereto); provided that the Issuer shall equally and ratably reduce Obligations under the Notes as provided under "Optional Redemption," through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders of Notes to purchase their Notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of Notes that would otherwise be prepaid, or

            (c)   Indebtedness of a Restricted Subsidiary that is not a Guarantor, other than Indebtedness owed to the Issuer or another Restricted Subsidiary,

          (2)   to (a) acquire Capital Stock of another Person that results in the Issuer or another of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such Person such that such Person constitutes a Restricted Subsidiary, (b) make capital expenditures or (c) acquire other assets, in each of (a), (b) and (c), used or useful in a Similar Business,

          (3)   to (a) acquire Capital Stock of another Person that results in the Issuer or another of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such Person such that such Person constitutes a Restricted Subsidiary, (b) acquire properties or (c) acquire other assets that, in each of (a), (b) and (c), replace the businesses, properties and/or assets that are the subject of such Asset Sale, or

          (4)   any combination of clauses (1) through (3) of this paragraph;

provided that, in the case of clauses (2) and (3) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as the Issuer or such other Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days after such 360 day period (an "Acceptable Commitment") and, in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Proceeds are applied in connection therewith, the Issuer or such Restricted Subsidiary enters into another Acceptable Commitment (a "Second Commitment") within 180 days of such cancellation or termination; provided, further, that if any Second Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied, then such Net Proceeds shall constitute Excess Proceeds.

        Any Net Proceeds from the Asset Sale that are not invested or applied as provided and within the time periods set forth in the preceding paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Issuer shall make an offer to all Holders of the Notes and, if required by the terms of any Indebtedness that is pari passu with the Notes ("Pari Passu Indebtedness"), to the holders of such Pari Passu Indebtedness (an "Asset Sale Offer"), to purchase the maximum aggregate principal amount of the Notes and such Pari Passu Indebtedness that is an integral multiple of $1,000 that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed $10.0 million by mailing the notice required pursuant to the terms of the Indenture, with a copy to the Trustee.

        To the extent that the aggregate amount of Notes and such Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in the Indenture. If the aggregate principal amount of Notes or the Pari Passu Indebtedness surrendered by such holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and such Pari Passu

Indebtedness to be purchased on a pro rata basis based on the accreted value or principal amount of the Notes or such Pari Passu Indebtedness tendered. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds with respect to which such Asset Sale Offer was made shall be reset to zero.

        Pending the final application of any Net Proceeds pursuant to this covenant, the Net Proceeds may be applied temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invested in any manner not prohibited by the Indenture.

        The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

        The Senior Credit Facilities prohibit, and future credit agreements or other agreements relating to Senior Indebtedness to which the Issuer becomes a party may prohibit or limit, the Issuer from purchasing any Notes pursuant to this Asset Sales covenant. In the event the Issuer is prohibited from purchasing the Notes, the Issuer could seek the consent of its lenders to the purchase of the Notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuer does not obtain such consent or repay such borrowings, it will remain prohibited from purchasing the Notes. In such case, the Issuer's failure to purchase tendered Notes would constitute an Event of Default under the Indenture. If, as a result thereof, a default occurs with respect to any Senior Indebtedness, the subordination provisions in the Indenture would restrict payments to the Holders of the Notes under certain circumstances.

Selection and Notice

        If the Issuer is redeeming less than all of the Notes issued by it at any time, the Trustee will select the Notes to be redeemed (a) if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed or (b) on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate.

        Notices of purchase or redemption shall be mailed by first-class mail, postage prepaid, at least 30 but not more than 60 days before the purchase or redemption date to such Holder's registered address or otherwise delivered in accordance with the procedures of DTC, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. If any Note is to be purchased or redeemed in part only, any notice of purchase or redemption that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased or redeemed.

        The Issuer will issue a new Note in a principal amount equal to the unredeemed or unpurchased portion of the original Note in the name of the Holder upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption. Notes accepted for payment pursuant to a Change of Control Offer or Asset Sale Offer will cease to accrue interest on the Change of Control Payment Date or the Asset Sale Offer payment date, as applicable.

Material Covenants

Limitation on Restricted Payments

        The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

           (I)  declare or pay (without duplication) any dividend or make any payment or distribution on account of the Issuer's, or any of its Restricted Subsidiaries', Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation other than:

            (a)   dividends, payments or distributions by the Issuer payable solely in Equity Interests (other than Disqualified Stock) of the Issuer; or

            (b)   dividends, payments or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

          (II)  purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Issuer or any direct or indirect parent of the Issuer held by Persons other than the Issuer or a Restricted Subsidiary, including in connection with any merger or consolidation;

        (III)  make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness, other than:

            (a)   Indebtedness permitted under clauses (7) and (8) of the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;" or

            (b)   the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased, repurchased or acquired in anticipation of satisfying a sinking fund obligation, principal installment, mandatory redemption or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition; or

        (IV)  make any Restricted Investment

(all such payments and other actions set forth in clauses (I) through (IV) (other than an exception thereto) above being collectively referred to as "Restricted Payments"), unless, at the time of such Restricted Payment:

          (1)   no Default shall have occurred and be continuing or would occur as a consequence thereof;

          (2)   immediately after giving effect to such transaction on a pro forma basis, the Issuer could incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;" and

          (3)   such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (1), (6)(c) and (9) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum of (without duplication):

            (a)   50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) beginning on January 1, 2006, to the end of the Issuer's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit; plus

            (b)   100% of the aggregate net cash proceeds and the fair market value of marketable securities or other property received by the Issuer since the Issue Date from the issue or sale of:

              (i)    (A) Equity Interests of the Issuer, including Treasury Capital Stock (as defined below), but excluding cash proceeds and the fair market value of marketable securities or other property received from the sale of:

                (x)   Equity Interests to members of management, directors or consultants of the Issuer, any direct or indirect parent company of the Issuer and the Issuer's Subsidiaries after the Issue Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph; and

                (y)   Designated Preferred Stock; and

                (B)  to the extent such net cash proceeds, marketable securities or other property are actually contributed to the Issuer, Equity Interests of the Issuer's direct or indirect parent companies (excluding contributions of the proceeds from the sale of Designated Preferred Stock of such companies or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph); or

              (ii)   debt securities of the Issuer that have been converted into or exchanged for Equity Interests of the Issuer;

provided, however, that this clause (b) shall not include the proceeds from (W) Refunding Capital Stock (as defined below), (X) Equity Interests or convertible debt securities of the Issuer sold to a Restricted Subsidiary, (Y) Disqualified Stock or debt securities that have been converted into Disqualified Stock or (Z) Excluded Contributions; plus

            (c)   100% of the aggregate amount of cash and the fair market value of marketable securities or other property contributed to the capital of the Issuer following the Issue Date (other than by a Restricted Subsidiary and other than by any Excluded Contributions); plus

            (d)   100% of the aggregate amount received in cash and the fair market value of marketable securities or other property received (or deemed received in the case of a release of a guarantee) by means of:

              (i)    the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of Restricted Investments made by the Issuer or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Issuer or its Restricted Subsidiaries and repayments of loans or advances or other transfers of assets or returns of capital, and releases of guarantees, which constitute Restricted Investments by the Issuer or its Restricted Subsidiaries, in each case after the Issue Date; or

              (ii)   the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary was made by the Issuer or a Restricted Subsidiary pursuant to clauses (7), (10) or (11) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment) or a dividend, distribution or other payment from an Unrestricted Subsidiary after the Issue Date; plus

            (e)   with respect to Restricted Investments in a Person (other than an Unrestricted Subsidiary) made by the Issuer and its Restricted Subsidiaries after the Issue Date, 100% of the fair market value of the Issuer's and its Restricted Subsidiaries' Investment in such Person at the time such Person becomes a Restricted Subsidiary as a result of or in connection with an additional Investment by the Issuer or a Restricted Subsidiary, less the amount of such additional Investment; provided that any Investment in such Person still outstanding will be deemed to be zero for purposes of this covenant; plus

            (f)    in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary after the Issue Date, the fair market value of the Investment in such Unrestricted Subsidiary, at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary other than to the extent the Investment in such Unrestricted Subsidiary was made by the Issuer or a Restricted Subsidiary pursuant to clause (7) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment.

        The foregoing provisions will not prohibit:

          (1)   the payment of any dividend or distribution or consummation of any redemption within 60 days after the date of declaration of the dividend or distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice such payment or redemption would have complied with the provisions of the Indenture;

          (2)   (a) the purchase, redemption, repurchase, defeasance, retirement or other acquisition of any Equity Interests ("Treasury Capital Stock") of the Issuer (including the declaration and payment of accrued dividends on such Treasury Capital Stock) or Subordinated Indebtedness of the Issuer or any of its Restricted Subsidiaries or any Equity Interests of any direct or indirect parent company of the Issuer, in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of the Issuer or any direct or indirect parent company of the Issuer to the extent contributed to the Issuer (in each case, other than any Disqualified Stock) ("Refunding Capital Stock") and (b) if immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under clause (6) of this paragraph, the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to purchase, redeem, repurchase, defease, retire or otherwise acquire any Equity Interests of any direct or indirect parent company of the Issuer) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

          (3)   the redemption, repurchase, defeasance or other acquisition or retirement of Subordinated Indebtedness made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Issuer or a Guarantor, as the case may be, which is incurred in compliance with the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" so long as:

            (a)   the principal amount of such new Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired for value, plus the amount of any premium (including reasonable tender premiums), defeasance costs and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness;

            (b)   such new Indebtedness is subordinated to the Notes or the applicable Guarantee at least to the same extent as such Subordinated Indebtedness so purchased, defeased, redeemed, repurchased, acquired or retired for value;

            (c)   such new Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, defeased, repurchased, acquired or retired; and

            (d)   such new Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired;

          (4)   the purchase, redemption, defeasance or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of the Issuer or any of its direct or indirect parent companies held by any future, present or former employee, director or consultant of the Issuer, any of its Subsidiaries or any of its direct or indirect parent companies pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement; provided, however, that the aggregate Restricted Payments made under this clause (4) do not exceed in any calendar year $5.0 million (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $10.0 million in any calendar year); provided, further, that such amount in any calendar year may be increased by an amount not to exceed:

            (a)   the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Issuer and, to the extent contributed to the Issuer, Equity Interests of any of the Issuer's direct or indirect parent companies, in each case to employees, directors or consultants of the Issuer, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Issue Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments as described in clause (3) of the preceding paragraph; plus

            (b)   the cash proceeds of key man life insurance policies received by the Issuer or its Restricted Subsidiaries after the Issue Date; less

            (c)   the amount of any Restricted Payments previously made with the cash proceeds described in clauses (a) and (b) of this clause (4);

    and provided, further, that cancellation of Indebtedness owing to the Issuer from employees, directors or consultants of the Issuer, any of the Issuer's direct or indirect parent companies or any of the Issuer's Restricted Subsidiaries in connection with a repurchase of Equity Interests of the Issuer or any of its direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the Indenture;

          (5)   the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Issuer or any of its Restricted Subsidiaries issued in accordance with the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" to the extent such dividends are included in the definition of "Fixed Charges;"

          (6)   (a) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock issued by the Issuer after the Issue Date;

            (b)   the declaration and payment of dividends to a direct or indirect parent company of the Issuer, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock of such parent corporation issued after the Issue Date, provided that the amount of dividends paid pursuant to this clause (b) shall not exceed the aggregate amount of cash actually contributed to the Issuer from the sale of such Designated Preferred Stock; or

            (c)   the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of this paragraph;

        provided, however, in the case of each of (a), (b) and (c) of this clause (6), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance or declaration on a pro forma basis, the Issuer would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

          (7)   Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (7) that are at the time outstanding, not to exceed $15.0 million (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

          (8)   repurchases of Equity Interests deemed to occur upon exercise of stock options, warrants or convertible securities if such Equity Interests represent a portion of the exercise price of such options, warrants or convertible securities and payments of cash in lieu of the issuance of fractional shares of Capital Stock upon exercise or conversion of securities exercisable or convertible into Capital Stock;

          (9)   the declaration and payment of dividends on the Issuer's common stock (or the payment of dividends to any direct or indirect parent entity to fund a payment of dividends on such entity's common stock), following the first public offering of the Issuer's common stock or the common stock of any of its direct or indirect parent companies after the Issue Date, of up to 6% per annum of the net cash proceeds received by or contributed to the Issuer in or from any such public offering, other than public offerings with respect to the Issuer's common stock registered on Form S-8 and other than any public sale constituting an Excluded Contribution;

          (10) Restricted Payments that are made with Excluded Contributions;

          (11) other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (11) not to exceed $15.0 million;

          (12) any Restricted Payment made to effect the Acquisition Transactions and the payment of fees and expenses related thereto or owed to Affiliates, in each case to the extent permitted by the covenant described under "—Transactions with Affiliates;"

          (13) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under the captions "Repurchase at the Option of Holders—Change of Control" and "Repurchase at the Option of Holders—Asset Sales;" provided that all Notes tendered by Holders in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

          (14) the declaration and payment of dividends by the Issuer to, or the making of loans to, any direct or indirect parent in amounts required for any direct or indirect parent companies to pay, in each case without duplication,

            (a)   franchise taxes and other fees, taxes and expenses required to maintain their corporate existence;

            (b)   federal, state and local income taxes, to the extent such income taxes are attributable to the income of the Issuer and its Restricted Subsidiaries and, to the extent of the amount actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries; provided that in each case the amount of such payments in any fiscal year does not exceed the amount that the Issuer and its Restricted Subsidiaries would be required to pay in respect of federal, state and local taxes for such fiscal year were the Issuer, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent described above) to pay such taxes separately from any such parent entity;

            (c)   customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent company of the Issuer to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Issuer and its Restricted Subsidiaries;

            (d)   general corporate operating and overhead costs and expenses of any direct or indirect parent company of the Issuer to the extent such costs and expenses are attributable to the ownership or operation of the Issuer and its Restricted Subsidiaries; and

            (e)   fees and expenses related to any unsuccessful equity or debt offering of such parent entity; and

          (15) the distribution by dividend or otherwise, of a Restricted Investment, or any Investment made with a previously existing Restricted Investment;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clause (11), no Default shall have occurred and be continuing or would occur as a consequence thereof.

        As of the Issue Date, all of the Issuer's Subsidiaries will be Restricted Subsidiaries. The Issuer will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of "Unrestricted Subsidiary." For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments or Permitted Investments in an amount determined as set forth in the last sentence of the definition of "Investment." Such designation will be permitted only if a Restricted Payment or Permitted Investments in such amount would be permitted at such time, whether pursuant to the first paragraph of this covenant or under clause (7), (10), (11) or (15) of the second paragraph of this covenant, or pursuant to the definition of "Permitted Investments," and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Indenture.

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

        The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, "incur" and any of them, an "incurrence") with respect to any Indebtedness (including Acquired Indebtedness) and the Issuer will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided, however, that the Issuer may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any of its Restricted Subsidiaries may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, if the Fixed Charge Coverage Ratio for the Issuer for the most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period; provided, however, that Restricted Subsidiaries that are not Guarantors may not incur Indebtedness or issue Disqualified Stock or Preferred Stock if, after giving pro forma effect to such incurrence or issuance (including a pro forma application of the net proceeds therefrom), more than an aggregate of $20.0 million of Indebtedness or Disqualified Stock or Preferred Stock of Restricted Subsidiaries that are not Guarantors is outstanding pursuant to this paragraph at such time.

        The foregoing limitations will not apply to:

          (1)   the incurrence of Indebtedness under Credit Facilities by the Issuer or any of its Restricted Subsidiaries (with letters of credit and bankers' acceptances being deemed to have a principal amount equal to the face amount thereof), up to an aggregate principal amount of $475.0 million outstanding at any one time, less the aggregate of permanent mandatory principal payments actually made by the borrower thereunder in respect of Indebtedness thereunder with Net Proceeds from an Asset Sale or series of related Asset Sales that constitutes the sale, transfer, conveyance or other disposition of all or substantially all of a segment (as defined under GAAP) of the Issuer (other than any segment predominantly composed of assets acquired by the Issuer or its Restricted Subsidiaries subsequent to the Issue Date);

          (2)   the incurrence by the Issuer and any Guarantor of Indebtedness represented by the Notes or any exchange notes (including any Guarantee) (other than any Additional Notes);

          (3)   Indebtedness of the Issuer and its Restricted Subsidiaries in existence on the Issue Date (other than Indebtedness described in clauses (1) and (2));

          (4)   Indebtedness (including Capitalized Lease Obligations), Disqualified Stock and Preferred Stock incurred by the Issuer or any of its Restricted Subsidiaries, to finance (whether prior to or within 270 days after) the purchase, lease or improvement of property (real or personal) or equipment that is used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets, in a principal amount, together with all other Indebtedness, Disqualified Stock and/or Preferred Stock issued and outstanding under this clause (4) (together with any Refinancing Indebtedness in respect thereof) not to exceed the greater of (a) $20.0 million and (b) 2.5% of Total Assets in the aggregate at any one time outstanding;

          (5)   Indebtedness incurred by the Issuer or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit and bank guarantees issued in the ordinary course of business, including letters of credit in respect of obligations owing to franchisors under franchise agreements, workers' compensation claims, health, disability or other benefits to employees or former employees or their families or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding the foregoing; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

          (6)   Indebtedness arising from agreements of the Issuer or its Restricted Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that

            (a)   such Indebtedness is not reflected on the balance sheet of the Issuer, or any of its Restricted Subsidiaries (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (6)(a)); and

            (b)   the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds, including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value), actually received by the Issuer and its Restricted Subsidiaries in connection with such disposition;

          (7)   Indebtedness or Disqualified Stock of the Issuer to a Restricted Subsidiary; provided that any such Indebtedness owing to a Restricted Subsidiary that is not a Guarantor is expressly subordinated in right of payment to the Notes; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness or Disqualified Stock (except (a) to the Issuer or another Restricted Subsidiary or (b) a pledge of Indebtedness referred to in this clause (7) shall not be deemed a transfer until the pledgee commences actions to foreclose on such Indebtedness) shall be deemed, in each case, to be an incurrence of such Indebtedness or Disqualified Stock;

          (8)   Indebtedness of a Restricted Subsidiary to the Issuer or another Restricted Subsidiary; provided that if a Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not a Guarantor, such Indebtedness is expressly subordinated in right of payment to the Guarantee of the Notes of such Guarantor; provided, further, that any subsequent transfer of any such Indebtedness (except (a) to the Issuer or another Restricted Subsidiary or (b) a pledge of Indebtedness referred to in this clause (8) shall not be deemed a transfer until the pledgee commences actions to foreclose on such indebtedness) shall be deemed, in each case, to be an incurrence of such Indebtedness;

          (9)   shares of Disqualified Stock or Preferred Stock of a Restricted Subsidiary issued to the Issuer or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Disqualified Stock or Preferred Stock (except (a) to the Issuer or another of its Restricted Subsidiaries or (b) a pledge of the shares of Disqualified Stock or Preferred Stock referred to in this clause (9) shall not be deemed a transfer until the pledgee commences actions to foreclose on such Disqualified Stock or Preferred Stock) shall be deemed in each case to be an issuance of such shares of Disqualified Stock or Preferred Stock;

          (10) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting interest rate risk with respect to any Indebtedness permitted to be incurred pursuant to the covenant described above under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock," exchange rate risk or commodity price risk;

          (11) obligations in respect of performance, bid, appeal and surety bonds and completion guarantees provided by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

          (12) Indebtedness or Disqualified Stock of the Issuer and Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred or issued pursuant to this clause (12) does not at any one time outstanding exceed $35.0 million (it being understood that any Indebtedness, Disqualified Stock or

  Preferred Stock incurred or issued pursuant to this clause (12) shall cease to be deemed incurred or issued and outstanding for purposes of this clause (12) but shall be deemed incurred or issued for the purposes of the first paragraph of this covenant from and after the first date on which the Issuer or such Restricted Subsidiary could have incurred or issued such Indebtedness, Disqualified Stock or Preferred Stock under the first paragraph of this covenant without reliance on this clause (12));

          (13) Indebtedness, Disqualified Stock or Preferred Stock which serves to refund or refinance any Indebtedness, Disqualified Stock or Preferred Stock incurred as permitted under the first paragraph of this covenant and clauses (2) and (3) above, this clause (13) and clause (14) below or any Indebtedness, Disqualified Stock or Preferred Stock incurred to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock including additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including reasonable tender premiums), defeasance costs and fees and expenses in connection therewith (the "Refinancing Indebtedness") prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

            (a)   has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced,

            (b)   to the extent such Refinancing Indebtedness refinances (i) Indebtedness subordinated or pari passu to the Notes or any Guarantee thereof, such Refinancing Indebtedness is subordinated or pari passu to the Notes or the Guarantee at least to the same extent as the Indebtedness being refinanced or refunded or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively, and

            (c)   shall not include:

                (i)  Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Issuer that is not a Guarantor that refinances Indebtedness or Disqualified Stock of the Issuer; or

               (ii)  Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Issuer that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Guarantor;

  and provided, further, that subclause (a) of this clause (13) will not apply to any refunding or refinancing of any Indebtedness outstanding under any Senior Indebtedness;

          (14) provided no Default shall have occurred and be continuing or would occur after giving effect to the incurrence thereof, Indebtedness, Disqualified Stock or Preferred Stock of (x) the Issuer or a Restricted Subsidiary incurred to finance an acquisition or (y) Persons that are acquired by the Issuer or any Restricted Subsidiary or merged into the Issuer or a Restricted Subsidiary in accordance with the terms of the Indenture; provided that after giving effect to such acquisition or merger, either

            (a)   the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of this covenant, or

            (b)   the Fixed Charge Coverage Ratio of the Issuer is greater than immediately prior to such acquisition or merger;

          (15) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within three Business Days of its incurrence;

          (16) Indebtedness of the Issuer or any of its Restricted Subsidiaries supported by a letter of credit issued pursuant to the Credit Facilities, in a principal amount not in excess of the stated amount of such letter of credit;

    (17)  (a) any guarantee by the Issuer or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of the Indenture, or

            (b)   any guarantee by a Restricted Subsidiary of Indebtedness of the Issuer or a Guarantor, provided that such guarantee is incurred in accordance with the covenant described below under "—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries;"

          (18) Indebtedness of the Issuer or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements in each case, incurred in the ordinary course of business; and

          (19) Indebtedness consisting of Indebtedness issued by the Issuer or any of its Restricted Subsidiaries to current or former officers, directors and employees thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Issuer or any direct or indirect parent company of the Issuer to the extent described in clause (4) of the second paragraph under the caption "—Limitation on Restricted Payments."

        For purposes of determining compliance with this covenant:

          (1)   in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (1) through (19) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuer, in its sole discretion, will classify or reclassify such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one of the above clauses; provided that all Indebtedness outstanding under the Credit Facilities on the Issue Date will be initially treated as incurred on the Issue Date under clause (1) of the preceding paragraph (but may be later reclassified in accordance with this clause); and

          (2)   at the time of incurrence, the Issuer will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in the first and second paragraphs of this covenant.

Accrual of interest, the accretion of accreted value and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this covenant.

        For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

        The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

Liens

        The Issuer will not, and will not permit any Guarantor to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) that secures obligations under any Senior Subordinated Indebtedness or Subordinated Indebtedness, on any asset or property of the Issuer or any Guarantor, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:

          (1)   in the case of Liens securing Senior Subordinated Indebtedness, the Notes or the Guarantees are equally and ratably secured, except that the foregoing shall not apply to Liens securing the Notes and the related Guarantees; or

          (2)   in the case of Liens securing Subordinated Indebtedness, the Notes and related Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens;

provided that any Lien which is granted to secure the Notes or the Guarantees pursuant to this covenant shall be discharged at the same time as the discharge of the Lien that gave rise to the obligation to so secure the Notes or the Guarantees.

Merger, Consolidation or Sale of All or Substantially All Assets

        The Issuer may not consolidate or merge with or into or wind up into (whether or not the Issuer is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

          (1)   the Issuer is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the jurisdiction of organization of the Issuer or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Person, as the case may be, being herein called the "Successor Company");

          (2)   the Successor Company, if other than the Issuer, expressly assumes all the obligations of the Issuer under the Notes pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

          (3)   immediately after such transaction, no Default exists;

          (4)   immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period,

            (a)   the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock," or

            (b)   the Fixed Charge Coverage Ratio for the Successor Company would be no less than than such ratio for the Issuer immediately prior to such transaction;

          (5)   each Guarantor, unless it is (a) the other party to the transactions described above, in which case clause (1)(b) of the second succeeding paragraph shall apply, or (b) a Guarantor that will be released from its obligations under its Guarantee in connection with such transactions, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person's obligations under the Indenture, the Notes and the Registration Rights Agreement;

          (6)   if the Successor Company is not organized as a corporation after such transaction, a Restricted Subsidiary of the Successor Company shall be a co-obligor of the Notes pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; and

          (7)   the Issuer shall have delivered to the Trustee an Officer's Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture.

        The Successor Company will succeed to, and be substituted for the Issuer, as the case may be, under the Indenture and the Notes, and the Issuer will automatically be released and discharged from its obligations under the Indenture and the Notes. Notwithstanding the foregoing clauses (3) and (4),

          (1)   any Restricted Subsidiary may consolidate with or merge into or transfer all or part of its properties and assets to the Issuer, and

          (2)   the Issuer may merge with an Affiliate of the Issuer, as the case may be, solely for the purpose of reincorporating the Issuer in a State of the United States so long as the amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby.

        Subject to certain limitations described in the Indenture governing release of a Guarantee upon the sale, disposition or transfer of a guarantor, no Guarantor will, and the Issuer will not permit any Guarantor to, consolidate or merge with or into or wind up into (whether or not the Issuer or Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

          (1)   (a) such Guarantor is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the jurisdiction of organization of such Guarantor, as the case may be, or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the "Successor Person");

            (b)   the Successor Person, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under the Indenture and such Guarantor's related Guarantee pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

            (c)   immediately after such transaction, no Default exists; and

            (d)   the Issuer shall have delivered to the Trustee an Officer's Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture; or

          (2)   the transaction is made in compliance with the covenant described under "Repurchase at the Option of Holders—Asset Sales."

        Subject to certain limitations described in the Indenture, the Successor Person will succeed to, and be substituted for, such Guarantor under the Indenture and such Guarantor's Guarantee. Notwithstanding the foregoing, any Guarantor may merge into or transfer all or part of its properties and assets to another Guarantor or the Issuer. This covenant will not apply to any merger effected in connection with the Acquisition Transactions.

Transactions with Affiliates

        The Issuer will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an "Affiliate Transaction") involving aggregate payments or consideration in excess of $5.0 million, unless:

          (1)   such Affiliate Transaction is on terms that are not materially less favorable to the Issuer or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person on an arm's-length basis; and

          (2)   the Issuer delivers to the Trustee, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $10.0 million, a resolution adopted by the majority of the board of directors of the Issuer approving such Affiliate Transaction and set forth in an Officer's Certificate certifying that such Affiliate Transaction complies with clause (1) above; and

          (3)   the Issuer delivers to the Trustee, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $25.0 million, the resolutions described in the preceding clause (2) and a written opinion as to the fairness of such Affiliate Transaction to the Issuer or such Restricted Subsidiary from a financial point of view issued by an Independent Financial Advisor to the board of directors of the Issuer.

        The foregoing provisions will not apply to the following:

          (1)   transactions between or among the Issuer or any of its Restricted Subsidiaries;

          (2)   Restricted Payments permitted by the provisions of the Indenture described above under the covenant "—Limitation on Restricted Payments," Permitted Investments, transactions excluded from the definition of Restricted Payments and any agreements providing for any of the foregoing;

          (3)   the payment of management, consulting, monitoring and advisory fees and related expenses paid to, and indemnities provided for the benefit of, the Investors pursuant to the Advisory Agreement as in effect on the Issue Date;

          (4)   the payment of reasonable and customary fees paid to, and indemnities provided for the benefit of, officers, directors, employees or consultants of the Issuer, any of its direct or indirect parent companies or any of its Restricted Subsidiaries;

          (5)   transactions in which the Issuer or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to the Issuer or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person on an arm's-length basis;

          (6)   any agreement as in effect as of the Issue Date, or any amendment thereto (so long as any such amendment as determined in good faith by senior management or the board of directors of the Issuer is not disadvantageous in any material respect to the Holders when taken as a whole as compared to the applicable agreement as in effect on the Issue Date) or any transaction contemplated thereby as determined in good faith by senior management or the board of directors of the Issuer;

          (7)   the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (7) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous in any material respect to the Holders when taken as a whole, as determined in good faith by senior management or the board of directors of the Issuer;

          (8)   the Acquisition Transactions and the payment of all fees and expenses related to the Acquisition Transactions, in each case as disclosed in this prospectus or contemplated by the Transaction Agreement;

          (9)   transactions with Unrestricted Subsidiaries, customers, clients, suppliers, joint venture partners, lessors or lessees of property or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture which are fair to the Issuer and its Restricted Subsidiaries, in the reasonable determination of the board of directors of the Issuer or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

          (10) the issuance of Equity Interests (other than Disqualified Stock) of the Issuer;

          (11) payments by the Issuer or any of its Restricted Subsidiaries to any of the Investors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by a majority of the board of directors of the Issuer in good faith;

          (12) payments or loans (or cancellation of loans) to employees or consultants of the Issuer, any of its direct or indirect parent companies or any of its Restricted Subsidiaries and employment agreements, stock option plans and other similar arrangements with such employees or consultants which, in each case, are approved by the Issuer in good faith;

          (13) pledges of Equity Interests of Unrestricted Subsidiaries for the benefit of the lenders to such Unrestricted Subsidiaries; and

          (14) any sale of securities (including Disqualified Stock but excluding other Capital Stock) made to an Affiliate on the same terms as are being made to non-Affiliate investors in any public or private sale of such securities and any transactions involving such securities where such Affiliate is treated no more favorably than the non-Affiliate investors.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

        The Issuer will not, and will not permit any of its Restricted Subsidiaries that are not Guarantors to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

          (1)   (a) pay dividends or make any other distributions to the Issuer or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits (except for any dividend or liquidation priority between classes of Capital Stock); or

            (b)   pay any Indebtedness owed to the Issuer or any of its Restricted Subsidiaries;

          (2)   make loans or advances to the Issuer or any of its Restricted Subsidiaries; or

          (3)   sell, lease or transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries,

except (in each case) for such encumbrances or restrictions existing under or by reason of:

            (a)   contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Senior Credit Facilities and the related documentation;

            (b)   the Indenture and the Notes;

            (c)   purchase money obligations for property acquired in the ordinary course of business and Capitalized Lease Obligations that impose restrictions of the nature discussed in clause (3) above on the property so acquired;

            (d)   any applicable laws, rule, regulation or order;

            (e)   any agreement or other instrument of a Person acquired by the Issuer or any of its Restricted Subsidiaries in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired;

            (f)    contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Issuer pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

            (g)   Secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" and "—Liens" that limit the right of the debtor to dispose of the assets securing such Indebtedness;

            (h)   restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

            (i)    customary provisions in joint venture agreements and other similar agreements relating solely to such joint venture;

            (j)    customary provisions contained in leases, licenses and other similar agreements entered into in the ordinary course of business;

            (k)   provisions contained in franchise agreements; provided that such encumbrances and restrictions will not materially affect the ability of the Issuer to make principal and interest payments on the Notes, as determined in good faith by the senior management or board of directors of the Issuer;

            (l)    Indebtedness of a Restricted Subsidiary permitted to be incurred by the Indenture; provided, that such encumbrances and restrictions will not materially affect the ability of the Issuer to make principal and interest payments on the Notes, as determined in good faith by the senior management or board of directors of the Issuer; and

            (m)  any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (l) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer, not materially more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Limitation on Guarantees of Indebtedness by Restricted Subsidiaries

        The Issuer will not permit any of its Wholly Owned Subsidiaries that are Restricted Subsidiaries, other than a Guarantor, to guarantee the payment of the Senior Credit Facilities unless:

          (1)   such Restricted Subsidiary within 30 days executes and delivers a supplemental indenture to the Indenture providing for a Guarantee by such Restricted Subsidiary, except that the Guarantee under the supplemental indenture shall be subordinated to such Restricted Subsidiary's guarantee with respect to such Indebtedness substantially to the same extent as the Notes are subordinated to such Indebtedness;

          (2)   such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Issuer or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee; and

          (3)   such Restricted Subsidiary shall deliver to the Trustee an Opinion of Counsel to the effect that:

            (a)   such Guarantee has been duly executed and authorized; and

            (b)   such Guarantee constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity.

Limitation on Layering

        The Indenture will provide that the Issuer will not, and will not permit any Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is subordinate in right of payment to any Senior Indebtedness of the Issuer or such Guarantor, as the case may be, unless such Indebtedness is either:

          (1)   equal in right of payment with the Notes or such Guarantor's Guarantee of the Notes, as the case may be; or

          (2)   expressly subordinated in right of payment to the Notes or such Guarantor's Guarantee of the Notes, as the case may be.

        The Indenture will not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (2) Senior Indebtedness as subordinated or junior to any other Senior Indebtedness merely because it has a junior priority with respect to any collateral.

Reports and Other Information

        Whether or not required by the SEC, so long as any Notes are outstanding, the Issuer will furnish to the Trustee and post on its website, within 15 days after it files (or would have been required to file) with the SEC, (1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" section and, with respect to the annual information only, a report on the annual consolidated financial statements of the Issuer of its independent public accountants and (2) the information that would be required on Form 8-K (other than pursuant to Section 3 and Item 5.04 of Form 8-K), in each case as if the Issuer were required to file such forms. In addition, to the extent not satisfied by the foregoing, the Issuer will agree that, for so long as any Notes are outstanding, it will furnish to Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

        In the event that any direct or indirect parent company of the Issuer becomes a guarantor of the Notes, the Indenture will permit the Issuer to satisfy its obligations in this covenant with respect to financial information relating to the Issuer by furnishing financial information relating to such parent; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Issuer and its Restricted Subsidiaries on a standalone basis, on the other hand.

        Notwithstanding the foregoing, such requirements shall be deemed satisfied prior to the commencement of the exchange offer or the effectiveness of the shelf registration statement by (1) the filing with the SEC of the exchange offer registration statement or shelf registration statement, and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act or (2) by posting on its website or providing to the Trustee within 15 days of the time periods after the Issuer would have been required to file annual and interim reports with the SEC, the financial information (including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" section) that would be required to be included in such reports, subject to exceptions consistent with the presentation of financial information in this prospectus.

Events of Default and Remedies

        The Indenture provides that each of the following is an Event of Default:

          (1)   default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes (whether or not prohibited by the subordination provisions of the Indenture);

          (2)   default for 30 days or more in the payment when due of interest or Additional Interest on or with respect to the Notes (whether or not prohibited by the subordination provisions of the Indenture);

          (3)   failure by the Issuer or any Guarantor for 60 days after receipt of written notice given by the Trustee or the Holders of not less 25% in principal amount of the Notes to comply with any of its obligations, covenants or agreements (other than a default referred to in clauses (1) and (2) above) contained in the Indenture or the Notes;

          (4)   default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Restricted Subsidiaries or the payment of which is guaranteed by the Issuer or any of its Restricted Subsidiaries, other than Indebtedness owed to the Issuer or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the Notes, if both:

            (a)   such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and

            (b)   the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregates $15.0 million or more at any one time outstanding;

          (5)   failure by the Issuer or any Significant Subsidiary to pay final judgments aggregating in excess of $15.0 million (net of any amounts which are covered by insurance), which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

          (6)   certain events of bankruptcy or insolvency with respect to the Issuer or any Significant Subsidiary; or

          (7)   the Guarantee of any Significant Subsidiary shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of any Guarantor that is a Significant Subsidiary denies that it has any further liability under its Guarantee or gives notice to such effect, other than by reason of the termination of the Indenture or the release of any such Guarantee in accordance with the Indenture and such Default continues for 10 Business Days.

If any Event of Default (other than of a type specified in clause (6) above with respect to the Issuer) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 25% in principal amount of the then total outstanding Notes may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately; provided, however, that so long as any Indebtedness permitted to be incurred under the Indenture as part of the Senior Credit Facilities shall be outstanding, no such acceleration shall be effective until the earlier of:

          (1)   acceleration of any such Indebtedness under the Senior Credit Facilities; or

          (2)   five Business Days after the giving of written notice of such acceleration to the Issuer and the administrative agent under the Senior Credit Facilities.

        Upon the effectiveness of such declaration, such principal and interest will be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under clause (6) of the first paragraph of this section with respect to the Issuer, all outstanding Notes will become due and payable without further action or notice. The Indenture will provide that the Trustee may withhold from the Holders notice of any continuing Default, except a Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in their interest. In addition, the Trustee shall have no obligation to accelerate the Notes if in the best judgment of the Trustee acceleration is not in the best interest of the Holders of the Notes.

        The Indenture provides that the Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default and its consequences under the Indenture except a continuing Default in the payment of interest on, premium, if any, or the principal of any Note held by a non-consenting Holder. In the event of any Event of Default specified in clause (4) above, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose:

          (1)   the Indebtedness or guarantee that is the basis for such Event of Default has been discharged; or

          (2)   holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

          (3)   the default that is the basis for such Event of Default has been cured.

        Subject to the provisions of the Indenture relating to the duties of the Trustee thereunder, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders of the Notes unless the Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless:

          (1)   such Holder has previously given the Trustee notice that an Event of Default is continuing;

          (2)   Holders of at least 25% in principal amount of the total outstanding Notes have requested the Trustee to pursue the remedy;

          (3)   Holders of the Notes have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

          (4)   the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

          (5)   Holders of a majority in principal amount of the total outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, under the Indenture the Holders of a majority in principal amount of the total outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note or that would involve the Trustee in personal liability.

        The Indenture provides that the Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuer is required, within five Business Days, upon becoming aware of any Default, to deliver to the Trustee a statement specifying such Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

        No director, officer, employee, incorporator or stockholder of the Issuer or any Guarantor or any of their parent companies shall have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

        The obligations of the Issuer and the Guarantors under the Indenture will terminate (other than certain obligations) and will be released upon payment in full of all of the Notes. The Issuer may, at its option and at any time, elect to have all of its obligations discharged with respect to the Indenture and the Notes and have each Guarantor's obligation discharged with respect to its Guarantee ("Legal Defeasance") and cure all then existing Events of Default except for:

          (1)   the rights of Holders of Notes to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due solely out of the trust created pursuant to the Indenture;

          (2)   the Issuer's obligations with respect to Notes concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

          (3)   the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer's obligations in connection therewith; and

          (4)   the Legal Defeasance provisions of the Indenture.

        In addition, the Issuer may, at its option and at any time, elect to have its obligations and those of each Restricted Subsidiary released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including bankruptcy, receivership, rehabilitation and insolvency events pertaining to the Issuer) described under "Events of Default and Remedies" will no longer constitute an Event of Default with respect to the Notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Notes:

          (1)   the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest due on the Notes on the stated maturity date or on the redemption date, as the case may be, of such principal, premium, if any, or interest on such Notes and the Issuer must specify whether such Notes are being defeased to maturity or to a particular redemption date;

          (2)   in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions,

            (a)   the Issuer has received from, or there has been published by, the United States Internal Revenue Service a ruling, or

            (b)   since the issuance of the Notes, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the Holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

          (3)   in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

          (4)   no Default (other than that resulting from borrowing funds to be applied to make such deposit and the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

          (5)   such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Senior Credit Facilities or any other material agreement or instrument (other than the Indenture) to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound (other than that resulting from borrowing funds to be applied to effect such Legal Defeasance or Covenant Defeasance and the granting of Liens in connection therewith);

          (6)   the Issuer shall have delivered to the Trustee an Opinion of Counsel to the effect that, as of the date of such opinion and subject to customary assumptions and exclusions following the deposit, the trust funds will not be subject to the effect of Section 547 of Title 11 of the United States Code;

          (7)   the Issuer shall have delivered to the Trustee an Officer's Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or any Guarantor or others; and

          (8)   the Issuer shall have delivered to the Trustee an Officer's Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

        The Indenture will be discharged and will cease to be of further effect as to all Notes, when either:

          (1)   all Notes theretofore authenticated and delivered, except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

          (2)   (a) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders of the Notes, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

            (b)   no Default (other than that resulting from borrowing funds to be applied to make such deposit and the granting of Liens in connection therewith) with respect to the Indenture or the Notes shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under the Senior Credit Facilities or any other material agreement or instrument (other than the Indenture) to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound (other than that resulting from borrowing funds to be applied to make such deposit and the granting of Liens in connection therewith);

            (c)   the Issuer has paid or caused to be paid all sums payable by it under the Indenture; and

            (d)   the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

        In addition, the Issuer must deliver an Officer's Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Amendment, Supplement and Waiver

        Except as provided in the next two succeeding paragraphs, the Indenture, any Guarantee and the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes, and any existing Default or compliance with any provision of the Indenture or the Notes issued thereunder may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes, other than Notes beneficially owned by the Issuer or its Affiliates (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes).

        The Indenture provides that, without the consent of each affected Holder of Notes, an amendment or waiver may not, with respect to any Notes held by a non-consenting Holder:

          (1)   reduce the principal amount of such Notes whose Holders must consent to an amendment, supplement or waiver;

          (2)   reduce the principal of or change the fixed final maturity of any such Note or reduce the premium payable upon the redemption of such Notes or change the time (except those providing when notice of redemption is to be provided to the Trustee or Holders) at which any Note may be redeemed (in each case other than provisions relating to the covenants described above under the caption "Repurchase at the Option of Holders");

          (3)   reduce the rate of or change the time for payment of interest on any Note;

          (4)   waive a Default in the payment of principal of or premium, if any, or interest on the Notes, except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in the Indenture or any Guarantee which cannot be amended or modified without the consent of all Holders;

          (5)   make any Note payable in money other than that stated therein;

          (6)   make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest on the Notes;

          (7)   make any change in these amendment and waiver provisions;

          (8)   impair the right of any Holder to receive payment of principal of, or interest on such Holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder's Notes;

          (9)   make any change in the subordination provisions thereof that would adversely affect the Holders; or

          (10) except as expressly permitted by the Indenture, modify the Guarantees of any Significant Subsidiary in any manner adverse to the Holders of the Notes.

        Notwithstanding the foregoing, the Issuer, any Guarantor (with respect to a Guarantee or the Indenture to which it is a party) and the Trustee may amend or supplement the Indenture and any Guarantee or Notes without the consent of any Holder:

          (1)   to cure any ambiguity, omission, mistake, defect or inconsistency;

          (2)   to provide for uncertificated Notes of such series in addition to or in place of certificated Notes;

          (3)   to comply with the covenant relating to mergers, consolidations and sales of assets;

          (4)   to provide for the assumption of the Issuer's or any Guarantor's obligations to the Holders in a transaction that otherwise complies with the Indenture;

          (5)   to make any change that would provide any additional rights or benefits to the Holders or that in the good faith judgment of the board of directors of the Issuer does not adversely affect the legal rights under the Indenture of any such Holder;

          (6)   to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Issuer or any Guarantor;

          (7)   to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

          (8)   to evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee thereunder pursuant to the requirements thereof;

          (9)   to provide for the issuance of Additional Notes, exchange notes or private exchange notes, which are identical to exchange notes except that they are not freely transferable;

          (10) to secure the Notes or add a Guarantor under the Indenture;

          (11) to conform the text of the Indenture, Guarantees or the Notes to any provision of this "Description of the Notes" to the extent that such provision in this "Description of the Notes" was intended to be a verbatim recitation of a provision of the Indenture, Guarantee or Notes; or

          (12) to make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes as permitted by the Indenture, including to facilitate the issuance and administration of the Notes; provided, however, that (i) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment in the good faith judgment of the board of directors of the Issuer does not materially and adversely affect the rights of Holders to transfer Notes.

        The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

        No amendment of, or supplement or waiver to, the Indenture shall adversely affect the rights of any holder of Senior Debt under the subordination provisions of the Indenture, without the consent of such holder or, in accordance with the terms of such Senior Debt, the consent of the agent or representative of such holder or the requisite holders of such Senior Debt.

Concerning the Trustee

        The Indenture contains certain limitations on the rights of the Trustee thereunder, should it become a creditor of the Issuer, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

        The Indenture provides that the Holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of the Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing Law

        The Indenture, the Notes and any Guarantee will be governed by and construed in accordance with the laws of the State of New York.

Certain Definitions

        Set forth below are certain defined terms used in the Indenture. For purposes of the Indenture, unless otherwise specifically indicated, the term "consolidated" with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

        "Acquired Indebtedness" means, with respect to any specified Person,

          (1)   Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and

          (2)   Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

        "Acquisition Transactions" means the transactions contemplated by the Transaction Agreement or to effect the transactions contemplated thereby, the issuance of the Notes, borrowings under the Senior Credit Facilities as in effect on the Issue Date and equity investments by members of the Issuer's management in NPC Acquisition Holdings, LLC.

        "Additional Interest" means all additional interest then owing pursuant to the Registration Rights Agreement.

        "Advisory Agreement" means the management agreement between one or more of the Investors and the Issuer.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

        "Applicable Premium" means, with respect to any Note on any Redemption Date, the greater of:

          (1)   1.0% of the principal amount of such Note; and

          (2)   the excess, if any, of (a) the present value at such Redemption Date of (i) the redemption price of such Note at May 1, 2010 (such redemption price being set forth in the table appearing above under the caption "Optional Redemption"), plus (ii) all required interest payments due on such Note through May 1, 2010 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over (b) the principal amount of such Note.

        "Asset Sale" means:

          (1)   the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of the Issuer or any of its Restricted Subsidiaries (each referred to in this definition as a "disposition"); or

          (2)   the issuance or sale of Equity Interests (other than directors' qualifying shares or shares or interests to be held by foreign nationals) of any Restricted Subsidiary;

in each case, other than:

            (a)   any disposition of Cash Equivalents or Investment Grade Securities;

            (b)   any disposition of obsolete, damaged or worn out equipment or other assets in the ordinary course of business, any disposition of inventory or other current assets in the ordinary course of business or the disposition of property or equipment no longer used or useful in the business of the Issuer and its Restricted Subsidiaries;

            (c)   the disposition of all or substantially all of the assets of the Issuer in a manner permitted pursuant to the provisions described above under "Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets" or any disposition that constitutes a Change of Control pursuant to the Indenture;

            (d)   the making of any Restricted Payment that is permitted to be made, and is made, under the covenant described above under "Certain Covenants—Limitation on Restricted Payments" or a Permitted Investment;

            (e)   any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of transactions with an aggregate fair market value of less than $5.0 million;

            (f)    any disposition of property or assets or issuance of Equity Interests by a Restricted Subsidiary of the Issuer to the Issuer or by the Issuer or a Restricted Subsidiary of the Issuer to another Restricted Subsidiary of the Issuer;

            (g)   the license or sublicense of intellectual property or other intangibles;

            (h)   surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

            (i)    to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

            (j)    the lease, assignment or sub-lease of any real or personal property in the ordinary course of business;

            (k)   any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

            (l)    Permitted Liens, foreclosures on assets and the disposition of property or assets received upon foreclosure by the Issuer or a Restricted Subsidiary; and

            (m)  any financing transaction with respect to property built or acquired by the Issuer or any Restricted Subsidiary after the Issue Date, including Sale and Lease-Back Transactions and asset securitizations permitted by the Indenture.

        "Business Day" means each day which is not a Legal Holiday.

        "Capital Stock" means:

          (1)   in the case of a corporation, corporate stock;

          (2)   in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

          (3)   in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

          (4)   any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

        "Capitalized Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP; provided that any leases existing on the Issue Date that are not characterized as Capital Lease Obligations on such date shall not be reclassified as Capital Lease Obligations as a result of any changes in interpretive releases or literature regarding GAAP or any requirements by the independent auditors of the Issuer.

        "Cash Equivalents" means:

          (1)   securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

          (2)   certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $500.0 million in the case of U.S. banks and $100.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;

          (3)   repurchase obligations for underlying securities of the types described in clauses (1) and (2) entered into with any financial institution meeting the qualifications specified in clause (2) above;

          (4)   commercial paper rated at least P-2 by Moody's or at least A-2 by S&P (or, if at any time neither Moody's nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof;

          (5)   marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody's or S&P, respectively (or, if at any time neither Moody's nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof;

          (6)   readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody's or S&P (or, if at any time neither Moody's nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) with maturities of 24 months or less from the date of acquisition;

          (7)   Indebtedness or Preferred Stock issued by Persons with a rating of "A" or higher from S&P or "A2" or higher from Moody's (or, if at any time neither Moody's nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) with maturities of 24 months or less from the date of acquisition;

          (8)   Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody's (or, if at any time neither Moody's nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency); and

          (9)   investment funds investing 95% of their assets in cash and securities of the types described in clauses (1) through (8) above.

        Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clause (1) above; provided that such amounts are converted into any currency listed in clause (1) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

        "Change of Control" means the occurrence of any of the following:

          (1)   the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Issuer and its Subsidiaries, taken as a whole, to any Person other than a Permitted Holder; or

          (2)   the Issuer becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of direct or indirect beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the Voting Stock of the Issuer.

        "Consolidated Depreciation and Amortization Expense" means with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

        "Consolidated Interest Expense" means, with respect to any Person for any period, without duplication, the sum of:

          (1)   consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, and (e) net payments, if any, pursuant to interest rate

  Hedging Obligations with respect to Indebtedness, and excluding (w) any Additional Interest, (x) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and (y) any expensing of bridge, commitment and other financing fees); plus

          (2)   consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

          (3)   interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

        "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication,

          (1)   any after-tax effect of (a) extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto), (b) extraordinary, non-recurring or unusual expenses, (c) severance, (d) relocation costs, (e) curtailments or modifications to pension and post-retirement employee benefit plans and (f) other expenses relating to the Acquisition Transactions, in each case shall be excluded,

          (2)   the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,

          (3)   any after-tax effect of income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned or discontinued operations shall be excluded,

          (4)   any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business (as determined in good faith by the Issuer's board of directors or senior management) shall be excluded,

          (5)   the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Issuer shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period,

          (6)   solely for the purpose of determining the amount available for Restricted Payments under clause (3)(a) of the first paragraph of "Certain Covenants—Limitation on Restricted Payments," the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded if the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived, provided that Consolidated Net Income of the Issuer will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein,

          (7)   effects of adjustments (including the effects of such adjustments pushed down to the referent Person and its Restricted Subsidiaries) in the property and equipment, software and other intangible assets, deferred revenue and debt line items in such Person's consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to the Acquisition Transactions or any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,

          (8)   any after-tax effect of income (loss) from (a) the early extinguishment of Indebtedness or (b) Hedging Obligations or other derivative instruments (including the application of Statement of Financial Accounting Standards No. 133) shall be excluded,

          (9)   any impairment charge or asset write-off, in each case, pursuant to GAAP and the amortization of intangibles arising pursuant to GAAP shall be excluded,

          (10) any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights shall be excluded,

          (11) any fees, expenses and charges incurred during such period, or any amortization thereof for such period, in connection with any acquisition, disposition, recapitalization, Investment, Asset Sale, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed) and any non-recurring costs incurred during such period as a result of any such transaction shall be excluded, and

          (12) accruals and reserves that are established or adjusted within twelve months after the Issue Date that are so required to be established or adjusted as a result of the Acquisition Transactions in accordance with GAAP shall be excluded.

        Notwithstanding the foregoing, for the purpose of the first paragraph of the covenant described under "Certain Covenants—Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Issuer and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Issuer and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Issuer or any of its Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clause (3)(d) of the first paragraph thereof.

        "Contingent Obligations" means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent,

          (1)   to purchase any such primary obligation or any property constituting direct or indirect security therefor,

          (2)   to advance or supply funds

            (a)   for the purchase or payment of any such primary obligation, or

            (b)   to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

          (3)   to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

        "Credit Facilities" means, with respect to the Issuer or any of its Restricted Subsidiaries, one or more debt facilities, including the Senior Credit Facilities, or other financing arrangements (including commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender, group of lenders or trustee.

        "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

        "Designated Non-cash Consideration" means the fair market value of non-cash consideration received by the Issuer or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer's Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

        "Designated Preferred Stock" means Preferred Stock of the Issuer or any direct or indirect parent corporation thereof (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries) and is designated as Designated Preferred Stock, pursuant to an Officer's Certificate or a comparable certificate of the applicable parent corporation thereof, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3) of the first paragraph of the "Certain Covenants—Limitation on Restricted Payments" covenant.

        "Designated Senior Indebtedness" means:

          (1)   any Indebtedness outstanding under the Senior Credit Facilities; and

          (2)   any other Senior Indebtedness permitted under the Indenture, the principal amount (or commitment) of which is $25.0 million or more and that has been designated by the Issuer as "Designated Senior Indebtedness."

        "Disqualified Stock" means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee's termination, death or disability; provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

        "EBITDA" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period

          (1)   increased (without duplication) by:

            (a)   provision for taxes based on income or profits or capital, including state, franchise and similar taxes and foreign withholding taxes of such Person paid or accrued during such period deducted (and not added back) in computing Consolidated Net Income; plus

            (b)   Fixed Charges of such Person for such period to the extent the same was deducted (and not added back) in calculating such Consolidated Net Income; plus

            (c)   Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

            (d)   any fees, expenses or charges (other than depreciation or amortization expense) related to any issuance of Equity Interests, Investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by the Indenture (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the offering of the Notes and the Credit Facilities and (ii) any amendment or other modification of the Notes, and, in each case, deducted (and not added back) in computing Consolidated Net Income; plus

            (e)   the amount of any pre-opening costs and any restructuring charge or reserve deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions or dispositions after the Issue Date and costs related to the closure and/or consolidation of restaurants or other facilities; plus

            (f)    any other non-cash charges, including any write-offs or write-downs, reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

            (g)   the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary deducted (and not added back) in such period in calculating Consolidated Net Income; plus

            (h)   the amount of management, monitoring, consulting and advisory fees and related expenses paid in such period to the Investors to the extent otherwise permitted under "Certain Covenants—Transactions with Affiliates;" plus

            (i)    any costs or expense incurred by the Issuer or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expense are funded with cash proceeds contributed to the capital of the Issuer or net cash proceeds of an issuance of Equity Interest of the Issuer (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in clause (3) of the first paragraph under "Certain Covenants—Limitation on Restricted Payments;" and

          (2)   decreased by (without duplication) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period.

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

        "Equity Offering" means any public or private sale of common stock or Preferred Stock (excluding Disqualified Stock) of the Issuer or any of its direct or indirect parent companies other than:

          (1)   public offerings with respect to the Issuer's or any direct or indirect parent company's common stock registered on Form S-8;

          (2)   issuances to any Subsidiary of the Issuer; and

          (3)   any such public or private sale that constitutes an Excluded Contribution.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

        "Excluded Contribution" means net cash proceeds, marketable securities or other assets received by the Issuer from

          (1)   contributions to its common equity capital, and

          (2)   the sale (other than to a Subsidiary of the Issuer or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Issuer) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Issuer,

in each case designated as Excluded Contributions pursuant to an Officer's Certificate within 90 days of either the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (3) of the first paragraph under "Certain Covenants—Limitation on Restricted Payments."

        "fair market value" means, with respect to any asset or liability, the fair market value of such asset or liability as determined by the Issuer in good faith; provided that if the fair market value is equal to or exceeds $10.0 million, such determination shall be made by the board of directors of the Issuer.

        "Fixed Charge Coverage Ratio" means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Issuer or any Guarantor incurs, redeems, defeases, retires or extinguishes any Indebtedness (other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or issues, redeems, purchases, retires or otherwise acquires Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Fixed Charge Coverage Ratio Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, redemption, defeasance, retirement or extinguishment of Indebtedness, or such issuance, redemption, purchase, retirement or other acquisition of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

        For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and disposed operations that have been made by the Issuer or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of the applicable four-quarter period.

        For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.

        "Fixed Charges" means, with respect to any Person for any period, the sum of (without duplication):

          (1)   Consolidated Interest Expense of such Person for such period;

          (2)   all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock of a Restricted Subsidiary during such period; and

          (3)   all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during such period.

        "GAAP" means generally accepted accounting principles in the United States which are in effect on the Issue Date.

        "Government Securities" means securities that are:

          (1)   direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

          (2)   obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

        "guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

        "Guarantee" means the guarantee by any Guarantor of the Issuer's Obligations under the Indenture.

        "Guarantor" means each Restricted Subsidiary that Guarantees the Notes in accordance with the terms of the Indenture.

        "Hedging Obligations" means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, currency swap agreements, foreign exchange contracts or similar agreements providing for the transfer or mitigation of interest rate, commodity price or foreign currency exchange rate risks either generally or under specific contingencies.

        "Holder" means the Person in whose name a Note is registered on the registrar's books.

        "Indebtedness" means, with respect to any Person, without duplication:

          (1)   any indebtedness (including principal and premium) of such Person, whether or not contingent:

            (a)   in respect of borrowed money;

            (b)   evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers' acceptances (or, without duplication, reimbursement agreements in respect thereof);

            (c)   representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP; or

            (d)   representing any Hedging Obligations;

    if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

          (2)   to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (1) of a third Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

          (3)   to the extent not otherwise included, the obligations of the type referred to in clause (1) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person; provided, however, that the amount of Indebtedness will be the lesser of (a) the fair market value of such asset at the date of determination and (b) the amount of Indebtedness of such other Person;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include Contingent Obligations incurred in the ordinary course of business.

        "Independent Financial Advisor" means an accounting, appraisal or investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Issuer, qualified to perform the task for which it has been engaged.

        "Initial Purchasers" means Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities, Inc. and Banc of America Securities LLC

        "Investment Grade Rating" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

        "Investment Grade Securities" means:

          (1)   securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

          (2)   debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Issuer and its Subsidiaries;

          (3)   investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution; and

          (4)   corresponding instruments in countries other than the United States customarily utilized for high quality investments.

        "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers, employees and consultants, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the Issuer in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of "Unrestricted Subsidiary" and the covenant described under "Certain Covenants—Limitation on Restricted Payments:"

          (1)   "Investments" shall include the portion (proportionate to the Issuer's equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to:

            (a)   the Issuer's "Investment" in such Subsidiary at the time of such redesignation; less

            (b)   the portion (proportionate to the Issuer's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

          (2)   any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

        "Investors" means M.L. Global Private Equity Fund, L.P. and Merrill Lynch Ventures L.P. 2001 and their respective Affiliates, affiliated funds or entities governed by an Affiliate or affiliated fund.

        "Issue Date" means May 3, 2006.

        "Issuer" has the meaning set forth in the first paragraph under "General."

        "Legal Holiday" means a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York.

        "Lien" means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in such asset and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction (other than a filing for informational purposes); provided that in no event shall an operating lease be deemed to constitute a Lien.

        "Moody's" means Moody's Investors Service, Inc. and any successor to its rating agency business.

        "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

        "Net Proceeds" means the aggregate cash proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale, net of the direct costs relating to such Asset Sale, including legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on Senior Indebtedness required (other than required by clause (1) of the second paragraph of "Repurchase at the Option of Holders—Asset Sales") to be paid as a result of such transaction, any deduction of appropriate amounts to be provided by the Issuer or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer or any of its Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction and the payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale.

        "Obligations" means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker's acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

        "Officer" means the Chairman of the Board, the Chief Executive Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Issuer.

        "Officer's Certificate" means a certificate signed on behalf of the Issuer by an Officer of the Issuer, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Issuer, that meets the requirements set forth in the Indenture.

        "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer or the Trustee.

        "Permitted Holders" means each of the Investors and members of management of the Issuer (or its direct parent) who are holders of Equity Interests of the Issuer (or any of its direct or indirect parent companies) on the Issue Date and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, such Investors and members of management, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Issuer or any of its direct or indirect parent companies. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

        "Permitted Investments" means:

          (1)   any Investment in the Issuer or any of its Restricted Subsidiaries;

          (2)   any Investment in cash and Cash Equivalents or Investment Grade Securities;

          (3)   any Investment by the Issuer or any of its Restricted Subsidiaries in a Person that is engaged in a Similar Business if as a result of such Investment:

            (a)   such Person becomes a Restricted Subsidiary; or

            (b)   such Person, in one transaction or a series of related transactions, is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

          (4)   any Investment in securities or other assets not constituting cash, Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to the provisions of "Repurchase at the Option of Holders—Asset Sales" or any other disposition of assets not constituting an Asset Sale;

          (5)   any Investment existing on the Issue Date and any Investment that replaces, refinances or refunds an existing Investment; provided that the new Investment is in an amount that does not exceed the amount replaced, refinanced or refunded and is made in the same Person as the Investment replaced, refinanced or refunded;

          (6)   any Investment acquired by the Issuer or any of its Restricted Subsidiaries:

            (a)   in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable; or

            (b)   as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

          (7)   Hedging Obligations permitted under clause (10) of the covenant described in "Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;"

          (8)   Investments the payment for which consists of Equity Interests (exclusive of Disqualified Stock) of the Issuer, or any of its direct or indirect parent companies; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of the first paragraph under the covenant described in "Certain Covenants—Limitations on Restricted Payments;"

          (9)   guarantees of Indebtedness permitted under the covenant described in "Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;"

          (10) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of the second paragraph of the covenant described under "Certain Covenants—Transactions with Affiliates" (except transactions described in clauses (2), (5) and (9) of such paragraph);

          (11) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment;

          (12) any Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (12) that are at that time outstanding, not to exceed the greater of (a) 2.5% of Total Assets and (b) $20.0 million at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, if any Investment pursuant to this clause (12) is made in a Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (12) for so long as such Person continues to be a Restricted Subsidiary;

          (13) advances to, or guarantees of Indebtedness of, employees not in excess of $2.0 million outstanding at any one time, in the aggregate; and

          (14) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business or consistent with past practices or to fund such Person's purchase of Equity Interests of the Issuer or any direct or indirect parent company thereof.

        "Permitted Junior Securities" means:

          (1)   Equity Interests in the Issuer, any Guarantor or any direct or indirect parent of the Issuer; or

          (2)   unsecured debt securities issued pursuant to a confirmed plan of reorganization that are subordinated to all Senior Indebtedness (and any debt issued in exchange for Senior Indebtedness) to substantially the same extent as, or to a greater extent than, the Notes and the related Guarantees are subordinated to Senior Indebtedness under the Indenture.

        "Permitted Liens" means, with respect to any Person:

          (1)   pledges or deposits by such Person under workmen's compensation laws, unemployment insurance laws, pension and other social security programs or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public, statutory or regulatory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

          (2)   Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens, in each case for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

          (3)   Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

          (4)   Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

          (5)   minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

          (6)   Liens securing Indebtedness permitted to be incurred pursuant to clause (4) of the second paragraph under "Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;"

          (7)   Liens existing on the Issue Date;

          (8)   Liens on property or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Restricted Subsidiary; provided further that such Liens may not extend to any other property owned by the Issuer or any of its Restricted Subsidiaries;

          (9)   Liens on property at the time the Issuer or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Issuer or any of its Restricted Subsidiaries; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided, further, that the Liens may not extend to any other property owned by the Issuer or any of its Restricted Subsidiaries;

          (10) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary permitted to be incurred in accordance with the covenant described under "Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;"

          (11) Liens securing Hedging Obligations permitted under the Indenture;

          (12) Liens on specific items of inventory of other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

          (13) leases, subleases, licenses or sublicenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries and do not secure any Indebtedness;

          (14) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business;

          (15) Liens in favor of the Issuer or any Guarantor;

          (16) Liens on equipment of the Issuer or any of its Restricted Subsidiaries granted in the ordinary course of business to the Issuer's or its Restricted Subsidiaries' clients;

          (17) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8) and (9); provided, however, that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8) and (9) at the time the original Lien became a Permitted Lien under the Indenture, and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

          (18) deposits made in the ordinary course of business to secure liability to insurance carriers;

          (19) other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed $10.0 million at any one time outstanding;

          (20) Liens securing judgments for the payment of money not constituting an Event of Default under clause (5) under the caption "Events of Default and Remedies" so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

          (21) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

          (22) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) encumbering reasonable customary initial deposits and margin deposits and attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business, and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

          (23) Liens deemed to exist in connection with Investments in repurchase agreements permitted under "Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;" provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreements;

          (24) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Issuer or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations and other cash management activities incurred in the ordinary course of business of the Issuer and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Issuer or any of its Restricted Subsidiaries in the ordinary course of business; and

          (25) Liens on the Capital Stock of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary.

        For purposes of this definition, the term "Indebtedness" shall be deemed to include interest on such Indebtedness.

        "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

        "Preferred Stock" means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

        "Rating Agencies" means Moody's and S&P or if Moody's or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer which shall be substituted for Moody's or S&P or both, as the case may be.

        "Registration Rights Agreement" means the Registration Rights Agreement with respect to the Notes dated as of the Issue Date, among the Issuer, the Guarantors and the Initial Purchasers.

        "Related Business Assets" means assets (other than cash or Cash Equivalents) used or useful in a Similar Business, including securities of a Person in a Similar Business if, upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

        "Representative" means any trustee, agent or representative (if any) for an issue of Senior Indebtedness of the Issuer.

        "Restricted Investment" means an Investment other than a Permitted Investment.

        "Restricted Subsidiary" means, at any time, any direct or indirect Subsidiary of the Issuer that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of "Restricted Subsidiary."

        "S&P" means Standard & Poor's, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

        "Sale and Lease-Back Transaction" means any arrangement providing for the leasing by the Issuer or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Issuer or such Restricted Subsidiary to a third Person in contemplation of such leasing.

        "SEC" means the U.S. Securities and Exchange Commission.

        "Secured Indebtedness" means any Indebtedness of the Issuer or any of its Restricted Subsidiaries secured by a Lien.

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

        "Senior Credit Facilities" means the credit agreement to be entered into as of the Issue Date by and among the Issuer, the lenders party thereto in their capacities as lenders thereunder, JPMorgan Chase Bank, N.A., as Administrative Agent, and the Joint Lead Arrangers and other Agents named therein, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof.

        "Senior Indebtedness" means:

          (1)   all Indebtedness of the Issuer or any Guarantor outstanding under the Senior Credit Facilities and related Guarantees and all obligations of the Issuer or any Guarantor to reimburse any bank or other Person in respect of amounts paid under letters of credit, acceptances or other similar instruments;

          (2)   all Hedging Obligations (and guarantees thereof) owing to a Lender (as defined in the Senior Credit Facilities) or any Affiliate of such Lender (or any Person that was a Lender or an Affiliate of such Lender at the time the applicable agreement giving rise to such Hedging Obligation was entered into), provided that such Hedging Obligations are permitted to be incurred under the terms of the Indenture;

          (3)   any other Indebtedness of the Issuer or any Guarantor permitted to be incurred under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Notes or any related Guarantee; and

          (4)   all Obligations with respect to the items listed in the preceding clauses (1), (2) and (3);

  provided, however, that Senior Indebtedness shall not include:

            (a)   any obligation of such Person to the Issuer or any of its Subsidiaries;

            (b)   any liability for federal, state, local or other taxes owed or owing by such Person;

            (c)   any accounts payable or other liability to trade creditors arising in the ordinary course of business (but not under the Senior Credit Facilities);

            (d)   any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person; or

            (e)   that portion of any Indebtedness which at the time of incurrence is incurred in violation of the Indenture; provided, however, that such Indebtedness shall be deemed not to have been incurred in violation of the Indenture for purposes of this clause if such Indebtedness consists of Designated Senior Indebtedness, and the holder(s) of such Indebtedness or their agent or representative shall have received a certificate from an officer of the Issuer to the effect that the incurrence of such Indebtedness does not (or, in the case of revolving credit indebtedness, that the incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate the provisions of the Indenture.

        "Senior Subordinated Indebtedness" means:

          (1)   with respect to the Issuer, Indebtedness which ranks equal in right of payment to the Notes issued by the Issuer; and

          (2)   with respect to any Guarantor, Indebtedness which ranks equal in right of payment to the Guarantee of such entity of Notes.

        "Significant Subsidiary" means any Restricted Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

        "Similar Business" means any business or activity conducted or proposed to be conducted by the Issuer and its Restricted Subsidiaries on the Issue Date or any business or activity that is similar, reasonably related, incidental or ancillary thereto or a reasonable extension thereof, as determined by the Issuer in good faith.

        "Subordinated Indebtedness" means, with respect to the Notes,

          (1)   any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the Notes, and

          (2)   any Indebtedness of any Guarantor which is by its terms subordinated in right of payment to the Guarantee of such entity of the Notes.

        "Subsidiary" means, with respect to any Person:

          (1)   any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and

          (2)   any partnership, joint venture, limited liability company or similar entity of which

            (x)   more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

            (y)   such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

        "Total Assets" means the total assets of the Issuer and its Restricted Subsidiaries on a consolidated basis, as shown on the most recent balance sheet of the Issuer, as may be expressly stated.

        "Transaction Agreement" means the Stock Purchase Agreement, dated as of March 3, 2006 between Mr. O. Gene Bicknell, the stockholders of the Issuer, the Issuer and NPC Acquisition Holdings, LLC as the same may be amended prior to the Issue Date.

        "Treasury Rate" means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to May 1, 2010; provided, however, that if the period from the Redemption Date to May 1, 2010 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

        "Trust Indenture Act" means the Trust Indenture Act of 1939, as amended (15 U.S.C §§ 77aaa-77bbbb).

        "Unrestricted Subsidiary" means:

          (1)   any Subsidiary of the Issuer which at the time of determination is an Unrestricted Subsidiary (as designated by the Issuer, as provided below); and

          (2)   any Subsidiary of an Unrestricted Subsidiary.

        The Issuer may designate any Subsidiary of the Issuer (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Issuer or any Subsidiary of the Issuer (other than solely any Subsidiary of the Subsidiary to be so designated); provided that

          (1)   if the Subsidiary has consolidated assets greater than $1,000, such designation complies with the covenants described under "Certain Covenants—Limitation on Restricted Payments;" and

          (2)   each of:

            (a)   the Subsidiary to be so designated; and

            (b)   its Subsidiaries

  has not at the time of designation, and does not thereafter, incur any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any Restricted Subsidiary (other than Equity Interests of Unrestricted Subsidiaries).

        The Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default shall have occurred and be continuing and either:

          (1)   the Issuer could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described in the first paragraph under "Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;" or

          (2)   the Fixed Charge Coverage Ratio for the Issuer would be greater than such ratio for the Issuer immediately prior to such designation,

in each case on a pro forma basis taking into account such designation.

        Any such designation by the Issuer shall be notified by the Issuer to the Trustee by promptly filing with the Trustee a copy of the resolution of the board of directors of the Issuer or any committee thereof giving effect to such designation and an Officer's Certificate certifying that such designation complied with the foregoing provisions.

        "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

          (1)   the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

          (2)   the sum of all such payments.

        "Wholly Owned Subsidiary" of any Person means a Restricted Subsidiary of such Person, 100% of the outstanding Equity Interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

BOOK ENTRY; DELIVERY AND FORM

        The notes will only be issued in fully registered form, without interest coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof. No notes will be issued in bearer form.

        Except as described in the next paragraph, the notes initially will be represented by one or more permanent global certificates in definitive fully registered book-entry form (the "Global Notes"). The Global Notes will be deposited upon issuance with, or on behalf of, The Depository Trust Company, New York, New York ("DTC") and registered in the name of a nominee of DTC.

        Notes held by qualified institutional buyers who, in accordance with procedures set forth in the indenture governing the notes, elect to take physical delivery of their certificates instead of holding their interest through the Global Notes (and which are thus ineligible to trade through DTC) (collectively referred to herein as the "Non-Global Purchasers") will be issued in registered form (the "Certificated Security"). Upon the transfer to a QIB (as defined herein) of any Certificated Security initially issued to a Non-Global Purchaser, such Certificated Security will, unless the transferee requests otherwise or the Global Certificates previously have been exchanged in whole for Certificated Securities, be exchanged for an interest in the Global Note.

        The Global Notes.    We expect that pursuant to procedures established by DTC:

  •
  upon the issuance of the Global Notes, DTC or its custodian will credit, on its internal system, the principal amount of notes of the individual beneficial interests represented by such global securities to the respective accounts of persons who have accounts with such depositary; and

  •
  ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

        Such accounts initially will be designated by or on behalf of the initial purchasers and ownership of beneficial interests in the Global Notes will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. QIBs may hold their interests in the Global Note directly through DTC if they are participants in such system or directly through organizations which are participants in such system.

        So long as DTC, or its nominee, is the registered owner or holder of the notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Noted for all purposes under the indenture governing the notes. No beneficial owner of an interest in any of the Global Notes will be able to transfer that interest except in accordance with DTC's procedures, in addition to those provided for under the indenture with respect to the notes.

        Payments of the principal of, premium (if any) and interest on the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of us, the Trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

        We expect that DTC or its nominee, upon receipt of any payment of principal, premium (if any) or interest in respect of the Global Notes, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

        Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in clearinghouse funds. If a holder requires physical delivery of a Certificated Security for any reason, including to sell notes to persons in states which require physical delivery of the notes, or to pledge such securities, such holder must transfer its interest in the Global Notes, in accordance with the normal procedures of DTC and with the procedures set forth in the indenture governing the notes.

        DTC has advised us that it will take action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the indenture governing the notes, DTC will exchange the Global Notes for Certificated Securities, which it will distribute to its participants and which will be legended as set forth under "Notice to Investors."

        DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

        Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

        Certificated Securities.    If DTC is at any time unwilling or unable to continue as a depositary for the Global Notes and we do not appoint a successor depositary within 90 days, Certificated Securities will be issued in exchange for the Global Notes.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        Any discussion of tax matters set forth in this prospectus was written in connection with the promotion or marketing of the transactions described in this prospectus. Such discussion was not intended or written to be used, and it cannot be used by any person, for the purpose of avoiding any tax penalties that may be imposed on such person. Each investor should seek advice based on its particular circumstances from an independent tax advisor.

        The following constitutes a summary of material U.S. federal income tax consequences of the ownership and disposition of the exchange notes. This summary applies to you if you are a Non-U.S. Holder (as defined below) of the exchange notes. This summary deals only with exchange notes held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). Additionally, this summary does not deal with special situations, such as:

  •
  tax consequences to holders who may be subject to special tax treatment, such as dealers in securities or currencies, banks, financial institutions, insurance companies, tax-exempt entities, certain U.S. expatriates and traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

  •
  tax consequences to persons holding the exchange notes as part of a hedging, integrated, constructive sale or conversion transaction or a straddle;

  •
  alternative minimum tax consequences, if any; or

  •
  any state, local or foreign tax consequences.

        This summary is based upon the provisions of the Code and U.S. Treasury regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. There can be no assurance that the Internal Revenue Service (the "IRS") will not challenge one or more of the tax consequences discussed herein.

        For purposes of this summary, you are a Non-U.S. Holder if you are a beneficial owner of the exchange notes that is not a U.S. person. A U.S. person is:

  •
  a citizen or resident of the United States for U.S. federal income tax purposes;

  •
  a corporation (or any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

        If a partnership holds the exchange notes, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the exchange notes, you should consult your tax adviser regarding the U.S. federal income tax consequences of the ownership and disposition of the exchange notes.

        You should consult your own tax adviser concerning the U.S. federal income tax consequences to you and any consequences arising under the laws of any other taxing jurisdiction of the ownership and disposition of the exchange notes.

Interest on the Exchange Notes

        The 30% U.S. federal withholding tax will not apply to any payment to you of interest on the exchange notes provided that:

  •
  you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of section 871(h)(3) of the Code;

  •
  you are not a "controlled foreign corporation" that is related to us within the meaning of section 864(d)(4) of the Code;

  •
  you are not a bank whose receipt of interest on the exchange notes is described in section 881(c)(3)(A) of the Code; and

  •
  (a) you provide your name and address, and certify, under penalties of perjury, that you are not a U.S. person (which certification may be made on an IRS Form W-8BEN (or successor form)) or (b) you hold your exchange notes through certain foreign intermediaries, and you and the foreign intermediary satisfy the certification requirements of applicable U.S. Treasury regulations.

        Special certification rules apply to you if you are a Non-U.S. Holder that is a pass-through entity rather than a corporation or an individual.

        If you cannot satisfy the requirements described above, payments of interest will be subject to the 30% U.S. federal withholding tax, unless you provide us with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest paid on the exchange notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States. If you are engaged in a trade or business in the United States and interest on the exchange notes is effectively connected with the conduct of that trade or business, or, if an income tax treaty applies, is attributable to your U.S. permanent establishment, you will be subject to U.S. federal income tax on that interest on a net income basis in the same manner as if you were a U.S. person as defined under the Code. You will be exempt from the 30% withholding tax provided you satisfy the certification requirements described above. In addition, if you are a corporate Non-U.S. Holder, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States.

Sale, Exchange, Redemption or Other Disposition of the Exchange Notes

        Any gain realized upon the sale, exchange, redemption or other disposition of the exchange notes will not be subject to U.S. federal income tax unless:

  •
  the gain is effectively connected with your conduct of a trade or business in the United States, or, if an income tax treaty applies, is attributable to your U.S. permanent establishment; or

  •
  you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

        If you are a Non-U.S. Holder whose gain is described in the first bullet point above, you will be subject to U.S. federal income tax on the net gain derived from the sale at the applicable graduated rate(s). If you are a corporate Non-U.S. Holder whose gain is described in the first bullet point above, you may also be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States. If you are an individual Non-U.S. Holder described in the second bullet point above, you will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale, which may be offset by U.S.-source capital losses, even though you are not considered a resident of the United States. The exchange of old notes for exchange notes will not be a taxable exchange for U.S. federal income tax purposes, and, as a result no gain will be recognized by a Non-U.S. Holder who exchanges the old notes for the exchange notes.

Information Reporting and Backup Withholding

        You will not be subject to backup withholding and information reporting with respect to payments that we make to you provided that we do not have actual knowledge or reason to know that you are a U.S. person and you have given us the statement described above under "—Interest on the exchange notes." In addition, you will not be subject to backup withholding or information reporting with respect to the proceeds of the sale of the notes within the United States or conducted through certain U.S.-related financial intermediaries if the payor receives the statement described above and does not have actual knowledge or reason to know that you are a U.S. person, as defined under the Code, or you otherwise establish an exemption. However, we may be required to report annually to the IRS and to you the amount of, and the tax withheld with respect to, any interest paid to you, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available to the tax authorities of the country in which you reside under the provisions of a specific treaty or agreement.

        Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS in a timely manner.

United States Federal Estate Tax

        Under current United States federal estate tax law, if you are a Non-U.S. Holder who is not a citizen or resident of the United States at the time of death, you will not be subject to United States federal estate tax, provided that you did not at the time of death actually or constructively own 10% or more of the total combined voting power of all classes of our stock and, at the time of your death, payments of interest on such Note would not have been effectively connected with your conduct of a trade or business in the United States.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes where the old notes were acquired as a result of market-making activities or other trading activities. We have agreed that to the extent any broker-dealer participates in the exchange offer, we will use our reasonable best efforts to maintain the effectiveness of the registration statement filed in connection with the exchange offer for a period of 180 days following the completion of the exchange offer. We have also agreed to file a registration statement including a prospectus to allow, if necessary, Merrill Lynch & Co., an affiliate of MLGPE, to conduct market-making activities with respect to the Exchange Notes.

        We will not receive any proceeds from any sales of the exchange notes by broker-dealers. The exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of methods of resale, at market prices prevailing at the time of resale, at prices related to those prevailing market prices or at negotiated prices. Any resale may be made directly to the purchaser or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from the broker-dealer and/or the purchasers of the exchange notes. Any broker-dealer that resells the exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any resale of exchange notes and any commissions or concessions received by any of those persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        We have agreed to pay the expenses incident to the exchange offer, except commissions or concessions of any brokers or dealers and the fees of any counsel or other advisors or experts retained by the holders of old notes, and will indemnify the holders of the exchange notes (including any broker-dealers) against related liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        Certain legal matters in connection with the exchange offer will be passed upon for us by Shearman & Sterling LLP.

EXPERTS

        The consolidated financial statements of NPC International, Inc. as of December 27, 2005 and December 28, 2004, and for each of the years ended December 27, 2005, December 28, 2004 and December 30, 2003, included in this prospectus and registration statement have been audited by KPMG LLP, an independent registered public accounting firm, as stated in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Change in Certifying Accountant

        On May 3, 2006, KPMG LLP, or "KPMG," resigned as our independent registered public accounting firm. As a result of the Acquisition, KPMG was no longer independent with respect to us due to KPMG's existing relationship with an affiliate of MLGPE and could no longer serve as our independent registered public accounting firm.

        KPMG's reports with respect to our financial statements for each of the years ended December 28, 2004 and December 27, 2005 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal years ended December 28, 2004 and December 27, 2005, and through the date of KPMG's resignation, May 3, 2006, there were no disagreements between KPMG and us on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of the KPMG, would have caused KPMG to make reference to the subject matter of the disagreements in connection with its reports.

        During the fiscal years ended December 28, 2004 and December 27, 2005, and through May 3, 2006, there occurred no reportable events, as defined in paragraph (a)(i)(v) of Item 304 of Regulation S-K. We have received a letter from KPMG stating that it agrees with the foregoing disclosure, which letter is attached as an exhibit to the registration statement of which this prospectus constitutes a part.

        On July 19, 2006, we engaged Deloitte & Touche LLP, or "Deloitte," as our independent registered public accounting firm. During the fiscal years ended December 28, 2004 and December 27, 2005, and through the date of Deloitte's appointment, July 19, 2006, we did not consult with Deloitte regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, or (ii) any matter that was either the subject of disagreement, as defined in paragraph (a)(i)(iv) of Item 304 of Regulation S-K or a reportable event, as defined in paragraph (a)(i)(v) of Item 304 of Regulation S-K.

AVAILABLE INFORMATION

        We have filed a registration statement on Form S-4 with the SEC regarding the exchange offer. This prospectus, which is part of the registration statement, does not contain all of the information included in the registration statement, and you should refer to the registration statement and its exhibits to read that information. As a result of the effectiveness of the registration statement, we are subject to the informational reporting requirements of the Exchange Act of 1934 and, under that Act, we will file reports, proxy statements and other information with the SEC. You may read and copy the registration statement, the related exhibits and the reports, proxy statements and other information we filed with the SEC at the SEC's public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1024, Washington, D.C. 20549. You can also request copies of those documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains an Internet site that contains reports and information statements and other information regarding issuers that file with the SEC. The site's Internet address is www.sec.gov.

INDEX TO FINANCIAL STATEMENTS

NPC INTERNATIONAL, INC.

Annual Financial Information as at December 27, 2005 and December 28, 2004 and for the Fifty Two Week Periods Ended December 27, 2005, December 28, 2004 and December 30, 2003
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets, December 27, 2005 and December 28, 2004	F-3
Consolidated Statements of Income for the Fifty-Two-Week Periods Ended December 27, 2005, December 28, 2004 and December 30, 2003	F-4
Consolidated Statements of Stockholders' Equity and Comprehensive Income for the Fifty-Two-Week Periods Ended December 27, 2005, December 28, 2004 and December 30, 2003	F-5
Consolidated Statements of Cash Flows for the Fifty-Two-Week Periods Ended December 27, 2005, December 28, 2004 and December 30, 2003	F-6
Notes to Consolidated Financial Statements	F-7
Interim Financial Information as at September 26, 2006 and for the Thirteen and Thirty-Nine Week Periods Ended September 26, 2006 and September 27, 2005 (unaudited)
Consolidated Balance Sheets, September 26, 2006 and December 27, 2005	F-18
Consolidated Statements of (Loss) Income for the Thirteen and Thirty-Nine Week Periods Ended September 26, 2006 and September 27, 2005	F-19
Consolidated Statements of Stockholders' Equity and Comprehensive Loss for the Thirty-Nine Week Period Ended September 26, 2006	F-21
Consolidated Statements of Cash Flows for the Thirty-Nine Week Periods Ended September 26, 2006 and September 27, 2005	F-22
Notes to Interim Consolidated Financial Statements	F-23
Pro Forma Financial Information for the Fifty-Two Week Period Ended December 27, 2005 and the Thirty-Nine Week Period Ended September 26, 2006
Unaudited Pro Forma Condensed Consolidated Financial Information	F-38
Unaudited Pro Forma Condensed Consolidated Statement of Income for the Fifty-Two Week Period Ended December 27, 2005	F-39
Notes to Unaudited Pro Forma Condensed Consolidated Statement of Income	F-40
Unaudited Pro Forma Condensed Consolidated Statement of Income for the Thirty-Nine Week Period Ended September 26, 2006	F-41
Notes to Unaudited Pro Forma Condensed Consolidated Statement of Income	F-42

KPMG LLP Suite 1000 1000 Walnut Street Kansas City, MO 64106-2162

Independent Auditors' Report

The Board of Directors and Stockholders
NPC International, Inc. and Subsidiaries:

        We have audited the accompanying consolidated balance sheets of NPC International, Inc. and subsidiaries (the Company) as of December 27, 2005 and December 28, 2004, and the related consolidated statements of income, stockholders' equity and comprehensive income (loss), and cash flows for the 52-week-periods ended December 27, 2005; December 28, 2004; and December 30, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NPC International, Inc. and subsidiaries as of December 27, 2005 and December 28, 2004, and the results of their operations and their cash flows for the 52-week-periods ended December 27, 2005; December 28, 2004; and December 30, 2003 in conformity with U.S. generally accepted accounting principles.

Kansas City, Missouri
March 24, 2006

KPMG LLP, a U.S. limited liability partnership, is the U.S.
member firm of KPMG International, a Swiss cooperative.

NPC INTERNATIONAL, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

December 27, 2005 and December 28, 2004

(Dollars in thousands, except per share data)

	December 27, 2005	December 28, 2004
Assets
Current assets:
Cash and cash equivalents	$5,296	4,601
Accounts receivable	3,618	2,075
Inventories of food and supplies	4,228	4,518
Prepaid expenses and other current assets	4,892	4,241
Notes receivable from related party	3,060	5,145

Total current assets	21,094	20,580
Facilities and equipment, net	135,127	128,190
Franchise rights, less accumulated amortization of $71,143 and $66,926, respectively	212,541	218,464
Goodwill, less accumulated amortization of $1,822 and $1,822, respectively	29,378	29,378
Other assets, net	13,061	11,757

Total assets	$411,201	408,369

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$18,676	18,558
Payroll and sales taxes	5,131	5,436
Accrued interest	2,148	2,382
Accrued payroll	10,566	11,940
Other accrued liabilities	14,049	11,322
Distribution payable	6,031	5,350
Current portion of insurance reserves	6,181	6,813
Current portion of long-term debt	6,875	5,000

Total current liabilities	69,657	66,801
Long-term debt	123,310	151,150
Other deferred items	25,085	19,258
Insurance reserves	11,000	12,000

Total long-term liabilities	159,395	182,408

Stockholders' equity:
Common stock, $500 par value, 2,000 shares authorized; 272 shares issued and outstanding in 2005 and 2004, respectively	136	136
Treasury stock (2 shares in 2005 and 2004)	(698)	(698)
Paid-in capital	22,255	22,255
Accumulated other comprehensive loss	(1)	(455)
Retained earnings	160,457	137,922

Total stockholders' equity	182,149	159,160

Total liabilities and stockholders' equity	$411,201	408,369

See accompanying notes to consolidated financial statements.

NPC INTERNATIONAL, INC. AND SUBSIDIARIES

Consolidated Statements of Income

Fifty-two-week periods ended December 27, 2005, December 28, 2004, and December 30, 2003

(Dollars in thousands)

	December 27, 2005	December 28, 2004	December 30, 2003
Net product sales	$596,824	$581,077	$549,342
Fees and other income	15,187	13,261	13,046

Total net sales	612,011	594,338	562,388
Costs and expenses:
Cost of sales	161,114	160,248	143,958
Direct labor	165,576	163,134	156,718
Other restaurant operating expenses	186,601	180,303	175,942
General and administrative expenses	32,547	31,839	30,560
Corporate depreciation, and amortization of intangibles	6,517	7,321	6,295
Net facility action and impairment charges	1,320	655	1,085
Loss on sale of franchise territory	—	—	1,714
Net gain on disposition of assets	(4,157)	(922)	(643)

Total costs and expenses	549,518	542,578	515,629

Operating income	62,493	51,760	46,759

Other income (expense):
Interest expense	(14,630)	(15,322)	(17,572)
Loss on early termination of debt	—	(1,980)	—
Miscellaneous	(575)	(342)	(367)

Income before income taxes	47,288	34,116	28,820
Provision for income taxes (benefit)	—	—	(2,825)

Net income	$47,288	$34,116	$31,645

See accompanying notes to consolidated financial statements.

NPC INTERNATIONAL, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders' Equity and Comprehensive Income

Fifty-two-week periods ended December 27, 2005, December 28, 2004, and December 30, 2003

(Dollars in thousands)

	Shares of common stock	Common stock	Paid-in capital	Retained earnings	Accumulated other comprehensive income (loss)	Treasury stock, at cost	Total stockholders' equity
Balance, December 31, 2002	272	$136	$22,255	$102,747	$(2,246)	$—	$122,892
Comprehensive income:
Net income	—	—	—	31,645	—	—	31,645
Net unrealized change in cash flow hedging derivatives	—	—	—	—	274	—	274

Total comprehensive income							31,919

Purchase of treasury stock, 2.18 shares	—	—	—	—	—	(698)	(698)
Tax distributions	—	—	—	(6,499)	—	—	(6,499)
Distributions	—	—	—	(2,000)	—	—	(2,000)

Balance, December 30, 2003	272	136	22,255	125,893	(1,972)	(698)	145,614
Comprehensive income:
Net income	—	—	—	34,116	—	—	34,116
Net unrealized change in cash flow hedging derivatives	—	—	—	—	1,517	—	1,517

Total comprehensive income							35,633

Tax distributions	—	—	—	(7,173)	—	—	(7,173)
Distributions	—	—	—	(14,914)	—	—	(14,914)

Balance, December 28, 2004	272	136	22,255	137,922	(455)	(698)	159,160
Comprehensive income:
Net income	—	—	—	47,288	—	—	47,288
Net unrealized change in cash flow hedging derivatives	—	—	—	—	454	—	454

Total comprehensive income							47,742

Tax distributions	—	—	—	(5,500)	—	—	(5,500)
Distributions	—	—	—	(19,253)	—	—	(19,253)

Balance, December 27, 2005	272	$136	$22,255	$160,457	$(1)	$(698)	$182,149

See accompanying notes to consolidated financial statements.

NPC INTERNATIONAL, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Fifty-two-week periods ended December 27, 2005, December 28, 2004, and December 30, 2003

(Dollars in thousands)

	December 27, 2005	December 28, 2004	December 30, 2003
Operating activities:
Net income	$47,288	$34,116	$31,645
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	30,311	30,476	27,587
Deferred income taxes	—	—	(3,171)
Net facility action and impairment charges	1,320	655	1,085
Loss from early termination of debt	—	1,980	—
Loss on sale of franchise territory	—	—	1,714
Net gain on disposition of assets	(4,157)	(922)	(643)
Changes in assets and liabilities:
Accounts receivable	(1,295)	(1,018)	(67)
Inventories of food and supplies	290	(433)	(383)
Prepaid expenses and other assets	(1,521)	(196)	(313)
Accounts payable	118	681	(507)
Payroll and sales taxes	(305)	535	(640)
Accrued interest	(234)	95	(125)
Accrued payroll	(1,374)	245	(378)
Other accrued liabilities	454	1,533	(133)
Other deferred items	(906)	(1,264)	(598)
Insurance reserves	(1,632)	(1,294)	1,784

Net cash flows provided by operating activities	68,357	65,189	56,857

Investing activities:
Capital expenditures	(30,773)	(32,901)	(25,609)
Rebate of acquired franchise fee buydown	1,598	—	—
Proceeds from sale of franchise territory	—	—	1,280
Proceeds from sale of assets	4,911	2,291	1,991

Net cash flows used in investing activities	(24,264)	(30,610)	(22,338)

Financing activities:
Net change in revolving credit facility	8,535	300	(4,000)
Scheduled payments on term bank facilities	(5,000)	(9,791)	(12,838)
Voluntary prepayment on term bank facilities	(41,030)	(7,000)	(19,250)
Net proceeds from issuance of term bank facilities	11,530	58,992	—
Early termination of debt	—	(50,000)	—
Proceeds from sale-leaseback transactions, net	933	—	5,133
Proceeds from purchase and sale-leaseback transactions, net	3,621	—	—
Distributions paid	(15,371)	(12,564)	(2,000)
Tax distributions paid	(3,556)	(9,445)	(1,227)
Issuance of notes receivable to related party	(3,060)	(5,145)	—
Purchase of treasury stock	—	—	(698)

Net cash flows used in financing activities	(43,398)	(34,653)	(34,880)

Net change in cash and cash equivalents	695	(74)	(361)
Cash and cash equivalents at beginning of year	4,601	4,675	5,036

Cash and cash equivalents at end of year	$5,296	$4,601	$4,675

Supplemental disclosures of cash flow information:
Net cash paid for interest	$14,527	$14,669	$16,532
Net cash paid (received) for taxes	$200	$(85)	$191
Noncash pay down of notes receivable	$5,145	$—	$—

See accompanying notes to consolidated financial statements

NPC INTERNATIONAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 27, 2005 and December 28, 2004

(1) Summary of Significant Accounting Policies

(a) Description of Business

        NPC International, Inc. and subsidiaries (the Company) is the successor to certain Pizza Hut® operations commenced in 1962 by O. Gene Bicknell, the Chairman of the Board of the Company, who currently controls all outstanding shares of the Company's stock. The Company is the largest Pizza Hut franchisee in the world. Based on unit count, the Company's Pizza Hut operations account for approximately 17% of the domestic Pizza Hut franchised units and 13% of the entire Pizza Hut system. At December 27, 2005, the Company operated 608 Pizza Hut restaurants and 182 delivery units in 26 states pursuant to franchise agreements with Pizza Hut, Inc. (PHI), a wholly owned subsidiary of Yum! Brands, Inc. Pizza Hut restaurants generally offer full table service, carry out, and delivery and a menu featuring pizza, pasta, chicken wings, sandwiches, a salad bar, soft drinks, and, in some restaurants, beer.

        Effective January 1, 2003, the Company is treated as a "flow-through entity" for Federal income tax purposes. Consequently, taxable income (losses) pass through directly to the members.

(b) Basis of Presentation and Consolidation

        The consolidated financial statements include the financial statements of NPC International, Inc. and its majority owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. In addition, the Company evaluates its relationships with other entities to identify whether they are variable interest entities as defined by Financial Accounting Standards Board (FASB) Interpretation No. 46 (R) (FIN 46R), Consolidation of Variable Interest Entities, and to assess whether it is the primary beneficiary of such entities. If the determination is made that the Company is the primary beneficiary, consolidation of the entity is required in the consolidated financial statements in accordance with FIN 46R.

(c) Fiscal Year

        The Company operates on a 52- or 53-week fiscal year ending the last Tuesday in December. The fiscal years ended December 27, 2005 (fiscal 2005); December 28, 2004 (fiscal 2004); and December 30, 2003 (fiscal 2003) all contained 52 weeks.

(d) Cash Equivalents

        Cash and cash equivalents of the Company are composed of demand deposits with banks and short-term cash investments with remaining maturities of three months or less from the date of purchase by the Company. At December 27, 2005, substantially all cash was in the form of depository accounts.

(e) Inventories

        Inventories of food and supplies are carried at the lower of cost (first-in, first-out method) or market.

(f) Revenue Recognition

        The Company recognizes revenue when products are delivered to the customer or meals are served.

(g) Facilities and Equipment

        Facilities and equipment are recorded at cost. Depreciation is charged on the straight-line basis for buildings, furniture, and equipment. Leasehold improvements are amortized on the straight-line basis over the estimated economic life of the improvements, or the term of the lease, whichever is shorter. Assets held for sale of $0.8 million and $0.9 million at December 27, 2005 and December 28, 2004, respectively, are included in other assets and are reported at lower of cost or the fair value less estimated costs to sell.

        The Company reviews long-lived assets related to each restaurant annually for impairment or whenever events or changes in circumstances indicate that the carrying amount of a restaurant may not be recoverable. The Company evaluates restaurants using a "two-year history of cash flow losses" as the primary indicator of potential impairment. Based on the best information available, the Company writes down an impaired restaurant to its estimated fair market value, which becomes its new cost basis. Estimated fair market value is determined by discounting estimated future cash flows including the estimated net realizable value of the property, if any. Additionally, when a commitment is made to close a store beyond the quarter in which the closure commitment is made, it is reviewed for impairment and depreciable lives are adjusted. The impairment evaluation is based on the estimated cash flows from continuing use until the expected disposal date plus the expected terminal value. Management judgment is necessary to estimate future cash flows. Accordingly, actual results could vary from management estimates.

(h) Pizza Hut Franchise Agreements

        Effective January 1, 2003, the Company began operating under new franchise agreements with PHI (the Agreements). The Agreements have an initial term of 30 years and a 20-year renewal term. Certain of the Agreements contain perpetual 20-year renewal terms subject to certain criteria. The amortization of all franchise rights were extended to coincide with this 50-year term (initial term plus a renewal term effective January 1, 2003). Under the Agreements, the Company is required to rebuild or reimage a substantial number of restaurants depending upon certain criteria, as defined in the Agreements, during the initial 10-year period ending December 31, 2012. Certain of the assets to be rebuilt are currently paying royalties of 6.5% of sales (as defined in the franchise agreements) and will qualify for a reduction in royalty rate of up to 2.5% of sales depending upon the timing and nature of the asset action. The agreements also provide for future increases in the royalty rates to be paid for delivery units. The first such increase will occur in certain delivery units effective January 1, 2010 when their royalty rates are scheduled to increase by 0.5% of sales to 4.5%. Effective January 1, 2020, royalty rates for these delivery units are scheduled to increase to 4.75%, and effective January 1, 2030, these rates will increase to 5%.

        Royalty expense is included in other restaurant operating expense and totaled $26.3 million, $26.1 million, and $25.2 million in fiscal 2005, 2004, and 2003, respectively.

(i) Franchise Rights and Goodwill

        The Company does not amortize goodwill and tests it annually for impairment using a discounted cash flow method. The Company's finite-lived intangible assets (namely franchise rights) are being amortized over the life of the Agreements and are tested annually for impairment using an undiscounted cash flow method.

        Amortization expense for intangible assets was $4.5 million for 2005, $4.6 million for 2004, and $4.6 million for 2003. Estimated amortization expense for each of the five succeeding years is $4.5 million.

(j) Deferred Rent Liability

        The Company enters into operating lease agreements with escalating rent factors over the defined lease term. Escalating rents are amortized on a straight-line basis over the defined lease term. Amortization charges to rent expense were $0.5 million, $1.2 million, and $0.1 million for fiscal 2005, 2004, and 2003, respectively. The deferred rent liability, recorded in other deferred items, was $1.8 million and $1.4 million as of December 27, 2005 and December 28, 2004, respectively.

(k) Advertising Costs

        Advertising costs are expensed as incurred. The Company incurred $37.3 million, $36.6 million, and $35.1 million of such costs in fiscal 2005, 2004, and 2003, respectively.

(l) Self-insurance Accruals

        The Company self-insures a significant portion of expected losses under its workers' compensation, employee medical, general liability, auto, and non-owned auto programs. Accrued liabilities have been recorded based on the Company's estimates of the ultimate costs to settle incurred claims, both reported and unreported.

(m) Related Party Transactions

        During fiscal 2005, 2004, and 2003, the Company purchased uniforms from a related party and incurred expenses of $0.9 million, $1.0 million, and $0.8 million, respectively.

        Effective July 1, 1998, the Company entered into a services agreement with an unconsolidated entity, Roma Restaurant Holdings, Inc. (RRH). In accordance with this agreement, as amended, the Company will provide accounting, management reporting, and information services to RRH through March 2007. This contract provides for unlimited one-year extensions and requires a one-year notification by either party if an extension will not be executed. Fees earned under this agreement were $0.5 million, $0.6 million, and $0.8 million during fiscal 2005, 2004, and 2003, respectively. These fees are recorded within fees and other income on the consolidated financial statements.

        On December 23, 2002, the Company entered into an aircraft lease agreement with OGB, L.L.C., a Limited Liability Company owned by related parties. During fiscal 2005, 2004, and 2003, the Company incurred expense of $32,000, $74,000, and $90,000, respectively, for utilization of this aircraft. During fiscal 2003, the Company made a $50,000 capital contribution to OGB, L.L.C. for an equity interest of 0.5%, which it accounts for under the cost method of accounting. During fiscal 2005 and 2004, the Company made capital contributions of $0.5 million and in fiscal 2003 made capital contributions of $0.4 million. These contributions (including the $50,000 initial capital contribution) were recorded in other expense on the Company's income statement in the year paid as they are not expected to be realized by the Company.

        On May 31, 2005, the Company issued a note receivable of $3.0 million to a shareholder. The note bears interest at approximately 3.5% per year and is due May 31, 2006. The total amount due as of December 27, 2005, including accrued interest, was $3.1 million. This note was collected in full in February 2006.

        On May 28, 2004, the Company issued notes receivable of $5.1 million to shareholders. The notes bore interest at approximately 2.0% per year and were due April 15, 2005. The total amounts due as of December 28, 2004, including accrued interest, were $5.2 million. The notes were collected in full in February 2005.

(n) Fair Value of Financial Instruments

        The financial instruments consisting of cash and cash equivalents, accounts receivable, and accounts payable are carried at cost, which approximates fair value, as a result of the short-term nature of the instruments. The fair value of long-term debt is determined by comparing interest rates for debt with similar terms and maturities.

(o) Use of Estimates

        The preparation of consolidated financial statements in conformity with United States of America generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(p) Adjustments to Financial Statements

        Certain adjustments have been made to the consolidated financial statements for amounts that were deemed by management to not be material. These adjustments resulted in an increase in fees and other income and a corresponding increase in other restaurant operating expenses and general and administrative expenses and were the result of nonproduct sales income previously recorded in cost of sales categories. Specifically, fees and other income were increased $15.2 million, $13.3 million, and $13.0 million for the 52-week periods ending December 27, 2005, December 28, 2004, and December 27, 2003, respectively. Similarly, other restaurant operating expenses and general and administrative expenses increased by $14.6 million and $0.5 million; $12.6 million and $0.6 million; and, $12.3 million and $0.8 million, for each period, respectively. Additionally, the Company adjusted noncurrent assets and noncurrent liabilities by $1.2 million and $1.0 million, respectively, for the periods ending December 27, 2005 and December 28, 2004, respectively, which related to the netting of the accrual for the Company's Executive Deferred Compensation Plan with the related funding investments. Finally, a $0.2 million and $0.3 million adjustment was recorded from noncurrent to current liabilities based on the amortization schedule of certain upfront vendor rebates. These adjustments had no effect on the results of operations or shareholders' equity as previously reported.

        Additionally, the net gain on disposal of assets of $4.2 million, $0.9 million and $0.6 million for the fifty-two week periods ended December 27, 2005, December 28, 2004, and December 20, 2003, respectively, were reclassified from miscellaneous income to operating income in the consolidated statements of income.

(q) Variable Interest Entity

        The consolidated financial statements also include the accounts of Hawk-Eye Pizza, LLC (Hawk- Eye), which is 25% owned by NPC International, Inc. and 75% owned by certain members of senior management (see Note 12). The consolidated financial statements also include the accounts of Oread Capital Partners, LLC (Oread), an entity owned by certain members of senior management in which NPC International, Inc. has variable interests and has been deemed the primary beneficiary based on an implied guarantee for the debt of Oread. See Note 3 for bank debt included in the consolidated financial statements for Hawk-Eye and Oread at December 27, 2005.

(r) Receivables

        Receivables are recorded at the invoiced amount, do not bear interest, and are shown net of allowance of doubtful accounts.

(2) Facilities and Equipment

        Facilities and equipment are carried at cost less accumulated depreciation. Depreciation is computed using the straight-line method based on the following useful lives (in years): buildings (18), equipment (7 - 10), computers (5), autos (5), software (3), repairs (3), and carpet (3). Leasehold improvements are being amortized over the shorter of the useful life or lease term. Facilities and equipment consist of the following (dollars in thousands):

	Estimated useful life	December 27, 2005	December 28, 2004
Land		$24,241	$21,874
Buildings and leasehold improvements	5 - 20 years	139,853	131,565
Furniture and equipment	3 - 10 years	120,789	112,287
Construction in progress		8,980	3,445

		293,863	269,171
Less accumulated depreciation		(158,736)	(140,981)

Net facilities and equipment		$135,127	$128,190

        Depreciation expense associated with store operations is included in other restaurant operating expense and totaled $23.1 million, $21.7 million, and $20.6 million in fiscal 2005, 2004, and 2003, respectively.

(3) Bank Debt and Senior Notes

        The Company's debt consisted of the following at December 27, 2005 and December 28, 2004 (dollars in thousands):

	December 27, 2005	December 28, 2004
Credit Agreement, and Associated Guaranty's, dated as of August 31, 2001, and amended and restated as of June 3, 2004, among NPC Management, Inc. as Borrower, NPC International, Inc., as Guarantor, and various institution parties thereto, (Credit Agreement) comprised of the following: $60 million Revolving Credit Facility dated June 3, 2004	$9,800	$1,400
$60 million Term Loan A Notes dated June 3, 2004	11,250	54,750
$100 million 10.67% Senior Secured Guaranteed Notes, and Associated Guaranty's, dated as of August 31, 2001, and amended as of June 3, 2004, among NPC Management, Inc., as Borrower, NPC International, Inc., as Guarantor, and various parties thereto (Senior Notes)	100,000	100,000
$11.53 million promissory loan between Oread Capital Partners, LLC and Intrust Bank, N.A., dated as of February 2, 2005 (Oread Loan)	9,000	—
$1.5 million Revolving Credit Facility between Hawk-Eye Pizza, LLC and Intrust Bank, N.A., dated as of February 2, 2005 (Hawk-Eye Revolver)	135	—

	$130,185	$156,150

        Under the Company's $60 million Revolving Credit Facility, the Company pays interest at LIBOR, the money market rate, or the base rate (as defined), plus an applicable margin based upon a leverage ratio as defined in the Credit Agreement. The combined rate was 6.06% at December 27, 2005. Availability under this facility is reduced by letters of credit, of which $16.7 million were issued at December 27, 2005. Commitment fees are paid on the unused balance of the facility and are included in interest expense. The commitment fees paid vary based upon the aforementioned leverage ratios and were 0.30% at December 27, 2005. This facility is secured by substantially all of the Company's assets and is due August 31, 2008.

        Under the Company's $60 million Term A Loan Notes, the Company pays interest at LIBOR or the base rate, plus an applicable margin based upon a leverage ratio as defined in the Credit Agreement. The combined rate was 5.86% at December 27, 2005. These notes contain scheduled principal payments as outlined below and may be prepaid at any time without penalty. These notes are secured by substantially all of the Company's assets and are due August 31, 2008.

        The Company's Senior Notes bear interest at 10.67%, are secured by substantially all of the Company's assets, and are due August 31, 2008. There are no required principal payments until maturity, and these notes are subject to potential yield maintenance penalties if prepaid prior to maturity.

        Under the Oread Loan, interest is paid at LIBOR or the base rate, plus an applicable margin based upon a leverage ratio as defined in the loan agreement. The combined rate was 6.79% at December 27, 2005. These notes contain scheduled principal payments as outlined below and are due January 31, 2020. The loan is secured by substantially all of the assets of Oread and Hawk-Eye.

        Under the Hawk-Eye Revolver, interest is paid at LIBOR or the base rate, plus an applicable margin based upon a leverage ratio as defined in the agreement. The combined rate was 6.79% at December 27, 2005. There are no required payments until maturity at January 31, 2020. The revolver is secured by substantially all of the assets of Hawk-Eye.

        Required principal payments by fiscal year are as follows:

	Revolver	Term A notes	Senior Notes	Oread Loan	Hawk-Eye Revolver	Total
2006	$—	$6,875	$—	$—	$—	$6,875
2007	—	4,375	—	—	—	4,375
2008	9,800	—	100,000	—	—	109,800
2009	—	—	—	—	—	—
2010	—	—	—	200	—	200
Thereafter	—	—	—	8,800	135	8,935

	$9,800	$11,250	$100,000	$9,000	$135	$130,185

        Certain of the debt facilities contain restrictions on additional borrowing, certain asset sales, capital expenditures, dividend payments, certain investments, and related-party transactions, as well as requirements to maintain various financial ratios. At December 27, 2005, the Company was in compliance with its debt covenants.

        During fiscal 2005, 2004, and 2003, interest expense of $14.6 million, $15.3 million, and $17.6 million, respectively, included amortization of debt issuance costs of $0.4 million, $0.6 million, and $1.0 million, respectively.

(4) Fair Value of Debt

        The cost and fair value of the Company's debt at December 27, 2005 and December 28, 2004 are presented below (in thousands):

	2005		2004
	Cost	Fair value	Cost	Fair value
Debt	$130,185	$146,403	$156,150	$177,411

(5) Employee Benefit Plans

        The Company's defined contribution plans include a 401(k) Plan, a nonqualified Deferred Compensation Plan and a nonqualified Profit Sharing Plan (POWR Plan). In accordance with the provisions of the 401(k) Plan and the Deferred Compensation Plan, the Company provides matching contributions. Contributions made by the Company for these plans were $0.7 million, $0.6 million, and $0.6 million during fiscal 2005, 2004, and 2003, respectively. Contributions under the POWR Plan are based on certain financial targets, which are set annually by the Company's board of directors. Under this plan, the Company accrued $1.3 million, $1.0 million and $0.6 million in fiscal 2005, 2004, and

2003, respectively. Each of these accruals was paid during the first quarter of the following fiscal year. Annual contributions to these plans are net of forfeitures.

        In addition, the Company entered into deferred compensation contracts with certain key executives during fiscal 1999. These contracts cliff vest at certain points over a 20-year period, and vesting accelerates upon a change of control. Total charges to expense required under acceleration are $12.3 million (see Note 13). Funding of this plan is not required. Amounts accrued for these contracts were $3.5 million at December 27, 2005 and $2.7 million at December 28, 2004. Investments to be used as a funding vehicles for these contracts of $1.2 million and $1.0 million, were included in other assets in the consolidated balance sheets at December 27, 2005 and December 28, 2004 respectively. The Company recorded expense related to these contracts of $0.7 million, $0.5 million, and $0.6 million during fiscal 2005, 2004, and 2003, respectively.

(6) Facility Actions, Closure Reserves, and Impairment

        The Company has reserves for estimated future contractual lease obligations to be paid subsequent to closure of units and for estimated future asset de-identification costs for closed units as required in the Company's franchise agreements. Reserves of $2.2 million at December 27, 2005 and $2.3 million at December 28, 2004 were included in other deferred items on the Company's balance sheet. Provisions of $0.4 million, $0.2 million and $0.3 million were made in fiscal 2005, 2004 and 2003, respectively, for these closure-related obligations. Disbursements and charges were made against those reserves of $0.5 million, $0.6 million and $0.7 million during fiscal 2005, 2004 and 2003, respectively. In addition to the provisions, impairment charges were recorded to impair closure related assets or other long-lived assets for $0.9 million, $0.4 million and $0.8 million during fiscal 2005, 2004 and 2003, respectively.

(7) Income Taxes

        The provision for income taxes consisted of the following:

        The Company elected to adopt Subchapter S filing status of Chapter 1 of the Internal Revenue Code effective January 1, 2003. When a taxable enterprise becomes a nontaxable enterprise, deferred tax assets and liabilities are eliminated, with the effect charged or credited to income tax expense, except for the deferred taxes applicable to those assets that may be subject to tax on the net unrealized built-in gain at the date of conversion that is realized during the 10-year period after the conversion. The net unrealized built-in gain is the excess of the fair value of the assets at the effective date of the S Corporation election over the adjusted tax basis of those assets at that date. An appropriate reversal of deferred taxes was recorded in fiscal 2003, net of potential tax contingencies, resulting in a tax benefit of $2.8 million.

        The Company has an accrued income tax liability of $1.8 million at December 27, 2005 and $2.0 million at December 28, 2004, which are recorded in other accrued liabilities for potential tax contingencies for built-in- gains and state tax exposure items.

(8) Commitments

        The Company leases certain restaurant equipment and buildings under operating leases. Rent expense for fiscal 2005, 2004, and 2003 was $27.4 million, $27.9 million, and $25.9 million, respectively, including contingent rents of approximately $1.9 million, $1.8 million, and $1.4 million, respectively, and deferred rent expense of $0.5 million, $1.2 million, and $0.1 million, respectively. The majority of the Company's leases contain renewal options for one to five years. The remaining leases may be renewed upon negotiations. Minimum lease payments for the next five years, including non-operating assets, at December 27, 2005 consisted of (dollars in thousands):

2006	$22,562
2007	18,194
2008	15,336
2009	12,870
2010	10,088
Thereafter	70,436

Total minimum lease commitments	$149,486

        Total minimum lease payments have been reduced by aggregate minimum sublease rentals of $1.8 million under operating leases due in the future under non-cancelable subleases.

        From time to time, the Company is involved in litigation, most of which is incidental to its business. In the Company's opinion, no litigation to which the Company is party is likely to have a material adverse effect on the Company's consolidated financial statements.

        At December 27, 2005, the Company had commitments under construction contracts and purchase commitments for restaurant equipment totaling approximately $4.5 million.

        Under the Company's franchise agreements, the Company is required to rebuild or reimage a substantial number of restaurants depending upon certain criteria as defined in the Agreements during the initial 10-year period ending December 31, 2012. Certain of the assets to be rebuilt are currently paying royalties of 6.5% of sales (as defined in the franchise agreements) and will qualify for a reduction in royalty rate of up to 2.5% of sales depending upon the timing and the nature of the asset action. The Company expects to incur capital expenditures of approximately $40 million over the remaining 7 years to meet this requirement.

(9) Derivative Instruments and Hedging Activities

        The Company has participated in interest rate-related derivative instruments to manage its exposure on its debt instruments, as well as commodity derivatives to manage its exposure to commodity price fluctuations. The Company does not enter into derivative instruments for any purpose other than cash flow hedging purposes. The Company does not speculate using derivative instruments.

        By using derivative financial instruments to hedge exposures to changes in interest rates and commodity prices, the Company exposes itself to credit risk and market risk. Credit risk is the failure of the counterparty to perform under the terms of the derivative contract. When the fair value of a derivative contract is positive, the counterparty owes the Company, which creates credit risk for the Company.

        When the fair value of a derivative contract is negative, the Company owes the counterparty, and therefore, it does not involve credit risk. The Company minimizes the credit risk in derivative instruments by entering into transactions with reputable counterparties with economic substance.

        In June 1998, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, and its amendments, SFAS Nos. 137 and 138, were issued in June 1999 and June 2000, respectively. The Statements require the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives are either offset against the change in fair value of assets, liabilities, or firm commitments through earnings, or recognized in other comprehensive income until the hedged item is recognized in earnings. In connection with its credit agreement, the Company has entered into seven floating-to-fixed interest rate swaps. These swaps were entered into to provide a hedge against the effects of rising interest rates. The Company's adoption on March 28, 2001 of SFAS No. 133, as amended, resulted in a charge of $1.0 million to other comprehensive loss, as two of the seven interest rate swaps were entered into prior to adoption of the standard. Two interest rate swaps with notional amounts totaling $25 million expired in June 2003, two interest rate swaps with notional amounts totaling $20 million expired in January 2005, and three interest rate swaps with notional amounts totaling $30 million were to expire in January 2006; however, two of the three swaps were paid in advance in December 2005 for an early termination leaving only one swap agreement unexpired as of December 27, 2005. The variable rate on each of these interest rate swaps is equal to the 90-day LIBOR rate at each renewal. The Company recognized other comprehensive income related to the fair market value of the interest rate swaps totaling $1.5 million in fiscal 2004 and other comprehensive income totaling $0.5 million in fiscal 2005.

        Other comprehensive losses of $1.0 million include the cumulative effect of an accounting change of a $1.0 million loss related to the adoption of SFAS No. 133, a net gain recorded on the interest swaps during fiscal 2002 of $0.5 million, a net loss recorded on the interest swaps during the 40 weeks ended December 31, 2002 of $2.9 million, and a net gain recorded on the interest swaps of $1.5 million, $1.5 million, and $0.5 million during fiscal 2003, 2004, and 2005, respectively.

(10) Property Transactions

        During fiscal 2005, the Company obtained 36 formerly leased properties for $12.6 million and simultaneously sold the same properties for $17.2 million and leased them back. This transaction resulted in a net gain of $3.6 million, which is being deferred and amortized over the initial lease term. These leases, which are being accounted for as operating leases, provide for an initial lease term of 10 years and may be extended for four 5-year periods. The new rental rate on these properties closely approximates the amounts being paid immediately prior to completing the transaction.

        During fiscal 2005, the Company completed a sale leaseback transaction involving two properties. Under the terms of this transaction, the Company sold land, buildings, and improvements for $0.9 million. This transaction resulted in a gain of $0.5 million, which is being deferred and amortized over the initial lease term. The leases, which are being accounted for as operating leases, provide for an initial lease term of 10 years and may be extended for four 5-year periods at the discretion of the Company.

        During fiscal 2005, the Company sold a former restaurant property in Panama City, Florida for $4.5 million resulting in a gain of $3.6 million, which has been included in operating income in the consolidated statements of income. The property ceased operations as a Pizza Hut restaurant immediately prior to its sale and was not replaced at another location. This unit generated $0.4 in sales and minimal net income from restaurant operations during fiscal 2005.

        During fiscal 2003, the Company completed two sale leaseback transactions involving six properties. Under the terms of one transaction for five properties, the Company sold land, buildings, and improvements for $5.1 million. The second transaction involved selling only building and improvements back to the lessor. These transactions resulted in a gain of $0.4 million, which is being deferred and amortized over the initial lease term. The leases, which are being accounted for as operating leases, provide for an initial lease term of 20 years and may be extended for four 5-year periods at the discretion of the Company.

(11) Sale of Franchise Territory

        Effective August 5, 2003, the Company sold its five operating Colorado stores (leaseholds and equipment) and the respective franchise rights to a Pizza Hut franchisee for $1.3 million. The sale resulted in a $1.7 million loss, which was largely realized from a loss on franchise rights assets.

(12) Hawk-Eye Pizza, LLC Asset Sale and Contribution

        Effective December 29, 2004 (during fiscal 2005), the Company contributed 14 store locations valued at approximately $3.7 million to a related entity (Hawk-Eye Pizza, LLC), which is controlled by certain members of senior management, in exchange for a 25% equity interest. Simultaneously, the Company sold 12 store locations to the related entity for $11.5 million, which resulted in a deferred gain of approximately $4.4 million. The gain is being eliminated in the consolidated financial statements. The Company leases the store level employees to the related entity and provides supervisory and general and administrative services for a fee.

(13) Stock Purchase Agreement

        On March 3, 2006, the shareholders of the Company entered into a Stock Purchase Agreement (SPA) to sell 100% of the equity ownership to an unrelated third party. This transaction is contingent upon financing and the receipt of usual and customary provisions and approvals. The SPA expires 60 days after receipt of the audit unless extended by both parties.

 NPC INTERNATIONAL, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

September 26, 2006 and December 27, 2005

(Dollars in thousands, except per share data)

	September 26, 2006	December 27, 2005
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$30,299	$5,296
Accounts receivable	1,589	3,618
Inventories of food and supplies	4,068	4,228
Prepaid expenses and other current assets	3,617	4,892
Assets held for sale	1,488	—
Deferred income tax	1,682	—
Notes receivable from related party	—	3,060

Total current assets	42,743	21,094
Facilities and equipment, net of accumulated depreciation of $12,020 and $158,736, respectively	148,702	135,127
Franchise rights, less accumulated amortization of $3,739 and $71,143, respectively	415,323	212,541
Goodwill, less accumulated amortization of $0 and $1,822, respectively	186,127	29,378
Other assets, net	31,401	13,061

Total assets	$824,296	$411,201

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$15,474	$18,676
Payroll and sales taxes	4,715	5,131
Accrued interest	9,464	2,148
Accrued payroll	10,454	10,566
Income tax payable	8,273	—
Other accrued liabilities	14,857	14,049
Distribution payable	—	6,031
Current portion of insurance reserves	6,222	6,181
Current portion of long-term debt	—	6,875

Total current liabilities	69,459	69,657
Long-term debt	430,900	123,310
Other deferred items	20,700	25,085
Insurance reserves	11,000	11,000
Deferred income taxes	131,198	—

Total long-term liabilities	593,798	159,395

Stockholders' equity:
Common stock:
1,000 shares authorized $0.01 par value; 1,000 shares issued and outstanding in 2006; 2,000 shares authorized $500 par value; 272 shares issued and outstanding in 2005	—	136
Treasury stock (2 shares in 2005)	—	(698)
Paid-in capital	163,325	22,255
Accumulated other comprehensive loss	(768)	(1)
Retained (deficit) earnings	(1,518)	160,457

Total stockholders' equity	161,039	182,149

Total liabilities and stockholders' equity	$824,296	$411,201

See accompanying notes to the consolidated financial statements.

 NPC INTERNATIONAL, INC. AND SUBSIDIARIES

Consolidated Statements of (Loss) Income

Thirteen-week periods ended September 26, 2006 and September 27, 2005

(Dollars in thousands)

(Unaudited)

	Successor	Predecessor
	Thirteen Weeks ended September 26, 2006	Thirteen Weeks ended September 27, 2005
Sales:
Net product sales	$144,130	$143,164
Fees and other income	3,909	3,516

Total sales	148,039	146,680

Costs and expenses:
Cost of sales	37,721	37,747
Direct labor	41,376	40,467
Other restaurant operating expenses	51,014	46,128
General and administrative expenses	8,145	7,663
Corporate depreciation and amortization of intangibles	3,316	1,594
Net facility action and impairment charges	160	351
Net (gain) on disposition of assets	(169)	(87)

Total costs and expenses	141,563	133,863

Operating income	6,476	12,817

Other expense:
Interest expense	(9,771)	(3,659)
Miscellaneous	(3)	(113)

Total other expense	(9,774)	(3,772)

Income (loss) before income taxes	(3,298)	9,045
Income tax benefit	(883)	—

Net (loss) income	$(2,415)	$9,045

See accompanying notes to the consolidated financial statements.

 NPC INTERNATIONAL, INC. AND SUBSIDIARIES

Consolidated Statements of (Loss) Income

Thirty-Nine-week periods ended September 26, 2006 and September 27, 2005

(Dollars in thousands)

(Unaudited)

	Successor	Predecessor
	Twenty-One Weeks ended September 26, 2006	Eighteen Weeks ended May 2, 2006	Thirty-Nine Weeks ended September 27, 2005
Sales:
Net product sales	$232,939	$214,587	$450,431
Fees and other income	6,266	5,881	11,070

Total sales	$239,205	$220,468	$461,501

Costs and expenses:
Cost of sales	60,421	54,896	121,181
Direct labor	66,846	59,008	126,372
Other restaurant operating expenses	79,667	66,032	139,926
General and administrative expenses	13,335	24,372	23,307
Corporate depreciation and amortization of intangibles	5,189	2,144	4,922
Net facility action and impairment charges	312	100	852
Net (gain) on disposition of assets	(444)	(207)	(218)

Total costs and expenses	225,326	206,345	416,342

Operating income	13,879	14,123	45,159

Other income (expense):
Interest expense	(15,885)	(3,744)	(11,117)
Loss on early termination of debt	—	(11,306)	—
Miscellaneous	88	(690)	(340)

Total other expense	(15,797)	(15,740)	(11,457)

(Loss) income before income taxes	(1,918)	(1,617)	33,702
Income tax benefit	(400)	—	—

Net (loss) income	$(1,518)	$(1,617)	$33,702

See accompanying notes to the consolidated financial statements.

 NPC INTERNATIONAL, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders' Equity and Comprehensive Loss

Thirty-nine-week period ended September 26, 2006

(Dollars in thousands)

(Unaudited)

	Predecessor
	Shares of common stock	Common stock	Paid-in capital	Retained earnings (deficit)	Accumulated other comprehensive income (loss)	Treasury stock, at cost	Total stockholders' equity
Balance, December 27, 2005	272	$136	$22,255	$160,457	$(1)	$(698)	$182,149
Comprehensive loss:
Net loss	—	—	—	(1,617)	—	—	(1,617)
Net unrealized change in cash flow hedging derivatives	—	—	—	—	1	—	1

Total comprehensive loss							(1,616)
Distributions	—	—	—	(5,126)	—	—	(5,126)

Balance, May 2, 2006	272	$136	$22,255	$153,714	$—	$(698)	$175,407

	Successor
Balance, May 2, 2006	272	$136	$22,255	$153,714	$—	$(698)	$175,407
Comprehensive loss:
Net loss	—	—	—	(1,518)	—	—	(1,518)
Net unrealized change in cash flow hedging derivatives	—	—	—	—	(768)	—	(768)

Total comprehensive loss							(2,286)
Stock purchased	1,000	—	163,325	—	—	—	163,325
Push down accounting adjustments	(272)	(136)	(22,255)	(153,714)	—	698	(175,407)

Balance, September 26, 2006	1,000	$—	$163,250	$(1,518)	$(768)	$—	$161,039

See accompanying notes to consolidated financial statements.

 NPC INTERNATIONAL, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Thirty-Nine-week periods ended September 26, 2006 and September 27, 2005

(Dollars in thousands)

(Unaudited)

	Successor	Predecessor
	Twenty-One Weeks ended September 26, 2006	Eighteen Weeks ended May 2, 2006	Thirty-Nine Weeks ended September 27, 2005
Operating activities:
Net income (loss)	$(1,518)	$(1,617)	$33,702
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	19,423	9,985	21,706
Amortization of debt issuance costs	821	145	331
Net facility action and impairment charges	312	100	852
Loss on early termination of debt	—	11,306	—
Deferred income taxes	(10,562)	—	—
Acceleration of executive deferred compensation plan	—	11,871	—
Net gain on disposition of assets	(444)	(206)	(218)
Changes in assets and liabilities:
Accounts receivable	1,210	341	(3)
Inventories	(246)	406	606
Prepaid expenses and other assets	(352)	949	600
Accounts payable	3,915	(7,117)	(2,041)
Payroll and sales taxes	(962)	546	(628)
Income taxes payable	8,273	—	—
Accrued interest	9,464	(2,059)	(156)
Accrued payroll	969	(1,081)	(1,336)
Other accrued liabilities	3,417	1,172	691
Other deferred items	(2,550)	(243)	(34)
Insurance reserves	1,291	(1,250)	1,450

Net cash flows provided by operating activities	32,461	23,248	55,522

Investing activities:
Capital expenditures	(12,604)	(14,173)	(23,005)
Capitalized transaction costs	(7,691)	—	—
Purchase of the stock of the Company	(451,585)	—	—
Purchase of Hawk-Eye Pizza, LLC	(19,508)	—	—
Proceeds from sale or disposition of assets	759	536	337

Net cash flows used in investing activities	(490,629)	(13,637)	(22,668)

Financing activities:
Net change in revolving credit facility	900	17,411	700
Scheduled payments on term bank facilities	—	(3,125)	(3,750)
Retirement of predecessor entity debt and other obligations	(143,907)	—	—
Contributed capital from owners	163,325	—	—
Issuance of debt	475,000	—	11,530
Voluntary prepayment on term bank facilities	(45,000)	(8,125)	(19,230)
Debt issue costs	(13,792)	—	—
Debt extinguishment prepayment penalty	—	(10,380)	—
Proceeds from sale-leaseback transactions, net	46,485	—	—
Distributions paid	—	(8,182)	(23,225)
Issuance of notes receivable to related party	—	3,060	2,111

Net cash flows provided by (used in) financing activities	483,011	(9,341)	(31,864)

Net change in cash and cash equivalents	24,843	270	990
Beginning cash and cash equivalents	5,456 (1)	5,296	4,601

Ending cash and cash equivalents	$30,299	$5,566 (1)	$5,591

Supplemental disclosures of cash flow information:
Net cash paid for interest	$5,689	$5,657	$10,994
Net cash paid for taxes	$1,714	$—	$—
Noncash investing activities:
Accrued capital expenditures	$1,745	$2,478

(1)
Cash and cash equivalents at May 3, 2006, was $0.1 million less than cash and cash equivalents at May 2, 2006, due to Oread Holdings, LLC no longer classified as a variable interest entity on May 2, 2006 (see Note 2 to the consolidated financial statements).

See accompanying notes to consolidated financial statements.

NPC INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 1—Acquisition of NPC International, Inc. by NPC Acquisition Holdings, LLC

        On March 3, 2006, the Company's previous stockholders entered into a definitive Stock Purchase Agreement ("SPA") with NPC Acquisition Holdings ("Holdings"), a company controlled by MLGPE and certain of its affiliates pursuant to which Holdings acquired all of the issued and outstanding shares of NPC International, Inc. for $615.0 million less indebtedness as defined in the SPA. On May 3, 2006, all of the outstanding stock was acquired by Holdings for $615.0 million and the selling stockholders received net cash proceeds of $451.6 million. Under the terms of the SPA, the Company was required to extinguish all of its existing debt and as a result incurred a voluntary prepayment make-whole penalty of $10.4 million on the senior secured notes which were paid before close. The SPA also required the Company to acquire the 75% membership interest in Hawk-Eye Pizza, LLC ("Hawk-Eye") that was not previously owned by the Company from certain members of management, other than a $3.3 million membership interest which management ultimately exchanged for shares in Holdings for an equivalent fair market value. The cost to acquire this net interest in Hawk-Eye was $19.5 million subsequent to which Hawk-Eye was merged with and into the Company. In connection with the acquisition, the Company issued $175.0 million principal amount of Senior Subordinated Notes and entered into a $375.0 million Senior Credit Facility. The $375.0 million Senior Credit Facility consists of a $300.0 million term loan due 2013 and a $75.0 million revolver due 2012 which was not drawn at close. The net proceeds from the Notes and Senior Credit Facility were advanced to a subsidiary of Holdings where these funds were combined with the $163.3 million contributed to Holdings by MLGPE and affiliates and used to pay the purchase price of the acquisition, and to retire certain existing indebtedness subsequent to which such subsidiary was merged with and into the Company.

        As a result of the Transactions, "push-down" accounting adjustments were made to underlying assets and liabilities based on the appraisal associated with the valuation of certain assets and liabilities. These estimates of fair market value are preliminary and are therefore subject to further refinement. The push-down accounting adjustments did not impact net cash flow. The primary changes to the balance sheet reflect; (1) adjustments of our franchise rights to fair value, (2) adjustment of facilities and equipment to fair value, (3) adjustments to goodwill arising from the push-down accounting adjustments, (4) adjustments to the equity section from the push-down accounting adjustments, and (5) adjustment to deferred tax balances due to the push-down accounting adjustments. The primary changes to the income statement as a result of the application of purchase accounting includes an increase in the amortization and depreciation expense associated with the adjustments to franchise rights and facilities and equipment based upon the preliminary estimates of fair value and management's estimate of the remaining useful lives of the subject assets. Accordingly, these amounts are estimates and could ultimately differ materially from the amounts reflected in these statements. The Transactions resulted in higher debt levels and related interest accruals and increased capitalized debt issue costs which resulted in higher interest expense during the post-transaction periods. Due to the impact of the changes resulting from the push-down accounting adjustments described above, the income statement and statement of cash flows presentation separates the operating results of the Company into two accounting periods: (1) the period ending with the May 2, 2006, consummation of the Transactions ("Predecessor"), and (2) the period beginning after that utilizing the new basis of accounting ("Successor").

        As a result of the consummation of the Transactions, the consolidated financial statements for the period after May 2, 2006, are presented on a different basis than that for the periods before May 3, 2006, as a result of the application of purchase accounting as of May 3, 2006, and therefore are not comparable.

        A reconciliation of the preliminary purchase price adjustments recorded in connection with the Transactions is presented below (in thousands):

Consolidated Balance Sheets
(Unaudited)

	Predecessor		Successor
	May 2, 2006	Transaction Adjustments	May 3, 2006
Assets:
Current assets:
Cash and cash equivalents	$5,566	$3,619	$9,185
Accounts receivable	2,799	—	2,799
Inventories	3,822	—	3,822
Prepaid expenses and other current assets	3,937	719	4,656
Deferred income tax	—	1,682	1,682

Total current assets	16,124	6,020	22,144
Facilities and equipment, net	141,151	57,983	199,134
Franchise rights, net	211,087	207,949	419,036
Goodwill	29,378	156,604	185,982
Other assets, net	8,680	24,747	33,427

Total assets	$406,420	$453,303	$859,723

Liabilities:
Accounts payable	$11,559	$—	$11,559
Other accrued liabilities	51,041	(16,333)	34,708
Current portion of long-term debt	136,346	(136,346)	—

Total current liabilities	198,946	(152,679)	46,267
Long-term debt	—	475,000	475,000
Other deferred items	21,543	433	21,976
Insurance reserves	11,000	—	11,000
Deferred income taxes	—	142,230	142,230

Total long-term liabilities	32,543	617,663	650,206
Stockholders' equity	174,931	(11,681)	163,250

Total liabilities and stockholders' equity	$406,420	$453,303	$859,723

        The unaudited pro forma results of operations provided below for thirteen and the thirty-nine weeks ended September 26, 2006, and September 27, 2005, are presented as though the Transactions had occurred at the beginning of the periods presented, after giving effect to purchase accounting adjustments relating to depreciation and amortization of the revalued assets, interest expense associated with the Notes and the Senior Credit Facility and other acquisition related adjustments in connection with the Transactions. Further, as of May 3, 2006, the Company became a C Corporation. No income tax provisions were recorded in any period presented for periods prior to May 3, 2006; therefore, a pro forma tax provision has been calculated at 35% and is included in the below pro forma results. The pro forma results of operations are not necessarily indicative of the results that would have occurred had the Transactions been consummated at the beginning of the periods presented, nor are they necessarily indicative of future operating results.

	Thirteen weeks ended		Thirty-nine weeks ended
	September 26, 2006	September 27, 2005	September 26, 2006	September 27, 2005
Total sales	$148,039	$146,680	$459,673	$461,501
Income before income taxes	$(983)	$(118)	$6,366	$7,513
Net income	$(639)	$(77)	$4,138	$4,883

Note 2—Summary of Significant Accounting Policies

        Basis of Presentation.    The Company's unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and Article 10 of Regulation S-X. The Company believes this information includes all adjustments, consisting of normal recurring accruals, necessary to fairly present the financial condition, statement of income and cash flows for the periods then ended. Operating results for the thirty-nine weeks ended September 26, 2006 do not necessarily represent the results of operations that may be expected for the entire year.

        Principles of Consolidation.    The financial condition and statement of income includes NPC and its wholly owned subsidiaries, as well as the accounts of Hawk-Eye, which for the periods presented was 25% owned by the Company and 75% owned by certain members of senior management, until May 3, 2006, when the Company acquired the 75% interest not formerly owned by NPC in conjunction with the Transactions. The accounts of Oread Capital Partners, LLC, an entity owned by certain members of senior management that held the 75% interest in Hawk-Eye, are also reflected in the consolidated financial statements during the periods presented through May 2, 2006, as the Company was deemed to have variable interests and was deemed the primary beneficiary.

        Fiscal Year.    The Company operates on a 52- or 53- week fiscal year ending the last Tuesday in December.

        Cash Equivalents.    Cash and cash equivalents of the Company are composed of demand deposits with banks and short-term cash investments with remaining maturities of three months or less from the date of purchase by the Company.

        Inventories.    Inventories of food and supplies are carried at the lower of cost (first-in, first-out method) or market.

        Revenue Recognition.    The Company recognizes revenue when products are delivered to the customer or meals are served.

        Facilities and Equipment.    Facilities and equipment are recorded at either cost or fair value as a result of the Transaction. Depreciation is charged on the straight-line basis for buildings, furniture, and equipment. Leasehold improvements are amortized on the straight-line basis over the estimated economic life of the improvements, or the term of the lease, whichever is shorter. Assets held for sale of $1.5 million and $0.8 million at September 26, 2006 and December 27, 2005, respectively, are reported at lower of cost or the fair value less estimated costs to sell.

        The Company reviews long-lived assets related to each restaurant annually for impairment or whenever events or changes in circumstances indicate that the carrying amount of a restaurant may not be recoverable. The Company evaluates restaurants using a "two year history of cash flow losses" as the primary indicator of potential impairment. Based on the best information available, an impaired restaurant is written down to its estimated fair market value, which becomes its new cost basis. Estimated fair market value is determined by discounting estimated future cash flows including the estimated net realizable value of the property, if any. Additionally, when a commitment is made to close a store beyond the quarter in which the closure commitment is made, it is reviewed for impairment and depreciable lives are adjusted. The impairment evaluation is based on the estimated cash flows from continuing use until the expected disposal date plus the expected terminal value. Management judgment is necessary to estimate future cash flows. Accordingly, actual results could vary from management estimates.

        Pizza Hut Franchise Agreements.    Effective January 1, 2003, the Company began operating under new franchise agreements with PHI. The franchise agreements have an initial term of 30 years and a 20 year renewal term. Certain of the franchise agreements contain perpetual 20 year renewal terms subject to certain criteria. The amortization of all franchise rights were extended to coincide with this 50 year term (initial term plus a renewal term effective January 1, 2003). Under the franchise agreements the Company is required to rebuild or re-image a substantial number of restaurants depending upon certain criteria, as defined in the franchise agreements, during the initial 10 year period ending December 31, 2012. Certain of the assets to be rebuilt with respect to which the Company currently pays royalties of 6.5% of sales (as defined in the franchise agreements) will qualify for a reduction in royalty rate of up to 2.5% of sales depending upon the timing and nature of the action taken. The franchise agreements also provide for future increases in the royalty rates to be paid for delivery units. The first such increase will occur in certain delivery units effective January 1, 2010, when royalty rates are scheduled to increase by 0.5% of sales to 4.5%. Effective January 1, 2020, royalty rates for these delivery units are scheduled to increase to 4.75% and, effective January 1, 2030, these rates will increase to 5%.

        Royalty expense was included in other operating expenses and totaled $19.6 million and $19.9 million during the thirty-nine weeks ended September 26, 2006 and September 27, 2005.

        Franchise Rights and Goodwill.    The Company does not amortize goodwill. Goodwill is tested annually for impairment using a discounted cash flow method. The Company's finite-lived intangible assets (namely franchise rights) are being amortized over the life of the franchise agreements and are tested annually for impairment using an undiscounted cash flow method.

        Self-insurance accruals.    The Company self-insures a significant portion of expected losses under its workers' compensation, employee medical, general liability, auto, and non-owned auto programs. Accrued liabilities have been recorded based on the Company's estimates of the ultimate costs to settle incurred claims, both reported and unreported.

        Derivative Instruments and Hedging Activities.    The Company participates in interest rate related derivative instruments to manage its exposure on its debt instruments. The Company records all derivative instruments on the balance sheet as either assets or liabilities measured at fair value under the provisions of Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133"), as amended. Changes in the fair value of these derivative instruments are recorded either through current earnings or as other comprehensive income, depending on the type of hedge transaction. Gains and losses on derivative instruments designated and qualifying as cash flow hedges are reported in other comprehensive income and reclassified into earnings in the periods in which earnings are impacted by the hedged item. The ineffective portion of all hedge transactions is recognized in current period earnings.

        On June 6, 2006, the Company entered into an amortizing floating-to-fixed swap agreement expiring December 31, 2011, on an initial notional amount of $140.0 million. Under this swap, the Company will pay 5.39% and receive the three-month LIBOR rate as determined on the reset dates. These swaps were entered into to provide a hedge against the effect of rising interest rates on the $300.0 million Term Loan B Notes under the Senior Secured Credit Facility. As of September 26, 2006, the Company recognized $1.2 million ($0.8 million after tax) of other comprehensive income related to the fair market value of these interest rate swaps.

        Use of Estimates.    The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Note 3—Goodwill and other Intangible Assets

        Changes in goodwill are summarized below (in thousands):

Balance December 27, 2005	$29,378
Push-down accounting adjustments	156,749

Balance September 26, 2006	$186,127

        There were no changes in Goodwill during fiscal 2005.

        Amortizable other intangibles assets consist of franchise rights, leasehold interest, contract rights and a non-compete agreement.

Years
Franchise rights	47
Favorable leasehold interests	2-15
Unfavorable leasehold interests	1-30
Internally developed software	5
Contract rights	1.5
Non-compete agreements	5

        Intangible assets subject to amortization pursuant to SFAS No. 142, "Goodwill and Other Intangible Assets," are summarized below (in thousands):

	Successor Entity September 26, 2006
	Gross Carrying Amount	Accumulated Amortization	Net Book Value
Amortizable intangible assets:
Franchise rights	$419,062	$(3,739)	$415,323
Favorable leasehold interests	9,481	(366)	9,115
Unfavorable leasehold interests	(1,127)	87	(1,040)
Internally developed software	1,069	(89)	980
Contract rights	547	(152)	395
Non-compete	1,925	(160)	1,765

Total	$430,957	$(4,419)	$426,538

	Predecessor Entity December 27, 2005
	Gross Carrying Amount	Accumulated Amortization	Net Book Value
Amortizable intangible assets:
Franchise rights	$283,684	$(71,143)	$212,541
Favorable leasehold interests	459	(377)	82
Unfavorable leasehold interests	(1,880)	1,141	(739)

Total	$282,263	$(70,379)	$211,884

        Annual amortization expense for amortizable intangible assets is expected to approximate $2.7 million during the remainder of fiscal 2006. Annual amortization during the next five fiscal years is expected to be as follows: $10.5 million in fiscal 2007; $10.2 million in fiscal 2008, $10.1 million in fiscal 2009, $10.0 million in fiscal 2010; and $9.7 million in fiscal 2011.

Note 4—Senior Secured Credit Facility and Senior Subordinated Debt

        The Company's debt consisted of the following (in thousands):

	Successor Entity as of September 26, 2006	Predecessor Entity as of December 27, 2005
$375.0 million Senior Secured Credit Facility dated May 3, 2006, among NPC International, Inc. as Borrower, NPC Management, Inc. as Guarantor, and various parties thereto (Senior Secured Credit Facility), comprised of the following:
$75.0 million Revolving Credit Facility dated May 3, 2006	$—	$—
$300.0 million Term Loan B Notes dated May 3, 2006	255,000	—
$175.0 million Senior Subordinated Notes dated May 3, 2006, among NPC International, Inc. as Borrower, NPC Management, Inc. as Guarantor and various parties thereto (Senior Notes)	175,000	—

$120.0 million Credit Agreement, and Associated Guaranty's dated as of August 31, 2001, and amended and restated as of June 3, 2004, among NPC Management, Inc. as Borrower, NPC International, Inc. as Guarantor, and various institution parties, thereto, comprised of the following:
$60.0 million Revolving Credit Facility dated June 3, 2005	900	9,800
$60.0 million Term Loan A Notes dated June 3, 2004	—	11,250
$100.0 million 10.67% Senior Secured Guaranteed Notes, and Associated Guaranty's dated as of August 31, 2001, and amended as of June 3, 2001, among NPC Management, Inc. as Borrower, NPC International, Inc. as Guarantor, and various parties thereto	—	100,000
$11.5 million promissory loan between Oread Capital Partners, LLC and Intrust Bank, N.A., dated as of February 2, 2005	—	9,000
$1.5 million Revolving Credit Facility between Hawk-Eye Pizza, LLC and Intrust Bank, N.A., dated as of February 2, 2005	—	135

	$455,000	$130,185

        The Company's Senior Secured Credit facility was dated May 3, 2006 and consists of a $75.0 million Revolving Credit Facility, and a $300.0 million Term Loan B Note. There was a $0.9 million outstanding under the Revolving Credit Facility as of September 26, 2006. Interest is paid at LIBOR, the money market rate or the base rate (as defined), plus an applicable margin based upon a leverage ratio as defined in the credit agreement. Availability under this facility is reduced by letters of credit, of which $25.0 million were issued at September 26, 2006. Commitment fees are paid based upon the unused balance of the facility and the fees are determined based upon the aforementioned leverage ratio and were 0.50% at September 26, 2006. Commitment fees and letter of credit fees are reflected as interest expense. The facility is secured by substantially all of the Company's assets and is due May 3, 2012.

        Under the Company's $300.0 million Term Loan B Notes, interest is paid at LIBOR plus 1.75%, or the base rate (as defined), plus 0.75%. The combined rate was 7.1% at September 26, 2006. These notes contain scheduled principal payments outlined below and may be prepaid at any time without penalty unless such pre-payment occurs prior to the one-year anniversary of the Term Loan and arises from the issuance of new debt, in which case a 1.0% premium will be applied. The facility is secured by substantially all of the Company's assets and is due May 3, 2013.

        The Senior Subordinated Notes ("Notes") bear interest at the rate of 9.5% payable semi-annually in arrears on May 1 and November 1 until maturity of the notes on May 1, 2014. These Notes are unsecured and are subordinated to the $375.0 million Senior Secured Credit Facility and other senior indebtedness, as defined. There are no required payments until maturity and these Notes are subject to yield maintenance penalties if redeemed prior to May 1, 2010. Until May 1, 2009, the Notes can be redeemed up to 35% at a redemption price of 109.500%, plus accrued and unpaid interest, with the net cash proceeds of one or more equity offerings. Effective May 1, 2010, these Notes may be redeemed at a redemption price of 104.75% plus accrued and unpaid interest until May 1, 2011, when the redemption price becomes 102.375% and remains such until May 1, 2012, when these notes can be redeemed at the face amount, plus accrued and unpaid interest. The Company has an obligation under the Registration Rights Agreement to use its reasonable best efforts to consummate an exchange offer pursuant to a registration statement with the SEC within 285 days of the May 3, 2006, issue date of these notes, pursuant to which holders may exchange the privately placed notes for publicly registered notes with identical terms ("Exchange Notes"). The Company also agreed to use its best efforts to file a shelf registration statement for the resale of the Notes if an exchange offer cannot be effected within the time period stated above and in other circumstances. If the Company does not comply with its obligations under the Registration Rights Agreement, the interest rate applicable to the Notes will increase initially by 0.25%, and by an additional 0.25% for each subsequent 90-day period during which the failure to comply continues, up to a maximum additional interest rate of 1.00% per year. If the failure to comply with the Registration Rights Agreement is corrected, the applicable interest rate on the Notes will revert to the original level. On October 31, 2006, the Company filed the S-4 Registration Statement to register the Exchange Notes in connection with the exchange offer. This filing does not register the Exchange Notes under the Securities Act of 1933.

        The Company's debt facilities contain restrictions on additional borrowing, certain asset sales, capital expenditures, dividend payments, certain investments and related-party transactions, as well as requirements to maintain various financial ratios. At September 26, 2006, the Company was in compliance with all of its debt covenants.

        The Company has no required principal payments on long-term debt during the remainder of 2006. Annual principal payments on outstanding long-term debt during the next five fiscal years are as follows: $1.3 million in fiscal 2007; $2.6 million per year for fiscal 2008 through 2011; and $419.2 million thereafter.

Note 5—Deferred Income Taxes and Provision for Income Taxes

        From January 1, 2003, through May 2, 2006, the Company was an S Corporation for income tax purposes. As of May 3, 2006, the Company became a C Corporation. No income tax provisions were recorded in any periods presented in this report prior to May 3, 2006. For the twenty-one weeks ended September 26, 2006, the Company recorded an income tax benefit of $0.4 million for federal and state income taxes which resulted in an effective income tax rate of 21.0%.

        The provision for income taxes from May 3, 2001 to September 26, 2006, consisted of the following (in thousands):

Current:
Federal	$8,397
State	1,765
Deferred (federal and state)	(10,561)

Income tax benefit	$(400)

        Items of reconciliation to the statutory rate (in thousands):

Tax computed at U.S. federal statutory rate	$(671)
State and local income taxes	(82)
Other, net	353

Income tax benefit	$(400)

        In conjunction with the push-down accounting performed with the Transactions, deferred tax balances were established based on the book and tax basis differences. As of September 26, 2006, the Company had a net deferred income tax liability balance of $129.5 million.

        Certain tax authorities periodically audit the Company. The Company provides reserves for potential exposures when it is probable that a taxing authority may take a sustainable position on a matter contrary to its filed position. The Company evaluates these issues on a quarterly basis to adjust for events, such as court rulings or audit settlements that may impact its ultimate payment for such exposures.

        Significant components of the Company's deferred tax assets and liabilities are as follows at September 26, 2006 (in thousands):

Deferred tax assets:
Insurance reserves	$5,499
Deferred gains	4,383
Profit sharing and vacation	4,056
Other	1,644
Other comprehensive loss	471

Total deferred tax assets	16,053

Deferred tax liabilities:
Depreciation and amortization	(145,009)
Other	(560)

Total deferred tax liabilities	(145,569)

Net deferred tax liability	$(129,516)

Current asset	$1,682
Noncurrent liability	$(131,198)

Note 6—Related-Party Transactions

        MLGPE Advisory Agreement.    Upon completion of the Transactions, the Company entered into an advisory agreement with an affiliate of MLGPE pursuant to which such entity or its affiliates will provide advisory services to the Company. Pursuant to the advisory agreement, MLGPE was paid $3.0 million at the closing for the financial, investment banking, management advisory and other services performed in connection with the Transactions and reimbursed $0.9 million for certain expenses incurred in rendering those services. Under the agreement, MLGPE or its affiliates will continue to provide financial, investment banking, management advisory and other services on the Company's behalf for an annual fee of $1.0 million. The Company has paid $0.7 million to MLGPE for the pro-rata portion of this fee for the current fiscal year ending December 26, 2006, which is being amortized ratably to expense.

        Senior Subordinated Notes.    Merrill Lynch, Pierce, Fenner & Smith ("MLPFS"), an affiliate of MLGPE, acted as an initial purchaser in connection with the issuance of $175.0 million of our 9 1/2% Senior Subordinated Notes due 2014. Offering discounts and commissions received by MLPFS were $2.0 million. The Company also reimbursed for certain expenses incurred by the initial purchasers, MLPFS, JPMorgan Securities, Inc. ("JPM") and Banc of America Securities LLC. These fees and expenses were recorded as deferred debt issue expenses and are being amortized to expense ratably over the term of the financing provided.

        Senior Credit Facility.    MLPFS, an affiliate of MLGPE, acted as syndication agent, joint lead arranger and joint bookrunner in connection with the $375.0 million Senior Credit Facility. The Company paid an affiliate of MLPFS a fee of $2.4 million in connection with these services and reimbursed for certain expenses incurred by the joint lead arrangers and joint bookrunners, MLPFS and JPM. These fees and expenses were recorded as deferred debt issue expenses and are being amortized ratably over the term of the financing provided. MLPFS is also a participant in the Senior Credit Facility and enjoys the same terms and conditions as the other participating lenders.

        Merrill Lynch & Company Investments Derivative Transaction.    On June 6, 2006, the Company entered into an amortizing floating-to-fixed swap agreement expiring December 31, 2011, on an initial notional amount of $140.0 million. Merrill Lynch Capital Services, Inc. ("MLCS"), was the counter-party on $70.0 million of the total notional amount, and JPMorgan Chase Bank, N.A. ("JPMCB") was the counter-party on the residual $70.0 million. Under this swap, the Company will pay both counter-parties 5.39% and receive the three-month LIBOR rate as determined on the reset dates. These swaps were entered into to provide a hedge against the effects of rising interest rates on the $300.0 million Term Loan B Notes under the Senior Secured Credit Facility. As of September 26, 2006, the Company has recognized $1.2 million ($0.8 million after tax) of other comprehensive income related to the fair market value of these interest rate swaps.

        Registration Rights Agreement.    In connection with the issuance of the 9 1/2% Senior Subordinated Notes due 2014, the Company entered into a Registration Rights Agreement with the initial purchasers of the Notes, including SEC and Exchange Commission enabling holders of the Notes to exchange the privately placed Notes for publicly registered notes with identical terms, and to use its reasonable best efforts to complete the exchange offer within 285 days after the issue date of the Notes. The Company also agreed to use its reasonable best efforts to file a shelf registration statement for the resale of the Notes if it cannot effect an exchange offer within the time period stated above and in other circumstances.

        Loan to Holdings.    On June 21, 2006, the Company loaned $0.3 million to NPC Holdings to enable NPC Holdings to make certain adjustment payments to previous stockholders of the Company under the Stock Purchase Agreement. The loan matures on June 21, 2014, and bears interest at a rate of 8.0% per annum, compounded semi-annually and payable at maturity. The loan may be prepaid at any time without penalty. In August, 2006, NPC Holdings prepaid $0.1 million of the loan.

Note 7—Commitments and Contractual Obligations

        Concurrently with the closing of the Transactions, the Company acquired the 75% membership interest in Hawk-Eye that was not previously owned by the Company from certain members of management, other than a $3.3 million membership interest which management ultimately exchanged for membership interests in Holdings for an equivalent fair market value. Additionally, in September 2006, certain members of the board of directors purchased interest in Holdings; the total membership interests not owned by MLGPE are $3.3 million as of September 26, 2006. Under the terms of the Amended and Restated Limited Liability Company Agreement of NPC Acquisition Holdings ("LLC Agreement"), the membership interests are mandatorily redeemable units, which are required to be repurchased by Holdings upon the termination of employment of each member; however, the value of this liability is subject to a formula as defined within the LLC Agreement based upon the terms of the member's resignation. The Company does not have a contractual obligation to fund the purchase of the mandatorily redeemable units; however, the Company may be required to provide a distribution to Holdings in the event of a member's resignation from the Company.

        In connection with the purchase of membership interests by certain members of the board of directors, the Company is obligated to issue 0.1 million time vesting options, which is anticipated to occur during the fourth quarter of fiscal year 2006. These options will be accounted for under the terms and conditions of options issued under the new stock incentive plan (see Note 8).

Note 8—Stock-Based Compensation

        NPC Holdings has agreed to establish a new stock incentive plan ("the Plan"), which will govern, among other things, (i) the issuance of matching options on purchased membership interests and (ii) the grant of options with respect to the membership interests. This stock incentive plan is accounted for under the provisions of Financial Accounting Standards No. 123 (revised 2004), "Share-Based Payment" ("SFAS 123(R)"), which is a revision of SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS 123(R) supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees," and amended FASB State No. 95, "Statement of Cash Flows."

        Options may be granted under the Plan with respect to a maximum of 8% of the membership interests of NPC Holdings as of the closing date calculated on a fully diluted basis (subject to required capital adjustments). Each grant of options under the Plan will specify the applicable option exercise period, option exercise price, vesting schedules and conditions and such other terms and conditions as deemed appropriate. Three types of options may be granted under the Plan. First, NPC Holdings may grant "non-time vesting" options with respect to up to 1% of the interests, to selected participants, which will be vested at grant. Second, NPC Holdings may grant "time vesting" options with respect to up to 2% of the interests, which will vest ratably over a five-year period and subject to the option holders' continued service. Third, NPC Holdings may grant options, as to the remaining interests, which vest only upon the occurrence of a change of control on or prior to the expiration of the option, and also require continued employment through the vesting date. All options granted under the Plan will expire ten years from the date of grant, but generally expire earlier upon termination of employment.

        Pursuant to the Executive Employment Agreements, the following options have been granted to certain members of management (in thousands):

As of September 26, 2006
Non-time vesting options	1,625
Time vesting options	1,773
Change of control options	4,432

Total options granted	7,830
Total options exercisable	1,625

        The terms of the options are substantially similar to the terms of the Plan. The exercise price of the non-time vesting and time vesting options was established based on the aggregate equity investment in NPC Holdings at the time of closing of the Acquisition divided by the number of outstanding membership interests, or $1.00. The exercise price of the change of control options was established as twice the exercise price of the non-time vesting and time vesting options granted, or $2.00.

        The Company has adopted SFAS 123(R) on May 3, 2006 (the date of grant). Under the provisions of SFAS 123(R), the Company considers these options to be liability awards. The compensation cost for the portion of awards for which the requisite service has not been rendered or the performance condition has not been achieved that are outstanding will be recognized as the requisite service is rendered and/or performance condition achieved. Further, all options granted under the Plan are subject to a mandatory call provision with a defined value, as stated in the Amended and Restated Limited Liability Company Agreement of NPC Acquisition Holdings, LLC and described as follows: (1) for termination of employment due to death, disability, or retirement without cause (as defined) or with good reason (as defined), each common unit covered by such options will be called at a price calculated as the difference between the greater of $1.00 or the fair value price ("FVP") as of the termination date, less the exercise price; and, (2) for any other call event, each common unit covered by such options will be called at a price calculated as the difference between the lesser of $1.00 or the FVP as of the termination date, less the exercise price. The Company does not have a contractual obligation to fund the mandatory call of these units; however, the Company may be called upon to provide a distribution to Holdings upon such time a triggering event should occur that would require a mandatory call of outstanding units.

        As of September 26, 2006, no options had been exercised or forfeited by management. The compensation expense recorded by the Company related to the Plan was not significant for the thirty-nine weeks ended September 26, 2006. The weighted average remaining contractual term was 9.6 years at September 26, 2006.

Note 9—Recently Issued Accounting Statements and Pronouncements

        In February 2006, the FASB issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments—an amendment of SFAS No. 133 and 140." This Statement simplifies accounting for certain hybrid financial instruments, eliminates the interim guidance in Statement 133 Implementation Issue No. D1, "Application of Statement 133 to Beneficial Interest in Securitized Financial Assets," and eliminates a restriction of the passive derivative instruments that a qualifying special-purpose entity may hold. The Statement is effective for fiscal years beginning after September 15, 2006. The adoption of this Statement is not anticipated to have a material impact on the Company's consolidated financial statements.

        In March 2006, the Emerging Issues Task Force ("EITF") issued EITF Issue 06-3, "How Sales Taxes Collected From Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement." A consensus was reached that entities may adopt a policy of presenting sales taxes in the income statement on either a gross or net basis. If taxes are significant, an entity should disclose its policy of presenting taxes and the amounts of taxes. The guidance is effective for periods beginning after December 15, 2006. The Company presents sales in the consolidated statement of earnings net of sales taxes. This Issue will not have an impact on the Company's consolidated financial statements.

        In June 2006, the FASB issued Interpretation No. 48, "Accounting for Uncertainty in Income Taxes," ("FIN 48") an interpretation of FASB Statement No. 109, "Accounting for Income Taxes." FIN 48 requires that a position taken or expected to be taken in a tax return be recognized in the financial statements when it is more likely than not (i.e. a likelihood of more than fifty percent) that the position would be sustained upon examination by tax authorities. A recognized tax position is then measured at the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. The Company has not yet determined the impact of the recognition and measurement requirements of FIN 48 on our existing tax positions. Upon adoption, the cumulative effect of applying the recognition and measurement provisions of FIN 48, if any, shall be reflected as an adjustment to the opening balance of retained earnings. FIN 48 is effective for fiscal years beginning after December 15, 2006.

        In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements." This statement defines fair value, establishes a framework for using fair value to measure assets and liabilities, and expands disclosures about fair value measurements. The statement applies whenever other statements require or permit assets or liabilities to be measured at fair value. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact on the consolidated financial statements.

        In September 2006, the FASB issued SFAS No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans." This statement requires companies to recognize a net liability or asset and an offsetting adjustment to accumulated other comprehensive income to report the funded status of defined benefit pension and other postretirement benefit plans. The statement requires prospective application, and the recognition and disclosure requirements are effective for companies with fiscal years ending after December 15, 2006. Additionally, SFAS No. 158 requires companies to measure plan assets and obligations at their year-end balance sheet date. This requirement is effective for fiscal years ending after December 15, 2008. The adoption of SFAS 158 is not expected to have a material impact on the Company's consolidated financial statements.

Note 10—Sale Leaseback Transaction

        On August 25, 2006, the Company entered into an agreement to sell 89 existing fee owned restaurant properties to Realty Income Corporation ("RIC") for $59.1 million and lease them back over an initial lease term of 10 years with 4 five-year renewal options. In addition, the Company agreed to sell two stores that are currently under construction, that will replace existing locations, for cost and lease them back under substantially the same terms as the 89 stores. The sale of 72 of the 89 properties closed during the quarter; 13 of the properties closed subsequent to the quarter ended September 26, 2006 and the remaining properties are expected to close in October subject to satisfactory completion of due diligence of RIC at each of these remaining stores. Under the terms of the new senior secured credit facility the Company is required to apply fifty percent of the net proceeds, after tax, from this transaction as a pre-payment of the term loan facility and either re-invest the balance of these proceeds in the business within the following 365 days or apply them as an additional pre-payment on the term loan facility. Following the completion of this transaction, these units will be accounted for as operating leases, and the Company's rental expense is expected to increase by approximately $5.0 million annually.

Note 11—Subsequent Events

        On October 2, 2006, the Company acquired 39 stores from Pizza Hut, Inc. PHI in and around Nashville, Tennessee for $28.9 million, including 13 fee owned properties, plus an amount to be determined for inventories, change funds and pre-paid expenses. According to information provided to the Company in due diligence these stores generated sales of $34.0 million during the 53 weeks ended June 12, 2006. At closing, the Company assigned its right to acquire 9 of the 13 fee owned properties to Realty Income Corporation ("RIC") who purchased them from PHI for $8.3 million and leased them back to the Company over an initial lease term of 10 years with 4 five year renewed options. Management intends to sell 2 of the 4 remaining properties to RIC for $2.0 million, following completion of remaining due diligence and lease them back for $0.2 million annual base rent on the same terms as the aforementioned assigned assets. The residual purchase price of $20.6 million, excluding developmental fees on the acquisition, was funded from a portion of the proceeds from the 89 store sale-leaseback transaction completed mostly during the third quarter. In conjunction with this transaction, the Company entered into agreements to develop the WingStreet™ concept at 17 existing locations and construct four new Pizza Hut WingStreet™ delivery units in the acquired market at certain intervals over the next five years. In conjunction with this commitment the Company paid a deposit of $20 thousand per WingStreet™ conversion and $70 thousand per new Pizza Hut WingStreet™ delivery unit for a total deposit of $0.6 million. These amounts are refundable to the Company, net of any applicable initial fees retained by PHI, if the Company should meet the development timeline; otherwise, such amounts will be forfeited.

        On October 24, 2006, the Company sold 9 stores in Utah, Nevada and Arizona for $2.0 million; there will be no gain or loss recognized from this transaction.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

        The following unaudited pro forma condensed consolidated financial statements have been developed by applying pro forma adjustments to the historical audited and unaudited consolidated financial statements of NPC International, Inc. appearing elsewhere in this prospectus. The unaudited pro forma condensed consolidated statements of operations gives effect to the Transactions as if they had occurred on December 29, 2004. Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with these unaudited pro forma condensed consolidated financial statements.

        The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. The unaudited pro forma condensed consolidated financial information is presented for informational purposes only. The unaudited pro forma condensed consolidated financial information does not purport to represent what our results of operations or financial condition would have been had the Transactions actually occurred on the dates indicated and they do not purport to project our results of operations or financial condition for any future period or as of any future date. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the information contained in "Certain relationships and related transactions," "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes appearing elsewhere in this offering memorandum. All pro forma adjustments and their underlying assumptions are described more fully in the notes to our unaudited pro forma condensed consolidated financial statements.

        As a result of the Transactions, "push-down" accounting adjustments were made to underlying assets and liabilities based on the appraisal associated with the valuation of certain assets and liabilities. These estimates of fair market value are preliminary and are therefore subject to further refinement. The push-down accounting adjustments did not impact net cash flow. The primary changes to the balance sheet reflect; (1) adjustments of our franchise rights to fair value, (2) adjustment of facilities and equipment to fair value, (3) adjustments to goodwill arising from the push-down accounting adjustments, (4) adjustments to the equity section from the push-down accounting adjustments, and (5) adjustment to deferred tax balances due to the push-down accounting adjustments. The primary changes to the income statement as a result of the application of purchase accounting includes an increase in the amortization and depreciation expense associated with the adjustments to franchise rights and facilities and equipment based upon the preliminary estimates of fair value and management's estimate of the remaining useful lives of the subject assets. Accordingly, these amounts are estimates and could ultimately differ materially from the amounts reflected in these statements.

NPC INTERNATIONAL, INC. AND SUBSIDIARIES

Unaudited Pro Forma Condensed Consolidated Statement of Income

52-week period ended December 27, 2005

	Historical NPC	Adjustments for Transactions	Note	Pro Forma NPC
	(in thousands)
Net product sales	$596,824	$—		$596,824
Fees and other income	15,187	—		15,187

Total sales	612,011	—		612,011
Costs and expenses:
Cost of sales	161,114	—		161,114
Direct labor	165,576	—		165,576
Other restaurant operating expenses	186,601	—		186,601
General and administrative expense	32,547	—		32,547
Corporate depreciation and amortization of intangibles	6,517	10,294	a	16,811
Net facility action and impairment charges	1,320	—		1,320
Net gain on the disposition of assets	(4,157)	—		(4,157)

Total costs and expenses	549,518	10,294		559,812

Operating income	62,493	(10,294)		52,199

Other income (expense):
Interest expense	(14,630)	(20,653)	b	(35,283)
Miscellaneous	(575)	—		(575)

Income before income taxes	47,288	(30,947)		16,341
Provision for income taxes	—	5,719	c	5,719

Net income	$47,288	$(36,666)		$10,622

See accompanying notes to unaudited pro forma condensed consolidated statement of income.

Notes to the Unaudited Pro Forma Condensed Consolidated Statement of Income

(a)
Represents the additional depreciation to be recorded after the step-up in basis adjustment on facilities and equipment in accordance with purchase accounting requirements.

(b)
Represents the additional interest expense required to adjust interest expense to the appropriate amounts after giving effect to the Transactions. Following is a summary of pro forma interest expense to be incurred under the new debt structure:

(in thousands)
Revolving Credit Facility	$—
Term Loan	15,870
Senior Subordinated Notes	16,625
Letter of Credit fees	563
Commitment fees	245
Amortization of deferred debt issue	1,980

Pro forma interest expense on new debt facilities	35,283
Less: historical interest expense on refinanced debt	(14,630)

Total pro forma adjustment to interest expense	$20,653

  Interest was calculated on the $300.0 million term loan based upon the average three-month Eurodollar rate for 2005 plus 1.75% (5.29%) and at 0.5% on the unused portion ($49.1 million) of the revolving credit facility. The letter of credit fees on $25.0 million issued and outstanding letters of credit was calculated at 2.25%.

  The effect of a 0.125% increase or decrease in interest rates under the new senior secured credit facility would have increased or decreased annual pro forma interest expense under the new senior secured by related to the new credit facility by approximately $0.4 million.

  Interest was calculated on the outstanding Senior Subordinated Notes at an annual rate of 9.50%.

(c)
Represents the income tax expense on pro forma 2005 pre-tax income calculated at 35% and reflects our conversion from a subchapter S filing corporation to a C corporation filing status effective upon closing of the Acquisition.

NPC INTERNATIONAL, INC. AND SUBSIDIARIES

Unaudited Pro Forma Condensed Consolidated Statement of Income

Thirty-nine week period ended September 26, 2006

	Historical NPC	Adjustments for Transactions	Note	Pro Forma NPC
	(in thousands)
Net product sales	$447,526	$—		$447,526
Fees and other income	12,147	—		12,147

Total sales	459,673	—		459,673

Costs and expenses:
Cost of sales	115,317	—		115,317
Direct labor	125,854	—		125,854
Other restaurant operating expenses	145,699	—		145,699
General and administrative expense	37,707	(11,872)	d	24,997
		(838)	e
Corporate depreciation and amortization of intangibles	7,333	3,727	a	11,060
Net facility action and impairment charges	412	—		412
Net gain on disposition of assets	(651)	—		(651)

	431,671	(8,983)		422,688

Operating income	28,002	8,983		36,985

Other income (expense):
Interest expense	(19,629)	(10,388)	b	(30,017)
Loss on early termination of debt	(11,306)	11,306	c	—
Miscellaneous	(602)	—		(602)

Income (loss) before income taxes	(3,535)	9,901		6,366
Provision for income taxes	(400)	2,628	f	2,228

Net income (loss)	$(3,135)	$12,529		$4,138

See accompanying notes to unaudited pro forma condensed consolidated statement of income.

Notes to the Unaudited Pro Forma Condensed Consolidated Statement of Income

(a)
Represents the additional depreciation to be recorded after the step-up in basis adjustment on facilities and equipment in accordance with purchase accounting requirements.

(b)
Represents the additional interest expense required to adjust interest expense to the appropriate amounts after giving effect to the Transactions. Following is a summary of pro forma interest expense to be incurred under the new debt structure:

(in thousands)
Revolving Credit Facility	$—
Term Loan	15,458
Senior Subordinated Notes	12,469
Letter of Credit fees	422
Commitment fees	183
Amortization of deferred debt issue	1,485

Pro forma interest expense on new debt facilities	30,017
Less: historical interest expense on refinanced debt	(19,629)

Total pro forma adjustment to interest expense	$10,388

  Interest was calculated on the $300.0 million term loan using the average three-month Eurodollar rate at September 26, 2006 plus 1.75% (6.87%) and at 0.5% on the unused portion ($49.1 million) of the revolving credit facility. The letter of credit fees on $25.0 million issued and outstanding letters of credit was calculated at 2.25%.

  The effect of a 0.125% increase or decrease in interest rates under the new senior secured credit facility will increase or decrease annual pro forma interest expense under the new senior secured by related to the new credit facility by approximately $0.3 million.

  Interest was calculated on the outstanding Senior Subordinated Notes at an annual rate of 9.50%.

(c)
Represents the penalties paid by the Company when executing the Transaction associated with the early termination of debt.

(d)
Represents the termination and early payout of the Executive Deferred Compensation Plan of $11.9 million.

(e)
Represents legal expenses incurred in connection with the Transaction.

(f)
Represents the income tax expense on pro forma pre-tax income for the thirty-nine week period ended September 26, 2006 calculated at 35% and reflects our conversion from a subchapter S filing corporation to a C corporation filing status effective upon closing of the Acquisition.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers

        Section 17-6305 of the Kansas General Corporation Law provides that a corporation may indemnify any person who was, is, or is threatened to be a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation; and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. Section 17-6305 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and except, no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

        Section 17-6305 also provides that to the extent that a present or former director, officer, employee or agent of a corporation has been successful in defense of any action, suit or proceeding referred to above, such person shall be indemnified against expenses actually and reasonably incurred in connection therewith, including attorney fees and that the indemnification and advancement of expenses provided by, or granted pursuant to Section 17-6305 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled.

        NPC International, Inc.'s amended and restated articles of incorporation and bylaws provide that NPC International, Inc. will indemnify its directors, officers, employees and agents and all other persons as provided in and to the full extent allowed by Section 17-6305 of the Kansas General Corporation Law.

        In addition, the registrant maintains liability insurance for their directors and officers.

Item 21. Exhibits and Financial Statement Schedules

        See the index to exhibits that appears immediately following the signature pages of this registration statement.

Item 22. Undertakings

(a)
The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)
The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(d)
The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act, each registrant has duly caused this amendment no. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Kansas, on November 16, 2006.

NPC INTERNATIONAL, INC.
By:	/s/ JAMES K. SCHWARTZ
	Name:	James K. Schwartz
	Title:	President, Chief Executive Officer and Chief Operating Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment no. 1 to the registration statement has been signed by the following persons in the capacities on November 16, 2006.

/s/ JAMES K. SCHWARTZ James K. Schwartz	Chairman of the Board of Directors, President, Chief Executive Officer and Chief Operating Officer (Principal Executive Officer)
/s/ TROY D. COOK Troy D. Cook	Senior Vice President-Finance, Chief Financial Officer, Secretary and Treasurer (Principal Financial Officer)
/s/ SUSAN G. DECHANT Susan G. Dechant	Chief Accounting Officer and Vice President of Administration (Principal Accounting Officer)
* Brandon K. Barnholt	Director
* Christopher J. Birosak	Director
* Cassey L. Davis	Director
* Robert F. End	Director
* Charles W. Peffer	Director
*By:	/s/ TROY D. COOK
Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description

2.1**	Stock Purchase Agreement dated as of March 3, 2006 among NPC Acquisition Holdings, LLC, NPC International, Inc. and the stockholders of NPC International, Inc. named therein.
2.2**	Merger Agreement dated as of May 3, 2006 between Hawk-Eye Pizza, LLC and NPC Management, Inc.
3.1**	Amended and Restated Articles of Incorporation of NPC International, Inc.
3.2**	Bylaws of NPC International, Inc.
4.1**	Indenture dated as of May 3, 2006 among NPC International, Inc., NPC Management, Inc. and Wells Fargo Bank, National Association, related to the issue of the 9 1/2% Senior Subordinated Notes due 2014.
4.2**	Form of 9 1/2% Senior Subordinated Note due 2014 (included in Exhibit 4.1).
4.3**	Registration Rights Agreement dated as of May 3, 2006 among NPC International, Inc., NPC Management, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities Inc.
5.1**	Opinion of Shearman & Sterling LLP regarding legality.
10.1**	Hawk-Eye Interests Purchase Agreement, dated as of May 3, 2006, among NPC International, Inc., Oread Capital Holdings, LLC and Troy D. Cook.
10.2**
Credit Agreement dated as of May 3, 2006 among NPC International, Inc., NPC Acquisition Holdings, LLC as a Guarantor, the other Guarantors party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Collateral Agent and Issuing Bank, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Syndication Agent, Bank of America, N.A. and Sun Trust Bank, as Co-Documentation Agents, and the Lenders signatory thereto.
10.3**	Distribution Agreement, dated as of January 5, 2004, between McLane Foodservice, Inc. and NPC International, Inc.
10.4**	Advisory Agreement, dated as of May 3, 2006, among NPC International, Inc., NPC Acquisition Holdings, LLC and Merrill Lynch Global Partners, Inc.
10.5**	Employment Agreement, dated as of May 3, 2006, among NPC International, Inc., NPC Acquisition Holdings, LLC and James K. Schwartz.
10.6**	Employment Agreement, dated as of May 3, 2006, among NPC International, Inc., NPC Acquisition Holdings, LLC and Troy D. Cook.
10.7**	NPC International, Inc. Deferred Compensation and Retirement Plan.
10.8**	NPC International, Inc. POWR Plan for Key Employees.
10.9**	Form of Location Franchise Agreement dated as of January 1, 2003 between Pizza Hut, Inc. and NPC Management, Inc.
10.10**	Form of Territory Franchise Agreement dated as of January 1, 2003 between Pizza Hut, Inc. and NPC Management, Inc.
10.11**	Purchase Agreement and Escrow Instructions dated as of August 26, 2006 between Realty Income Corporation and NPC International, Inc.
10.12**	Purchase Agreement dated as of April 25, 2006 among Merrill Lynch & Co. and J.P. Morgan Securities Inc., as representative for the initial purchasers, NPC International, Inc, and NPC Management, Inc.

10.13**	Asset Sale Agreement with Fee Interest dated as of August 24, 2006 among NPC International, Inc., NPC Management. Inc., Pizza Hut, Inc. and Pizza Hut of America, Inc.
10.14**	ISDA Master Agreement dated as of June 6, 2006 between Merrill Lynch Capital Services, Inc. and NPC International, Inc.
10.15
Pizza Hut National Purchasing Coop, Inc. Membership Subscription and Commitment Agreement (incorporated herein by reference to the Registrant's Annual Report on Form 10-K filed with the Commission on May 28, 1999).
12.1*	Statement Regarding Computation of Ratios.
16.1**	Letter Regarding Change in Certifying Accountant.
21.1*	List of subsidiaries.
23.1*	Consent of Independent Registered Public Accounting Firm.
23.2**	Consent of Shearman & Sterling LLP (included in Exhibit 5.1).
24.1**	Powers of Attorney (included on signature pages).
25.1**	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Wells Fargo Bank, National Association, as trustee.
99.1**	Form of Letter of Transmittal with respect to outstanding 9 1/2% Senior Subordinated Notes due 2014.
99.2**	Form of Notice of Guaranteed Delivery with respect to outstanding 9 1/2% Senior Subordinated Notes due 2014.
99.3**	Form of Letter to Registered Holders.
99.4**	Form of Instruction to Registered Holder from Beneficial Owner.
99.5**	Form of Letter to Clients.

*
Filed herewith.

**
Previously filed.

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PART I INFORMATION REQUIRED IN THE PROSPECTUS
TABLE OF CONTENTS
TRADEMARKS AND TRADE NAMES
INDUSTRY AND MARKET DATA
FORWARD-LOOKING STATEMENTS
SUMMARY
Our Company
THE EXCHANGE OFFER
THE EXCHANGE NOTES
RISK FACTORS
Risks Related to Our Business
Risks Related to the Notes
USE OF PROCEEDS
SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
Restaurant Ownership Summary (as of September 26, 2006)
MANAGEMENT
Summary Compensation Table
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
EXCHANGE OFFER
DESCRIPTION OF NEW SENIOR CREDIT FACILITY
DESCRIPTION OF THE NOTES
BOOK ENTRY; DELIVERY AND FORM
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
AVAILABLE INFORMATION
INDEX TO FINANCIAL STATEMENTS NPC INTERNATIONAL, INC.
Independent Auditors' Report
NPC INTERNATIONAL, INC. AND SUBSIDIARIES Consolidated Balance Sheets December 27, 2005 and December 28, 2004 (Dollars in thousands, except per share data)
NPC INTERNATIONAL, INC. AND SUBSIDIARIES Consolidated Statements of Income Fifty-two-week periods ended December 27, 2005, December 28, 2004, and December 30, 2003 (Dollars in thousands)
NPC INTERNATIONAL, INC. AND SUBSIDIARIES Consolidated Statements of Stockholders' Equity and Comprehensive Income Fifty-two-week periods ended December 27, 2005, December 28, 2004, and December 30, 2003 (Dollars in thousands)
NPC INTERNATIONAL, INC. AND SUBSIDIARIES Consolidated Statements of Cash Flows Fifty-two-week periods ended December 27, 2005, December 28, 2004, and December 30, 2003 (Dollars in thousands)
NPC INTERNATIONAL, INC. AND SUBSIDIARIES Notes to Consolidated Financial Statements December 27, 2005 and December 28, 2004
NPC INTERNATIONAL, INC. AND SUBSIDIARIES Consolidated Balance Sheets September 26, 2006 and December 27, 2005 (Dollars in thousands, except per share data)
NPC INTERNATIONAL, INC. AND SUBSIDIARIES Consolidated Statements of (Loss) Income Thirteen-week periods ended September 26, 2006 and September 27, 2005 (Dollars in thousands) (Unaudited)
NPC INTERNATIONAL, INC. AND SUBSIDIARIES Consolidated Statements of (Loss) Income Thirty-Nine-week periods ended September 26, 2006 and September 27, 2005 (Dollars in thousands) (Unaudited)
NPC INTERNATIONAL, INC. AND SUBSIDIARIES Consolidated Statements of Stockholders' Equity and Comprehensive Loss Thirty-nine-week period ended September 26, 2006 (Dollars in thousands) (Unaudited)
NPC INTERNATIONAL, INC. AND SUBSIDIARIES Consolidated Statements of Cash Flows Thirty-Nine-week periods ended September 26, 2006 and September 27, 2005 (Dollars in thousands) (Unaudited)
NPC INTERNATIONAL, INC. AND SUBSIDIARIES NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
Consolidated Balance Sheets (Unaudited)
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
NPC INTERNATIONAL, INC. AND SUBSIDIARIES Unaudited Pro Forma Condensed Consolidated Statement of Income 52-week period ended December 27, 2005
Notes to the Unaudited Pro Forma Condensed Consolidated Statement of Income
NPC INTERNATIONAL, INC. AND SUBSIDIARIES Unaudited Pro Forma Condensed Consolidated Statement of Income Thirty-nine week period ended September 26, 2006
Notes to the Unaudited Pro Forma Condensed Consolidated Statement of Income
PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS
SIGNATURES
EXHIBIT INDEX